Exhibit 10.10

PARTNERSHIP AGREEMENT

By and Between

SHELL POLYMERS AND CATALYSTS ENTERPRISES INC.

and

PQ CORPORATION

LIST OF EXHIBITS

Designation	Title

Exhibit 1	Plant Purchase Agreement

Exhibit 2	Land Lease

Exhibit 3	Bill of Sale

Exhibit 4	PQ Services Agreement

Exhibit 5	PQ Produced Materials Supply Agreement

Exhibit 6	Partnership Manufacturing Agreement

Exhibit 7	Shell Sales Agreement

Exhibit 8	PQ Sales Agreement

Exhibit 9	SPACE Services Agreement

Exhibit 10	PQ Technology License Agreement

Exhibit 11	SPACE Technology License Agreement

Exhibit 12	Research and Development Agreement

Exhibit 13	Confidential Disclosure Agreement

Exhibit 14	Shell Oil Company Services Agreement

PARTNERSHIP AGREEMENT

THIS AGREEMENT is entered into as of February 1, 1988, by and between Shell Polymers and Catalysts Enterprises Inc., a Delaware corporation (“SPACE”), and PQ Corporation, a Pennsylvania corporation (“PQ”). Each of SPACE and PQ is sometimes referred to herein as “Partner”, and collectively they are sometimes referred to as “Partners.”

WITNESSETH:

WHEREAS, PQ and SPACE have entered into a Letter of Intent dated July 22, 1987, for the development of a partnership for Zeolite and Zeolite-containing Catalyst development, production and marketing in certain areas; and

WHEREAS, PQ and SPACE desire to enter into an equally-owned partnership for the purpose of accomplishing the desired development, production and marketing of Zeolite and Zeolite-containing Catalyst in certain areas and for any other lawful purpose related thereto; and

WHEREAS, PQ and SPACE desire to enter into this Partnership Agreement for the conduct of the business of such partnership;

NOW THEREFORE, for and in consideration of the mutual covenants, and subject to the terms and conditions contained herein, between the parties to this Agreement, the Partners hereby form and create a general partnership (the “Partnership”) under and pursuant to the Kansas Uniform Partnership Act, as amended or its successor, (K.S.A. 56-301 et seq.), for the purposes and upon the terms, provisions and conditions as hereinafter set forth:

Article I

Definitions

Unless indicated otherwise, the following terms used herein shall have the meanings set out below. References to Exhibits are to the Exhibits attached to and forming a part of this Agreement.

1.1 “SPACE” shall mean SHELL POLYMERS AND CATALYSTS ENTERPRISES INC., a Delaware Corporation, a wholly owned subsidiary of Shell Oil Company.

1.1.1 “Affiliate”, with respect to SPACE shall mean Shell Oil Company or any company (including a corporation, partnership, joint venture or other association) other than SPACE, PARTNERSHIP and PARTNERSHIP Affiliates, which is now or subsequently becomes directly or indirectly affiliated with Shell.

For the purpose of this definition, a particular company is:

(a) directly affiliated with Shell if Shell holds fifty percent (50%) or more of the shares carrying the right to vote at a general meeting, or its equivalent, of the particular company, and

(b) indirectly affiliated with Shell if a series of companies can be specified beginning with Shell and ending with the particular company, so related that each company of the series, except Shell, is directly affiliated with one or more companies in the series.

1.2 “PQ” shall mean PQ CORPORATION, Pennsylvania corporation.

1.2.1 “Affiliate”, with respect to PQ, shall mean any company (including a corporation, partnership, joint venture or other association) other than PQ, PARTNERSHIP and PARTNERSHIP Affiliates, which is now or subsequently becomes directly or indirectly affiliated with PQ.

For the purpose of this definition, a particular company is:

(a) directly affiliated with PQ if PQ holds fifty percent (50%) or more of the shares carrying the right to vote at a general meeting, or its equivalent, of the particular company, and

(b) indirectly affiliated with PQ if a series of companies can be specified beginning with PQ and ending with the particular company, so related that each company of the series, except PQ, is directly affiliated with one or more companies in the series.

1.3 “Shell Oil Company” or “Shell” shall mean Shell Oil Company, a Delaware Corporation whose principal office is at 900 Louisiana Street, Houston, Texas 77002, including its divisions, Shell Chemical Company and Shell Development Company.

1.4 “Profited Cost” shall mean, for a product produced in a plant:

(a) all direct costs for raw materials, additives, utilities, packaging materials and other materials physically utilized for manufacture of that product;

(b) all direct costs for operations, laboratory, and maintenance labor and materials necessary to the manufacture of the product, quality assurance for the process and product, and the maintenance of the plant at levels consistent with long-term manufacture of the product at the quality level which meets customer requirements. These costs shall include, but not exceed, the cost of operating and maintaining the plant in a safe manner, and meeting all state and federal regulation for worker health and safety and environmental protection, and the cost of any additional processing of the Zeolite and/or the Zeolite-containing Catalyst by any third party;

(c) indirect costs of management, supervision, engineering and R&D support to manufacturing, and on-site management at levels which are agreed to annually by the Management Committee in accordance with the Services Agreement; and

(d) return on investment (ROI) for the fixed assets employed at the plant to produce a product. The method of calculation of the ROI is contained in Appendix A.

Costs which cannot be reasonably attributed to the production of the product in that plant will not be included in Profited Costs.

1.5 “Zeolite” shall mean zeolite(s) including precursors thereto but shall not include zeolite-containing catalysts or zeolites purposefully mixed with other material such as, for example, but not limited to alumina, silica and mullite, or zeolites having catalytically active metals or metal ions incorporated therein or thereon.

1.6 Zeolite-containing Catalysts shall mean catalysts which incorporate Zeolites as a component of their structure.

1.7 “Agreement Date” shall mean the date of execution of this Agreement, if signed by both parties on the same day, or the later of the dates of execution if signed by the parties on different dates.

1.8 “Capital Account” shall mean an account kept on the books of the Partnership. There shall be credited to the Capital Account of each Partner the cash contribution or the fair market value amount of contribution in kind (determined as hereinafter provided) of its capital contributions, and its share of profits of the partnership, and there shall be charged against each Partner’s Capital Account the amount of all distributions made by the Partnership to such Partner and its share of any losses of the Partnership. The Capital Accounts of the Partners will be determined and maintained through the full term of the Partnership in accordance with the capital accounting rules of Treas. Reg. §1.704-1(b)(2)(iv), or any successor regulation. The Partner’s Capital Account will further be adjusted in accordance with Treas. Reg. §1.704-1(b)(2)-(4)(g), or any successor regulation, for allocation to them of depreciation, depletion, amortization, and gain or loss as computed for book purposes, with respect to such property.

1.9 “Force Majeure” shall mean acts of God, wars, strikes, lockouts, or other industrial disturbances, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, civil disturbances, explosions, breakage or accident to machinery, pipelines or processing plant, government regulations, curtailment of or other inability to obtain equipment, supplies or materials, temporary failure of gas supply, and any other cause whether of the kind herein enumerated or otherwise not within the control of the party claiming suspension, all of which by the exercise of due diligence such party is unable to prevent; but provided, however, that the above requirement that any Force Majeure shall be remedied with the exercise of due diligence shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the party having the difficulty.

1.10 “Management Representative(s)” shall mean those individuals appointed by each Partner to make certain decisions as more fully described in Article IX hereof.

1.11 “Operator” shall mean PQ as an independent contractor, or such other independent contractor as may be appointed by the Partnership, in respect to its employment by the Partnership as overseer of the Zeolite/Catalyst Plant and supervisor of its production.

1.12 “Operator’s Personnel” shall mean the personnel who are employees of the Operator, and not employees of the Partnership.

1.13 “Ownership Percentage” shall mean with respect to each Partner, a fifty percent (50%) interest held in the Partnership.

1.14 “Management Committee” shall mean the committee provided for in Article IX.

1.15 “Partnership Interest” shall mean the complete interest, rights, privileges of a Partner, subject however to all duties, obligations, covenants, representations and liabilities provided for in this Agreement.

1.16 “Principal Office” of the Partnership shall be Valley Forge, Pennsylvania or as otherwise agreed to in writing by the Partners.

1.17 “Agreement” or “Partnership Agreement” shall mean this agreement including all exhibits and appendices attached hereto and all other agreements between the parties referenced herein and pertaining to the subject matter herein.

1.18 “Plant Purchase Agreement” shall mean that agreement between PQ and the Partnership whereby the Partnership purchases the Speciality Zeolite/Catalyst Plant located at PQ’s Kansas City Plant location from PQ.

1.19 “Land Lease” shall mean that real estate lease under which PQ leases to the Partnership the land on which the Zeolite/Catalyst Plant sits.

1.20 “PQ Services Agreement” shall mean that agreement between PQ and the Partnership under which PQ operates and manages the day to day operations of the Zeolite/Catalyst Plant and provides services for a fee.

1.21 “PQ Produced Materials Supply Agreement” shall mean that agreement between PQ and the Partnership under which PQ sells to the Partnership products produced by PQ.

1.22 “Partnership Manufacturing Agreement” shall mean that agreement between PQ and the Partnership under which the Partnership agrees to produce specified products for PQ for a Profited Cost utilizing production capacity not being currently used for Partnership purposes. Raw materials will be supplied by PQ.

1.23 “Shell Sales Agreement” or “Shell Marketing Agreement” shall mean that agreement between Shell and the Partnership under which Shell agrees, for a fee, to market, or to have marketed, Zeolite-containing Catalysts produced by the Partnership.

1.24 “PQ Sales Agreement” or “PQ Marketing Agreement” shall mean that agreement between PQ and the Partnership under which PQ agrees, for a fee, to market Zeolites produced by the Partnership.

1.25 “SPACE Services Agreement” shall mean that agreement between SPACE and the Partnership under which SPACE, or an affiliate of SPACE, for a fee, will supply services to the Partnership.

1.26 “PQ Technology License Agreement” shall mean that agreement between PQ and the Partnership under which certain PQ technology and know-how is non-exclusively licensed to the Partnership for use by the Partnership.

1.27 “SPACE Technology License Agreement” shall mean that agreement between SPACE and the Partnership under which certain SPACE technology and know-how is non-exclusively licensed to the Partnership for use by the Partnership.

1.28 “Research and Development Agreement” or “Development Agreement” shall mean that agreement between PQ and Shell Oil Company under which the parties agree to cooperate in Zeolite and Zeolite-containing Catalyst research and development efforts in Designated Use Areas.

1.29 “Confidential Disclosure Agreement” shall mean that agreement between Shell Oil Company and PQ covering the terms and conditions under which the parties will exchange technical and commercial information in areas which are not Designated Use Areas.

1.30 “Shell Oil Company Services Agreement” shall mean that agreement between Shell Oil Company and the Partnership under which Shell Oil Company or an affiliate of Shell Oil Company, will provide, for a fee, services to the Partnership.

1.31 “Kansas City Plant” shall mean that series of manufacturing facilities owned and operated by PQ at Kansas City, Kansas, designed for the production of Zeolite, Zeolite-containing Catalysts, and other silica based products.

1.32 “Specialty Zeolite/Catalyst Plant” or “Zeolite/Catalyst Plant” shall mean that part of the Kansas City Plant which is to be sold to the Partnership by PQ in accordance with the Plant Purchase Agreement.

1.33 “Designated Use Area” or “DUA” shall mean an application area for any Zeolite or Zeolite-containing Catalyst which has been designated herein by the parties hereto, or is later designated by the Partners pursuant to Section 5.1 of this Agreement. DUA does not mean a specific zeolite or zeolite-containing catalyst, but encompasses the process which uses any zeolite or zeolite-containing catalyst in an application area.

1.34 “C5/C6 Isomerization DUA” shall mean a process in which the primary intent is the isomerization of normal C5 and C6 paraffins to branched C5 and C6 paraffins.

1.35 “Hydrocracking DUA” shall mean a process in which the primary intent is the hydroconversion of distillate feedstocks from crude oil (atmospheric or vacuum fractionation), or distillate feedstocks produced from crude oil fractions in other conversion processes, to liquid products with a significantly lower average molecular weight.

1.36 “Catalytic Dewaxing DUA” shall mean a process in which the primary intent is the improvement of low temperature flow properties of distillate fuels and lubricating oil stocks by the hydroconversion of high melting point hydrocarbons contained therein through means of molecularly shape-selective catalytic hydrocracking; a process which results in reduction of the molecular weight of the high melting point hydrocarbons and permits their separation from the stock by distillation.

1.37 “Distillate Deep Hydrogenation DUA” shall mean a process in which the primary intent is the reduction of the contents of aromatic hydrocarbons and/or functionalized aromatic compounds in a hydrocarbon stock to levels that permit its use in higher value applications, for which its original contents of these species would have made it unsuitable or less suitable. It is intended that the aromatics content reduction be achieved with minimal molecular weight reduction of the hydrocarbon stock.

1.38 “Scope of Business” as used herein shall consist of:

(a) the development, manufacture and marketing of Zeolites and/or Zeolite-containing Catalysts for use within the DUAs or within the areas of Accepted Business Opportunities, all within the United States, its possessions and Territories, except as otherwise agreed;

(b) the operation of the Zeolite/Catalyst Plant; and

(c) toll manufacturing.

1.39 “SPACE Zeolite-containing Catalyst Business” as used herein shall mean the current SPACE hydrocracking, C5/C6 isomerization, distillate deep hydrogenation and catalytic dewaxing zeolite catalyst business, with the exclusion of the current supply contract for catalytic dewaxing catalyst between Shell Oil Company and Engelhard.

1.40 “PQ Zeolite Business” as used herein shall mean all current PQ zeolite business which utilizes the Speciality Zeolite/Catalyst Plant for manufacture, excluding Proprietary Zeolites or Proprietary Zeolite-containing Catalysts.

1.41 “Accepted Business Opportunity” or “ABO” shall mean a business opportunity related to zeolites and/or zeolite-containing catalysts which has been agreed to by the Partners.

1.42 “Powder Plant” shall mean that portion of the PQ Kansas City Plant in which PQ currently produces Zeolite A and Zeolite NaY and converts NaY to Ammonia Y Zeolite. The Powder Plant will continue to be owned by PQ. It is anticipated that at times PQ may utilize the Powder Plant for the benefit of the Partnership to process Zeolites at a market price or, in the event that a market price cannot be readily established, at a Profited Cost.

1.43 “Proprietary Zeolites” or “Proprietary Zeolite-containing Catalysts” shall mean zeolites or zeolite-containing catalysts produced by PQ for a third party based on technical information received from the third party under confidentiality.

1.44 “Plant Investment” shall be defined as the total plant and equipment investment of the Partnership. At the date of formation of the Partnership this investment is nine million, nine hundred thousand dollars ($9,900,000). This number will be increased by Partnership investments in additional plant and equipment including associated engineering and installation costs, and decreased as plant and equipment is retired, written-off, or otherwise removed from the assets of the Partnership. However, Plant Investment will not be reduced for depreciation taken on such assets or increased for interest costs of the Partnership after investments are deemed ready for service.

1.45 “Bill of Sale” shall mean the agreement between PQ and the Partnership which identifies the various assets being sold to the Partnership.

Article II

Organization

2.1 Name. The activities and business of the Partnership shall be conducted under the name “Zeolyst Enterprises” in Kansas City, Kansas, and subject to all applicable laws. The business of the Partnership may be conducted in any other state or any foreign jurisdiction under any other name or names deemed appropriate or necessary by the Partnership Committee.

2.2 Purpose. The purpose of the Partnership shall be to develop Zeolites and Zeolite-containing Catalysts for use in DUAs and ABOs; to cause the Zeolite/Catalyst Plant to be operated for manufacture of Zeolites and Zeolite-containing Catalysts; to sell Zeolites and Zeolite-containing Catalysts produced therein and elsewhere for use in DUAs and ABOs within the United States, its possessions and Territories; to execute, enter into and perform the agreements and documents referenced herein; and to engage in any lawful act necessary or incidental to and in furtherance of these purposes.

2.3 Effectiveness. This Agreement shall not become effective or binding upon the Partners until such time as the Exhibits, Agreements and undertakings described in Articles III, IV and VI shall be prepared and executed and/or consummated as the case may be.

2.4 Powers. In furtherance of the purpose set out in Article 2.2 hereof, the Partnership, shall:

(a) Exercise all the powers and privileges granted by this Agreement and by any law, together with any powers incidental thereto;

(b) Receive by contribution, purchase, lease or otherwise acquire, employ, use and otherwise deal in and with real or personal property, or any interest therein, wherever situated; and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of its property and assets, or any interest therein, wherever situated;

(c) Retain an Operator for the Zeolite/Catalyst Plant and appoint or retain such managers, representatives and agents as deemed appropriate and pay or otherwise provide for them suitable compensation;

(d) Participate with others, to the extent permitted by law, (i) in any corporation, partnership, limited partnership, joint venture, or other organization of any kind, or (ii) in any transaction, undertaking or arrangement which the Partnership by itself would have the power to conduct, whether or not such participation involves sharing or delegation of control of such activity with or to others;

(e) Enter into all of the agreements referred to herein and attached as exhibits hereto and any other agreements, contracts or documents referenced herein or as may be added by amendment from time to time and to make other contracts, including contracts of guaranty and suretyship, incur liabilities, borrow money, issue its notes, bonds and other obligations, and secure any of its obligations by mortgage, pledge or other encumbrance of all or part of its property, franchises and income;

(f) Lend money for Partnership purposes, invest and reinvest its funds, open and maintain accounts with banks and other financial institutions and conduct financial business therewith and take, hold and deal with real and personal property as security for the payment of funds so loaned or invested;

(g) Sue and be sued in all courts and judicial, administrative, arbitrative or other proceedings, in its Partnership name; and

(h) Establish and maintain a risk management program for (i) all assets and properties of the Partnership, (ii) all potential legal liabilities arising out of Partnership activities, and (iii) any other possible exposures of the Partnership.

2.5 Partners’ Meetings. Unless waived by the mutual written consent of both Partners, the Partners shall meet as provided in this Section.

(a) Meetings shall be held annually in the first calendar quarter and on such other dates that may be deemed by either Partner to be necessary or appropriate.

(b) Either Partner may request a meeting by giving notice to the other Partner specifying a date, time, and place at least seven (7) days in advance of the date of the meeting, provided that if the Partner receiving notice objects to the date, time or place, the Partners shall agree within fourteen (14) days of the notice of objection to meet within thirty (30) days of the date of the originally scheduled meeting. Notice may be waived in writing or by attendance at any meeting. An agenda need not be provided with the notice.

(c) Meetings may be held by conference telephone and action may be taken by written consent signed by a duly authorized representative of each Partner.

(d) At their meetings the Partners shall, among other things, review the activities of the Partnership and the Management Committee, review the annual business plan described in Article 9.1(e) hereof, consider other matters referred to them by the Management Committee and perform any other acts and exercise any rights afforded by law.

2.6 Partnership Property. All real or personal property (tangible or intangible) of whatever type or description (including all improvements placed or located thereon) acquired by the Partnership shall be owned by the Partnership, such ownership being subject to the other terms and provisions of this Agreement.

2.7 Term. The Partnership shall be formed as of the latter of the Agreement Date or the effective date determined by Article 2.3 hereof, and shall continue until terminated pursuant to the terms and conditions of this Agreement or by law. A notice shall be provided to all parties of the date of the Partnership formation. Any reference herein or in any Exhibit hereto to the formation of the Partnership or the date of formation of the Partnership shall be deemed a reference to the latter of the Agreement Date or the effective date determined by Article 2.3 hereof. For accounting purposes the books of the Partnership shall be opened February 1, 1988, and all costs incurred thereafter which are for the benefit of the Partnership will be charged to the Partnership if consistent with this Agreement.

Article III

Partners’ Contributions

3.1 Cash Contributions. Each Partner shall contribute cash to the Partnership in the following amounts:

(a) Each Partner shall make an initial cash contribution of $3,000,000 within five business days of the formation of the Partnership. This initial cash contribution shall be paid in immediately available funds into a bank account of the Partnership designated by the Management Committee for such purpose. The Partnership intends to borrow $4MM as a non-recourse loan, otherwise the Partners will provide the additional funding. The initial contributions by the Partners and the $4MM loan are intended to be sufficient to purchase the Zeolite Catalyst Plant, and pay Partnership start-up expenses. In addition a line of credit up to $2MM will be established to provide initial working capital.

(b) Upon notification from the Management Committee, each Partner shall make cash contributions in an amount equal to its Ownership Percentage multiplied by any amount required to enable the Partnership to meet any obligation(s) imposed by law which the Partnership is otherwise unable to meet from its own or borrowed funds.

(c) Upon notification from the Management Committee, each Partner shall make cash contributions in an amount equal to its Ownership Percentage multiplied by an amount required to enable the Partnership to meet any cash requirements other than those set forth in Article 3.1(a) and (b) hereof which the Partnership is otherwise unable to meet from its own or borrowed funds.

3.2 Cash Calls. It is intended and anticipated that after the initial start-up of the Partnership, the Partnership will generate sufficient funds to meet its obligations. However, notification from the Management Committee to the Partners of cash contributions under Article 3.1 (b) and (c) above shall set forth (a) the total amount of cash required from both Partners; (b) the amount of cash required from the Partner to whom the cash call is addressed, which amount shall be proportional to its Ownership Percentage or as otherwise provided herein; and (c) the due date of the cash call and the method and place of payments which shall be as specified by the terms of this Agreement or as specified by the Management Committee.

3.3 Failure to Make Contributions. If either Partner fails to make when due any of its contributions under Article 3.1, the noncontributing Partner and the other Partner shall be immediately given written notice of such fact by the Management Committee or any officer of the Partnership. Such other Partner shall have the right, but not the obligation, to make such contribution on behalf of such noncontributing Partner. If such contribution is made by the other Partner, then its Capital Account shall be accordingly increased by the amount of the contribution. If such contribution is made from the funds of the Partnership or borrowed by the Partnership, then the noncontributing Partner’s Capital Account shall be reduced by the amount of such contribution as appropriate. The noncontributing Partner shall pay interest in the amount of such contribution it fails to make from the original due date of the contribution until the date of payment to the Partnership or reimbursement to the other Partner, as the case may be. Such interest shall be paid (i) to the other Partner at a rate equal to the rate being charged by Chase Manhattan Bank, New York, New York, as announced publicly at the opening of business on such date for ninety (90) day loans to the best commercial credit risks plus five percent (5%) per annum (not to exceed the maximum rate permitted by law); and/or (ii) to the Partnership at a rate equal to the higher of the rate specified in clause (i) above or the rate actually charged to the Partnership if the Partnership borrowed the funds for such contribution from a commercial bank or lender. When such repayment or reimbursement is made, as the case may be, the Capital Accounts shall be adjusted accordingly as if the noncontributing partner had made the contribution when due. Until such repayment or reimbursement is made in full, all distributions hereunder (including distributions upon dissolution) which the noncontributing Partner would otherwise be entitled to receive, shall be retained by the Partnership or paid directly to the other Partner, as the case may be, and credited against the amount of such repayment or reimbursement obligation until paid in full.

3.4 Services Not Contributions. Services, if any, rendered to the Partnership by either of the Partners, shall not constitute contributions to either of their Capital Accounts and, unless otherwise agreed in writing, shall not be reimbursable by the Partnership in any manner, provided, however, this provision shall not in any way affect the rights and obligations of the Partners or the Partnership under any other agreements to which any one or more of them is a party including the Services Agreement.

3.5 Noncash Contributions. Nothing in this Agreement shall preclude the Partnership from accepting from a Partner, in lieu of cash, any rights or other real, personal or intangible property at a value established by the Management Committee.

Article IV

Plant Facilities

4.1 Plant Purchase. The Partnership shall purchase from PQ the Zeolite/Catalyst Plant at Kansas City, Kansas for the sum of nine million, nine hundred thousand dollars ($9,900,000) in substantial accordance with the terms and conditions contained in the Plant Purchase Agreement attached hereto as Exhibit 1. Such purchase shall include the assets set forth in the Bill of Sale attached hereto as Exhibit 3.

4.2 Land Lease. The Partnership shall lease from PQ all the land necessary upon which is situated the Specialty Zeolite/Catalyst Plant. Such land is situated at PQ’s Kansas City Plant. The precise description of such leased land and the duration, terms and conditions of such lease are more particularly set forth in the Land Lease attached hereto as Exhibit 2 and incorporated by reference.

Article V

Partnership Zeolite Business

5.0 Partnership Business and Definitions. The business of the Partnership shall be the management and operation of the marketing and manufacturing activities necessary to exploit the potential of the DUAs and ABOs making up the Scope of Business. As provided in this Article V the Scope of Business may change with time but will initially include specifically the SPACE Zeolite-containing Catalyst Business and the PQ Zeolite Business. The Partnership may pursue all activities directly or indirectly, through joint ventures, partnerships or other associations, that the Management Committee deems are in the best interests of the Partnership and necessary to accomplish their established business objectives.

For the purposes of this Article V the following definitions shall apply:

(a) “Other SPACE Business Opportunities” shall include all opportunities for the manufacture and sale of zeolite-containing catalysts outside of “SPACE Zeolite-containing Catalyst Business”, with the exclusion of the current supply contract for catalytic dewaxing catalyst between Shell Oil Company and Engelhard.

(b) “Other PQ Business Opportunities” shall include all opportunities for the manufacture and sale of zeolites with the exclusion of:

(1) PQ Zeolite Business

(2) zeolites for detergents unless hydrothermal stablization is required for their manufacture

(3) zeolites which require atmospheric synthesis and which have anticipated annual sales by PQ in excess of 200,000 lb/yr, and for which hydrothermal stabilization would not be used in their manufacture by PQ or the Partnership.

(c) “zeolite” shall mean any synthetic molecular sieve, consisting of an infinitely extending, three-dimensional network of AlO4 and SiO4 tetrahedra linked by the sharing of oxygen atoms, including synthetic molecular sieves in which the Al and Si have been replaced with other atoms, including but not limited to Fe or Ga.

5.1 Designated Use Areas

(a) Initial Designation

    The initial DUAs are to be C5/C6 Isomerization, Hydrocracking, Catalytic Dewaxing and Distillate Deep Hydrogenation (as defined in Paragraphs 1.34 through 1.37).

(b) Addition Designation Procedure

(i) Shell and PQ are expected to exchange Confidential Know-how under the Confidential Disclosure Agreement (Exhibit 13) for the purposes of developing and evaluating additional DUAs.

(ii) Addition of a DUA may be proposed by either General Manager or by any member of the Management Committee. In the event implementation of the DUA would fall within the authority level of the General Managers, they may approve the incorporation of the DUA, subject only to veto by the Management Committee. Approval of a DUA by either General Manager or the Management Committee shall not be unreasonably withheld.

(iii) In the event implementation of a DUA falls outside the authority level of the General Managers, the Management Committee approval will be requested at their next quarterly meeting, or any other properly called meeting.

(iv) Should the DUA be rejected by the Management Committee, either Partner will be free to proceed separately in the proposed area, provided however this does not authorize either Partner to violate the Confidential Disclosure Agreement (Exhibit 13).

(c) DUA Termination

In the event a DUA is no longer considered to be desirable by the Partners, that DUA may be terminated by a unanimous vote of the Management Committee. Continuing supply/purchase obligations and licensing requirements will be negotiated as part of the termination.

(d) DUA Notification

Upon approval or termination of a DUA, Partnership shall provide SPACE and PQ with written notification of such approval or termination which reference the technology licensing agreements and the research agreement as appropriate. Upon receipt of such notification from Partnership, SPACE shall notify Shell of the approval of an additional DUA or the termination of an existing DUA and request that Shell amend the Research and Development Agreement (Exhibit 12) accordingly. The additional or terminated DUA will be automatically incorporated into or removed from, respectively, the Technology Licensing Agreements (Exhibits 10 and 11).

(e) DUA Uses

DUAs are used to define the Scope of Business. In addition, DUAs will be used by SPACE and PQ for business planning (allocation of resources, etc.), technology licensing purposes, and Zeolite/Catalyst Plant access priority determination.

5.2. “Accepted Business Opportunities”

(a) Offering to Partnership

(i) SPACE will offer to Partnership all “Other SPACE Business Opportunities.”

(ii) PQ shall offer to Partnership all “Other PQ Business Opportunities”.

(b) Procedures

(i) Shell and PQ will exchange Confidential Know-how under the Confidential Disclosure Agreement (Exhibit 13) for the purposes of developing and evaluating additional ABOs.

(ii) Other SPACE and/or PQ Business Opportunities offered to the Partnership shall be proposed or terminated, approved, and/or vetoed using the same procedures as for DUAs in Paragraph 5.1(b) and 5.1(c).

(c) ABO Notification

Upon approval or termination of an ABO, Partnership shall provide SPACE and PQ with written notification of such approval or termination which references the technology licensing agreements and the research agreement as appropriate. The additional or terminated ABO will be automatically incorporated into or removed from, respectively, the Technology Licensing Agreements (Exhibit 10 and 11). If the Partners agree that an ABO should be incorporated into the Research and Development Agreement, SPACE shall, upon receipt of such notification from Partnership, notify Shell of the approval of an ABO and request that Shell amend the Research and Development Agreement (Exhibit 12).

(d) ABO Uses

ABOs are used to define the Scope of Business. In addition, ABOs will be used by SPACE and PQ for business planning (allocation of resources, etc.), technology licensing purposes, and Zeolite/Catalyst Plant access priority determination.

5.3 Zeolite/Catalyst Plant Access Priority. The parties envision four types of commercial transactions might be carried out by the Partnership. The access to the Zeolite/Catalyst Plant’s capacity will be in the following priority order subject to the notice requirements contained in the PQ Services Agreement, the PQ Manufacturing Agreement and Management Committee directives.

(a) Zeolite-containing Catalyst for use in a DUA will have first priority for use of the Zeolite/Catalyst Plant. In the event that additional processing outside the Zeolite/Catalyst Plant is required to produce a Zeolite-containing Catalyst, the processor will be selected by mutual agreement of the General Managers subject only to veto by the Management Committee.

(b) In the event the Partnership can produce Zeolites and other Zeolite-containing products in excess of Partnership requirements for Zeolite-containing Catalyst within all the DUA’s, the Partnership will produce and sell such Zeolite-containing products to third parties for use in the DUA’s. If the Management Committee elects to produce and sell such products, their production will receive second priority.

(c) Proprietary Zeolite and Proprietary Zeolite-containing Catalyst production for PQ will have the next priority.

PQ will pay the Partnership a Profited Cost when producing these products in accordance with all the terms and conditions contained in the Partnership Manufacturing Agreement (Exhibit 6).

(d) In the event the Partnership can produce Zeolites and Zeolite-containing products for use in ABOs in excess of Partnership requirements under (a) and (b), and PQ requirements under (c), the Partnership will manufacture these products as the next priority for utilizing the Plant.

(e) In the event plant capacity exists in excess of that required for (a) through (d), the Management Committee may approve utilization of the plant for other purposes.

5.4 Partnership Product Marketing.

(a) Zeolite-containing Catalysts will be marketed for the Partnership by Shell Oil Company or a Shell Oil Company Associate as defined in the Shell Sales Agreement (Exhibit 7).

(b) Zeolites and other Zeolite-containing products will be marketed for the Partnership by PQ under the PQ Sales Agreement (Exhibit 8).

(c) Zeolites and Zeolite-containing products produced by the Partnership for sale outside the DUA’s or ABO’s shall be marketed by the Partner or other party designated by the Management Committee, with preference given to the Partners.

5.5 Special Allocation of Income and Losses Between Partners.

(a) Both Partners will contribute equally to the Partnership Capital Account. However the end use and production technology contributions of the Partners through the technology licenses for Partnership products, discussed in 5.1 and 5.2, will have different proportional values. In recognition of these different values, SPACE and PQ will share in the Partnership annual cash income before tax (CIBT), as referenced by Article 8 of the PQ and SPACE Technology License Agreements, on the following basis:

(1) CIBT between 0 and 20% of Plant Investment will be divided on a 50/50 basis to each Partner.

(2) The first $4,000,000 of CIBT above 20% of Plant Investment will be divided 70% to SPACE, 30% to PQ.

(3) All CIBT above the sum of (1) and (2) will be divided 65% to SPACE, 35% to PQ.

(4) Credit for depreciation of Partnership Assets shall be shared equally by the Partners, unless otherwise agreed.

(5) If the Partnership generates a net loss before taxes, such losses shall be charged equally to the Partners.

(b) Monthly Estimates of Profit/Loss. At the end of each calendar month, the Partnership shall calculate an estimate of the current year-to-date profit allocation and report such to each Partner by the end of the seventh (7th) working day of the following month.

5.6 PQ Produced Materials. The Partnership will purchase from PQ its zeolites and other materials produced by PQ. Such materials purchased from PQ by the Partnership shall be priced at market value, wherever such a value can be determined or reasonably inferred, with a Profited Cost adjustment (ROI component of Profited Cost = 20% of Plant Investment) when Market Value cannot be established. For example, NH4Y value could be based on NaY market value adjusted for ion exchange in the Power Plant at a Profited Cost. All terms and conditions for such purchases shall be set out in the PQ Produced Material Supply Agreement (Exhibit 5). Such materials will include, but are not limited to sodium and ammonium Y zeolite. If the market price for similar quantity and quality is lower than the calculated Profited Cost, PQ may elect to sell produced materials at the market price, or if PQ does not so elect, the Partnership may purchase these materials from a third party at the market price.

5.7 The parties understand that SPACE Affiliates are not required to purchase for their own use any Partnership product from the Partnership unless they so contract otherwise.

5.8 Neither SPACE nor PQ will compete directly or indirectly with the Partnership without the express written approval of the Management Committee.

5.9 PQ and Shell Oil Company are expected to share technology in the DUA’s and, when specified, ABO’s under the Development Agreement (Exhibit 12), and potential DUA’s and other business opportunities under the Confidential Disclosure Agreement (Exhibit 13).

A. Present Technology

(a) PQ is expected to disclose to Shell Oil Company and SPACE those aspects of its current Zeolite production and modification technology which could be utilized by the Partnership to produce and market improved Zeolites and Zeolite-containing Catalysts for the current Partnership businesses.

(b) Shell Oil Company is expected to disclose to PQ those aspects of current Zeolite and Zeolite-containing Catalyst manufacture and performance which could be utilized by the Partnership to enable the Partnership to produce and market improved Zeolites and Zeolite-containing Catalysts for the current Partnership businesses.

B. Future Technology and Development

(a) Technology developed by SPACE, or its Affiliates and available to SPACE, or PQ, independent of Partnership activity which has applicability to improve performance of the Partnership will be offered exclusively to the Partnership under a first right of refusal for use in the current Partnership businesses pursuant to the terms of confidentiality in the Confidential Disclosure Agreement (Exhibit 13) and this Agreement.

(b) Technology developed or funded by Partnership shall be offered to both parties hereto for use outside the current Partnership business opportunities in accordance with the Technology Licensing Agreements (Exhibits 10 and 11).

5.10 It is anticipated by the Partners that Shell Oil Company and PQ in response to DUA and, when specified, ABO market needs will use the information described in 5.9 above to attempt to develop improved Zeolites and Zeolite-containing Catalysts offering superior performance in accordance with the Development Agreement (Exhibit 12).

Article VI

Operation and Management

6.1 Operating License Agreements. The Partners shall license to the Partnership, upon Partnership formation, certain technology as follows:

(a) PQ will provide the Partnership with rights to all PQ technology sufficient for the Partnership to operate the Zeolite/Catalyst Plant and to produce Zeolites and Zeolite-containing Catalysts for the Partnership businesses and to market them in accordance with the terms and conditions of the PQ Technology License Agreement attached hereto as Exhibit 10.

(b) SPACE will provide the Partnership with rights to all SPACE technology sufficient for the Partnership to operate the Zeolite/Catalyst Plant and to produce and market Zeolites and Zeolite-containing Catalysts for the Partnership businesses in accordance with the terms and conditions of the SPACE Technology License Agreement attached hereto as Exhibit 11.

6.2 Operating Agreement. The Partnership shall retain and designate PQ in the capacity of an independent contractor, to operate and maintain the Zeolite/Catalyst Plant and where appropriate to carry out the operational purposes as stated in Article II above in accordance with the terms more particularly described in the PQ Services Agreement attached hereto as Exhibit 3.

6.3 Service and Utility Agreements.

(a) The Partnership shall enter into a SPACE Services Agreement with SPACE, in its capacity other than as a Partner, in the form attached hereto as Exhibit 9.

(b) The Partnership shall enter into the PQ Services Agreement with PQ, in its capacity other than as a Partner, in the form attached hereto as Exhibit 4.

(c) The Partnership shall enter into the Shell Services Agreement with Shell, in the form attached hereto as Exhibit 14.

(d) The Partnership may also enter into such other material processing, utility, supply, waste disposal, service or other agreements with its Partners or third parties as are necessary or desirable for the operation and/or management of the Zeolite/Catalyst Plant and the other purposes of the Partnership. The Management Committee may designate any of such agreements which it believes would be more efficiently or economically entered into by the Operator for the benefit of the Partnership and so delegate to the Operator the right to enter into such agreements. All such agreements entered into by the Operator in behalf of the Partnership under the above described delegation shall be approved as to form and substance, by the Management Committee prior to execution.

6.4 PQ Produced Material Supply. The Partnership shall enter into the PQ Produced Materials Supply Agreement with PQ, a copy of which is attached hereto as Exhibit 5 for the supply of zeolites and other materials produced by PQ necessary to produce Zeolite-containing Catalysts.

6.5 Marketing Agreements.

(a) Shell Zeolite Catalyst Marketing Agreement. The Partnership shall contract with Shell, for Shell or a third party agreeable to the Management Committee, to market Zeolite-containing Catalysts produced by the Partnership, in accordance with the terms of the Shell Sales Agreement (Exhibit 7).

(b) The Partnership shall contract with PQ and PQ shall market, or contract with a third party agreed to by the Management Committee to market Zeolites produced by the Partnership in accordance with the terms of the PQ Sales Agreement attached hereto as Exhibit 8.

6.6 Partnership Manufacturing Agreement. The Partnership shall permit PQ to use the Zeolite/Catalyst Plant to manufacture Proprietary Zeolites and Proprietary Zeolite-containing Catalysts, and any other such zeolites or zeolite-containing products as shall be agreed by the management committee in accordance with the Partnership Manufacturing Agreement attached hereto as Exhibit 6. The Zeolite/Catalyst Plant is to be used for the production of Zeolites for PQ only at such times as the Management Committee shall agree, which consent shall not be unreasonably withheld.

6.7 Fees Paid to a Partner. If a Partner (or its Affiliate) is retained or contracts with the Partnership to perform a service or other function for the Partnership at a fee or charge related to such Partner’s cost in performing such service or function, the compensation and benefits to such Partner’s personnel participating in performing such service or function shall not be greater than the compensation and benefits normally paid by such Partner for such services or functions performed by employees with the same or similar experience of those performing such service or function for the Partnership.

6.8 Miscellaneous. Unless there is an agreement otherwise the Parties intend that services to the Partnership by the Partners or their Affiliates, if any, will be provided at cost. The Partnership may contract for services from third parties when such can be justified by lower costs or when the Partners or their Affiliates are unwilling or unable to provide such services. The use of any service is a decision of the Partnership.

Article VII

Representations and Warranties

7.1 General Representations and Warranties. Each of SPACE and PQ represents and warrants to the other that:

(a) It has the necessary authority, to make and perform this Agreement and has duly approved and authorized the delivering and performing of this Agreement.

(b) It shall execute and deliver, or cause to be executed and delivered, all instruments and documents necessary or desirable to effectuate the purposes and intent of this Agreement.

(c) It assures the other that, by this Agreement and performance hereunder, all of the ownership interests to be conveyed by the terms of this Agreement shall be effectively conveyed.

(d) It assures the other that there are no known material encumbrances, burdens, debts, liabilities, claims, damages, causes of action or contingencies of any type or nature appurtenant to or associated with the technology or the ownership interests in the technology to be conveyed by the terms of this Agreement or arising in connection with any action or activity prior to the Agreement Date, that could cause material liability for the other party hereto, except as disclosed in Exhibit 7.1.

7.2 Limitation of Warranties. Except as otherwise provided herein, or otherwise agreed, SPACE and PQ, respectively, make no warranties to the other of any kind covering likelihood of successful completion, accuracy of cost estimates or schedules, ability of their respective technology to perform satisfactorily in its intended use or the fitness thereof for any intended purpose.

7.3 General Partnership Intended. SPACE and PQ each acknowledge that the partnership interests in the Partnership are meant and intended to be general partnership interests with the rights of management and control thereof under applicable law, and SPACE and PQ are each acquiring such partnership interests to evidence ownership and management of the Partnership. SPACE and PQ shall not take any action with respect to ownership or disposition of such partnership interests except in accordance with all applicable statutes, rules and regulations.

Article VIII

Confidentiality Obligations

8.1 Technical Information. Notwithstanding any provision hereof to the contrary, neither the existence of this Agreement nor the provisions hereof shall be construed or abrogate either Partner from its obligations of confidentiality and nonuse with respect to Confidential Technical Information as provided in the various license agreements and the Confidentiality Agreements between the Partners and the Partnership. Further, all rights to technical information, inventions and patents under or with respect to this Partnership shall be considered for all purposes as being developed under the various research agreements between the Partners and their Affiliates and the Partnership and shall be subject to the provisions thereof.

8.2 Business Information. Except for such data and information as the Management Committee may designate in writing as being non-confidential, all information relating to the business activities contemplated herein received by any Partner or its Affiliate from another Partner or its Affiliate shall be treated in a confidential manner which shall require the recipient of such information to treat it with the same degree of confidentiality it affords its own information of a similar type. Subject to the preceding sentence, should such information become public information or otherwise generally available to the public through no act or fault of the recipient, the recipient shall neither confirm nor deny the source or authenticity of such information. The obligations of this Article 8.2 shall be binding upon the recipient of such business information for a period of ten years after receipt of such information and this obligation shall survive any termination or assignment of this Agreement.

Article IX

Management Committee

9.1 Responsibilities and Authority. Each Partner shall have an equal voice in the management of the Partnership and shall act (except where provided herein to the contrary) through the Management Committee. The Management Committee shall establish general policies and procedures for the Partnership and shall direct and make provision for the implementation of those policies and procedures in the conduct of the day-to-day operations of the Partnership’s business. In furtherance and not by way of limitation with respect to the foregoing, except as provided in Article 9.2 (a), the Management Committee shall perform the following specific duties.

(a) Subject to the provisions of Article 9.7, appoint and discharge officers of the Partnership.

(b) Adopt, and may revise from time to time in whole or in part, appropriate delegations of authority for officers, agents, and any other representatives.

(c) Review the performance of the officers of the Partnership.

(d) Adopt, and may revise from time to time in whole or in part, and shall monitor compliance with (i) guidelines under which funds of the Partnership may be committed, (ii) resolutions dealing with banking matters and (iii) any other necessary financial business of the Partnership.

(e) Adopt and review and revise, from time to time, but at least annually, a business plan, which may include objectives, strategies, programs, operating and capital budgets and shall provide the framework for the management of the business and affairs of the Partnership and the implementation of this Agreement and make provision for the implementation of said business plan. For annual planning purposes, such plan shall also include forecasts of technical support activities and technical manpower requirements to be provided by each Partner as well as services to be provided by each Partner.

(f) Make distributions, subject to the provisions of Article XIII hereof.

(g) Exercise all rights, privileges, and options, if and to the extent provided, under insurance policies purchased and maintained by the Partnership pursuant to Article 21.1; and have the authority to settle or compromise any claim against the Partnership not covered by insurance.

(h) Except as provided herein to the contrary, the Management Committee shall have the authority to bind the Partnership in the conduct of the Partnership’s business and affairs.

(i) Review all legal actions against the Partnership, retain counsel and otherwise arrange for the defense thereof and approve settlement of any such actions by payment not in excess of $25,000 by the Partnership.

(j) Establish one or more committees, for such purposes and with such duties as the Management Committee shall designate and appoint the members of each such committee from among the members of the Management Committee and/or the officers of the Partnership and/or such other persons whose services on such committee shall be considered to be beneficial to the Partnership; provided that if any members of the Management Committee shall be appointed to such a committee they shall be appointed in equal numbers from the members of the Management appointed by each Partner.

(k) File for all necessary governmental permits and approvals and commence and arrange for participation in any administrative proceeding, hearing or action appropriate to conduct of the usual business of the Partnership.

(1) Do, or cause to be done, any and all things and acts and execute, or cause to be executed, any and all documents, contracts, evidences of indebtedness, security agreements, financing statement or other instruments, or purchase performance bonds, necessary or appropriate to the conduct of the usual business of the Partnership in the ordinary course and to effectuate fully the purpose of the Partnership as expressed in this Agreement.

(m) Resolve any disputes which may arise under any agreement executed between the Partnership and a Partner not acting in its capacity as a Partner.

9.2 Restrictions on Authority of Officers and Management Committee.

(a) Except as otherwise mutually agreed or as set forth in Article 9.1 and 9.11 hereof, neither the Management Committee nor any of the individual members of the Management Committee or officers of the Partnership, unless otherwise authorized in writing by the Partners, shall have authority in the name and on behalf of the Partnership to:

(i) Do any act in contravention of this Agreement or execute any agreement between the Partnership and a Partner;

(ii) Possess or use Partnership property or assign any right of the Partnership property for other than a Partnership purpose

(iii) Make, execute, or deliver any general assignment for the benefit of creditors, or any bond, guaranty, indemnity bond or surety bond;

(iv) Assign, transfer, pledge, compromise, or release any claim of the Partnership for amounts equal to or exceeding $25,000, except for full payment, or arbitrate or consent to the arbitration of any of its disputes or controversies;

(v) Make, execute, or deliver any deed, long-term ground lease or contract to sell all or substantially all of the Partnership property or to sell or dispose of any assets of the Partnership which have an original book value in excess of $250,000 other than as provided in Articles IV, V and VI hereof;

(vi) Confess a judgment;

(vii) Make, execute, or deliver on behalf of the Partnership any mortgage, deed of trust, or accommodation paper or accommodation endorsement other than as provided in Article V hereof;

(viii) Delete, waive or otherwise amend or change this Agreement;

(ix) Approve or authorize any capital project or expenditure in excess of $300,000 in the case of the Management Committee or $75,000 in the case of the officers;

(x) Commence any legal action or lawsuit for damages or equitable relief; or

(xi) Create any personal liability for any Partner other than that personal liability to which any Partner may have previously agreed to in writing.

(b) Neither Partner shall represent or act for or purport to represent or act for or otherwise bind the Partnership, its affairs, business or assets, without the prior written approval of the other Partner except to the extent authorized by the provisions of this Agreement, any agreement between the Partners or any agreements between the Partnership and any one of the Partners.

9.3 Standard of Care. Each member of the Management Committee shall act in the same manner as would a reasonable business person in similar circumstances using sound business judgment.

9.4 Membership. The Management Committee shall initially be composed of six (6) members with three (3) members being designated by each Partner. The composition of the Management Committee may be increased at any time by the mutual agreement of the Partners. Each Partner shall designate one of its members on the Management Committee as its Management Representative. The Partners shall notify each other of their designees, which may be changed at any time. The initial members of the Management Committee shall be designated on the Agreement Date.

9.5 Voting Procedures. Each Partner shall have one vote which shall be cast by its designated Management Representative or in his absence by his designee. The Management Committee shall act only on the basis of unanimous vote of both Partner’s Management Representative and/or designees. In the event that the Management Committee, after a meeting duly called and convened, is unable to reach a consensus on a matter (including, but not limited to, matters arising under Article 9.1 (m) hereof) within thirty (30) days, the Secretary of the Management Committee shall notify the Partners, and the Partners shall meet and resolve the matter within fourteen (14) days of the date notice is given.

9.6 Quorum. The quorum for Management Committee meetings shall be two (2) members, with each Partner being represented by not less than (1) member appointed by it. In the event there is no quorum for two (2) consecutive meetings, the Partners shall meet within thirty (30) days.

9.7 Officers. Except as otherwise mutually agreed by the Partners:

(a) The Management Committee shall appoint two General Managers of the Partnership, one from each Partner. For the duration of the first full calendar year of the Partnership, PQ shall designate the Chairman of the Management Committee who will preside at all meetings of the Management Committee. This responsibility shall alternate between SPACE and PQ each succeeding calendar year.

The Partner not designating the Chairman shall designate the Vice Chairman of the Management Committee who in the absence of the Chairman shall act as Chairman of the Management Committee.

(b) Upon the formation of the Partnership the areas of primary responsibility for the two General Managers shall be as set out below. The Management Committee may expand or change such responsibilities as it deems necessary. In all other respects, the two General Managers shall be deemed to have equal and coextensive authority. They shall confer on all items of major importance and business planning.

(1)	The General Manager designated by PQ shall have the primary responsibility for all plant operations and Zeolite technology and marketing of Zeolites.

(2)	The General Manager designated by SPACE shall have the primary responsibility for all Zeolite-containing Catalyst technology and marketing.

(c) The Secretary of the Partnership who shall also be Secretary to the Management Committee shall be appointed by the Management Committee from such persons recommended by SPACE. The Secretary shall attend to the giving of notice of all meetings of the Management Committee, shall keep minutes of all proceedings at meetings of the Management Committee and all meetings of committees thereof. In the absence of the Secretary, such person as shall be designated by the Chairman shall perform his duties.

(d) The Treasurer/Comptroller shall be appointed by the Management Committee from such persons recommended by PQ. The Treasurer/Comptroller shall be the principal accounting officer of the Partnership, be in charge of the accounting books and records of the Partnership, have the care and custody of all the funds of the Partnership and be Chairman of the accounting committee created under Article 9.1(j) hereof. However, at any time either Partner may undertake an audit in accordance with Section 11.7 hereof.

(e) The Management Committee may appoint such other officers as it may from time to time deem advisable. All officers of the Partnership must be employees of a Partner or a wholly owned subsidiary of a Partner. Subject to the restrictions set forth in this Article 9.7, a person may hold more than one office except no one person may hold the office of Secretary if he also holds the office of Chairman or Vice Chairman acting as Chairman of the Management Committee.

(f) Except as provided herein to the contrary all officers appointed by the Management Committee shall hold office at the pleasure of the Management Committee and may be removed at any time either with or without cause, by the Management Committee.

9.8 Meetings.

(a) The Management Committee shall have an initial meeting on the formation date of the Partnership and shall meet thereafter at least once each calendar quarter. The quarterly meetings shall be called by the Chairman or by at least two members and may be at the Kansas City Plant, the respective offices of the Partners or any other mutually acceptable location. Other meetings may be called by the Chairman or by all of the members appointed by one of the Partners and may be held at the Kansas City Plant, the respective offices of the Partners or any other mutually acceptable location. The Secretary shall give written notice of any meetings by letter, telex, cable or telegram to each member at least seven (7) days in advance of the date of the meeting.

(b) Any member may waive notice of any meeting of the Management Committee by written waiver filed with the Secretary either before or after the meeting, and attendance at any meeting shall constitute waiver of notice.

(c) Any member may participate in Management Committee meeting by means of conference telephone, television transmitted image with audio or other similar communications equipment by means of which all persons participating in the meeting can hear each other, and any member so participating shall be deemed to be present at the meeting in person.

(d) The minutes of all Management Committee meetings shall be approved by the Chairman and Vice-Chairman and placed in an official minute book.

9.9 Action Without Meeting. Any action to be taken by the Management Committee may, subject to the restrictions on the Management Committee’s powers contained in Section 9.2, be taken without a meeting if a consent in writing (or separate counterparts thereof), setting forth the action so taken, and the date it shall be effective, shall be signed by both Management Representatives and such consent shall have the same force and effect as an action duly taken by the Management Committee at a meeting. Any such signed consent(s) shall be placed in the official minute book.

9.10 Expenses. Members of the Management Committee and officers of the Partnership shall receive no remuneration from the Partnership in connection with their duties on the Management Committee or as officers of the Partnership, as the case may be, nor shall the Partnership reimburse any expenses of members of the Management Committee or officers of the Partnership incurred in connection with their respective duties on the Partnership Committee or as officers of the Partnership.

9.11 Execution of Partnership Agreements. Notwithstanding any provision hereof to the contrary, all agreements entered into by the Partnership shall be upon prior authorization of the Management Committee and shall be executed on behalf of the Partnership by a General Manager, or other duly authorized representative, except,

(a) Any agreement to be entered into between the Partnership and a Partner or a Partner’s Affiliate shall be executed on behalf of the Partnership by the General Manager or other duly authorized representative of the Partner not a party to the Agreement;

(b) Any agreement between the Partnership and a public utility is authorized and may be executed by a General Manager of the Partnership or such other officers or representative so designated by the Management Committee; and

(c) Any agreement between the Partnership and any third party other than a public utility is authorized and may be executed by a General Manager of the Partnership or such other officer or representative designated by the Management Committee provided such agreement is for a duration of one year or less and involves payments of one party to the other of $50,000 or less.

9.12 Audits under Agreements with a Partner. Notwithstanding any provision hereof to the contrary, with respect to all agreements between the Partnership and a Partner, the General Manager of the Partner not a party to such an agreement shall have the authority acting alone to cause the Partnership to exercise any and all rights the Partnership might have with respect to audits or financial review under such an agreement and to act on behalf of the Partnership with respect thereto.

9.13 Administration of Agreements with a Partner. Notwithstanding any provision hereof to the contrary, with respect to all agreements between the Partnership and a Partner, the Partner not a party to such an agreement shall select the person responsible for the administration of such agreement by the Partnership provided such person shall be reasonably acceptable to the other Partner.

Article X

Ownership Percentage

10.1 Ownership Percentage. The Partners shall each have fifty percent (50%) ownership in the Partnership.

Article XI

Fiscal Matters

11.1 Fiscal Year. The fiscal year of the Partnership shall be the calendar year. The Partnership’s first fiscal year shall end December 31, 1988.

11.2 Location of Books of Account. The books of account for the Partnership shall be kept and maintained by the Partnership in Valley Forge, Pennsylvania. PQ will be responsible for the maintenance of the Partnership accounting. PQ shall be responsible for maintaining the accounting records associated with the operating and maintenance of the Zeolite/Catalyst Plant.

11.3 Books and Records. The books of account shall be maintained on an accrual basis in accordance with generally accepted accounting principles consistently applied. The books and records shall include the designation and identification of any property in which the Partnership owns a beneficial interest; such records shall also include, but shall not be limited to, the ownership of property (real, personal, and mixed), as well as any property in which the Partnership owns an interest and the title to which has been recorded or is maintained in the name of one of the Partners without designation of the Partnership. Book depreciation with respect to the investment in the Plant facilities shall be based on a useful life of said investment based on good business practice and determined by the Management Committee.

11.4 Summary Billings. Within fifteen (15) business days after the end of each calendar month, each Partner shall issue summary billings to the Partnership at the location set forth in Article 11.2 hereof, covering billable items originating on the books of that Partner during said month. A copy of such summary billing will be directed to the other

Partner’s designee at the discretion of the Management Committee. Summary billings shall be in addition to and include any individual billings sent to the Partnership consistent with the normal billing procedures of the Partners, and shall follow the numerations, terms and reporting requirements set out in the various agreements between the Partnership and the Partners including but not limited to the Agreement identified in the List of Exhibits attached hereto.

11.5 Determination of Net Income or Loss. Within twenty-five (25) days after the end of each calendar month, the Partnership shall determine the Partnership’s net income or loss (revenue less expenses, including book depreciation) and before the last day of such calendar month the Partnership shall cause to be prepared and delivered to each Partner an unaudited profit and loss statement, a balance sheet and a statement of each Partner’s Capital Account as of the end of each calendar month.

11.6 Annual Financial Statements. No later than 90 days following the end of each fiscal year of the Partnership, the Management Committee shall cause to be prepared and delivered to each Partner a profit and loss statement and a statement of changes in financial position for such fiscal year, a balance sheet and a statement of each Partner’s Capital Account as of the end of such fiscal year and such financial statements will be audited and certified.

11.7 Inspection of Facilities and Records; Audits.

(a) Unless otherwise agreed by the Partnership Committee, the Partnership shall retain a mutually acceptable national accounting firm as independent auditors of the Partnership to conduct an examination of the financial statements of the Partnership as of the close of business of each fiscal year of the Partnership and to furnish its opinion on the balance sheet of the Partnership as of such date and the related statement of income and Partners’ Capital Accounts for the fiscal period then ended. If such opinion is qualified, the Management Committee shall promptly meet to take whatever action is necessary or appropriate. A copy of the audited annual financial statements shall be furnished to each Partner within 95 days after the end of each fiscal year.

(b) Additionally each Partner shall have the right at all reasonable times during usual business hours to inspect the facilities of the Partnership except as restricted in Exhibit 6 and to examine the books of account and records of the Partnership. Such right may be exercised through any agent, employee or representative of such Partner designated by it, or by an independent public accountant. The Partner conducting such examination or inspection shall bear all costs and expenses incurred in connection therewith. No exceptions to the books and records of the Partnership shall be taken for any fiscal year unless taken in writing within twenty-four (24) months following the end of such fiscal year. Such audits shall be conducted in such a manner so as to cause minimum inconvenience to the Partnership.

11.8 Banking Matters. Funds of the Partnership shall be deposited in such banks or other depositories as shall be designated by the Management Committee. The Management Committee shall notify the Partners of the particular accounts into which all contributions or payments of the Partners are to be made on or prior to the due date of such contributions or payments. Checks or other orders of withdrawal shall be drawn upon the Partnership and shall be signed by such officers or authorized representatives as are designated by, and pursuant to the procedures and requirements set by, the Management Committee. Prior to the Agreement Date, SPACE or PQ shall have caused to be opened a bank account in the name of the Partnership for the purpose of receiving the initial cash contributions of the Partners.

11.9 Tax Matters.

(a) The Partnership shall file all appropriate federal, state, and local tax returns and make all appropriate elections for such returns. Pursuant to the terms of the services agreement between PQ and the Partnership, PQ shall prepare or have prepared all such necessary tax returns and defend them upon audit and handle other tax matters, except as provided in the Lease Agreement, whether or not such other matters may require preparation of formal tax returns. Federal and state income tax returns and any other tax returns (except ad valorem returns, sales and use tax returns and other related excise tax returns) designated by the Management Committee and so prepared by PQ shall be mailed by PQ to the members of the Management Committee in sufficient time so that each member of the Management Committee will receive a copy of such tax return at least fifteen (15) days prior to the date on which it is due. No later than seven (7) days prior to the date on which the return is due, SPACE shall notify PQ of any objections or questions to the proposed tax return.

Such notification may be oral or written. Thereupon, PQ shall attempt to resolve the differences. If the differences are not resolved by five (5) days prior to the date upon which the return is due, the Management Committee shall meet to resolve the matter. If SPACE fails to notify PQ of any objections by seven (7) days prior to the date on which the return is due, the return may be filed in the form submitted to members of the Management Committee. The Management Committee must approve all proposed Partnership income and franchise tax ruling requests before their submission to the proper authorities.

(b) PQ is designated the tax matters partner (“TMP”) as defined in Section 623l(a) (7) of the Internal Revenue Code. The designation as TMP shall be effective only for operations conducted by the Partners pursuant to this Partnership Agreement. The TMP shall not bind SPACE to any agreement, extend the Statute of Limitations, settle any outstanding audit, litigate any unsettled audit issues, choose a forum for litigation, appeal an adverse lower court decision, file a Request for Administrative Adjustment, make any election with respect to federal, state or local income tax law, or take any other actions affecting tax matters without obtaining the prior written concurrence of SPACE. The TMP shall inform SPACE, on a timely basis, of any tax matters, including, but not limited to, progress of any Internal Revenue Service audit, receipt of a Revenue Agent’s Report, and notice of an Appeals Conference.

(c) The Management Committee is granted authority and shall make elections under the Internal Revenue Code of 1986 (“Code”), as amended, and the Treasury Regulations thereunder in the first and subsequent years’ federal (and, if applicable, state and local) partnership tax returns with respect to the Partnership’s activities as follows:

(i) The accrual method of accounting shall be adopted and such accounting shall be maintained on a calendar year basis.

(ii) A system of internal accounting controls shall be devised and maintained in conformity with good management practice including the provisions of the Foreign Corrupt Practices Act.

(iii) Operating supplies and parts shall be stated at average cost which represents invoice for production cost for new items.

(iv) Fixed assets, if any, shall be carried at cost.

(v) The Partnership shall, in accounting for tax depreciation or amortization of depreciable or amortizable property, use the depreciation or amortization methods and the depreciable lives which will maximize tax benefits available hereunder while taking maximum advantage of any available tax credits or the Investment Tax incentive programs.

(vi) All other elections shall be determined by the Management Committee.

(d) In the event that the Internal Revenue Service upon audit imputes income to either Partner as a result of the Partner’s or the Partnership’s furnishing facilities or services under the PQ Services Agreement, Shell Zeolite Catalysts Marketing Agreement, License agreements, Partnership Manufacturing Agreement, PQ Produced Materials Supply Agreement, Land Lease, or any other agreement between the Partnership and one of its Partners, the expenses of the Partnership resulting from such imputation shall be specially allocated to the Partner to which the income is imputed.

Article XII

Profit, Loss and Tax Allocation

12.1 Allocation of Income, Gain, Loss, Deduction, and Credit. Except as otherwise provided in this Agreement, all allocation items of income, gain, loss, deduction and credit shall be allocated to the Partners in the same percentage as their respective Ownership Percentages. All tax credit recapture related to gain or loss on the sale of assets that were formerly owned by PQ and subsequently contributed to the Partnership will be specially allocated to PQ in accordance with Section 704(c) of the Code.

All allocation methods described herein for income, gain, loss, or deduction shall be utilized for allocation of income, gain, loss, or deduction for financial accounting purposes, including financial Capital Accounts, as well as for tax purposes. The same method of allocation shall be used for tax and financial purposes for any tax credits that must be recorded on the Partnership’s financial books.

Appropriate adjustments will be made to each Partner’s Capital Accounts to effectuate any audit adjustment imposed by tax authorities of any item of income, gain, loss, deduction or credit.

12.2 Adjustments to Capital Accounts. Except for the allocation of income or loss from the operation of the Partnership described in Article 12.1 above, no additions or withdrawals from or reduction in the Capital Account of either Partner, other than those required under Articles III, V, XI, XIII and XVI, respectively, shall be made except with the prior written consent of both Partners.

12.3 Special Allocation

(a) Notwithstanding Section 12.1, if the Internal Revenue Service makes an adjustment of an item of income or expense with respect to the taxable income of a partner or the Partnership and such an adjustment results in an increase in federal income tax liability of one of the partners, that partner shall be allocated the corresponding amount of partnership income as an addition to that partner’s share of partnership income in a special allocation as described in §704(b) of the Internal Revenue Code.

Article XIII

Distributions

13.1 Distribution. Distributions shall be made simultaneously to the Partners when approved by the Management Committee. Any distribution made as of the close of the Partnership’s fiscal year shall be in amounts according to the Partners allocation percentages under section 5.5 with proper accounting for any interim distributions. Interim distribution shall be made in equal amounts as approved by the Management Committee. This Article does not apply to liquidating distributions or distributions that are part of a plan of liquidation.

Article XIV

Assignment

14.1 Sale or Assignment. This Agreement shall inure to the benefit of and be binding upon each of the Partners hereto and shall be assignable to the successors of substantially the entire business of either Partner relating to the subject matter of this Agreement. This Agreement shall not be otherwise assignable by either Partner without the written consent of the other Partner, except, however, either Partner may assign this Agreement to a wholly owned subsidiary without the consent of, but with prompt written notice to the other Partner. The Partner assigning this Agreement to a wholly owned subsidiary shall remain primarily liable for the performance of the duties and obligations owed the non-assigning Partner. Except as herein provided no assignment of this Agreement shall be valid without assignment to and assumption by such successors and assigns of all the rights and obligations under this Agreement.

14.2 SPACE shall have the right to request in writing, the consent of PQ to assign all its rights and obligations and Partnership interest to Criterion Catalyst Company. PQ’s consent shall not be unreasonably withheld. If PQ shall fail to respond in writing to the written request of SPACE within sixty (60) days of such request, PQ’s consent shall be deemed as given.

14.3 Additional Instructions. Except as otherwise provided herein and in addition to the restrictions set forth in Article 14.1 and 14.2 above, neither Partner shall encumber or make any assignment, pledge or other disposition of its Partnership interest or any of the obligations, rights or interests conferred by this Agreement without the prior written consent of the other Partner.

Article XV

Default

15.1 Default. If (i) either Partner shall fail to make a contribution pursuant to Article 3.1 hereof which failure shall not be remedied within sixty (60) days from the due date of such contribution, or (ii) under Article 3.3 hereof a non-contributing Partner fails to reimburse the other Partner for any contribution such other Partner made on behalf of the non-contributing Partner within sixty (60) days from the original due date of such contribution, or (iii) either Partner hereto shall fail to perform or fulfill in the time and manner herein provided, any other obligation or condition herein required to be performed or fulfilled by such Partner, and if such failure shall continue for sixty (60) days after written notice thereof from the non-defaulting Partner, then upon the occurrence of any such event the non-defaulting Partner shall have the right to terminate this Agreement and dissolve this Partnership by giving notice to the defaulting Partner given at any time within ninety (90) days after the expiration of the applicable aforementioned sixty (60) day period, and the defaulting Partner shall be deemed to have terminated this Agreement. Any termination of this Agreement pursuant to this Article XV shall be in addition to, and shall not be exclusive of or prejudicial to, any other rights or remedies, at law or in equity, which the non-defaulting Partner may have on account of the default of the other Partner both under this Agreement and any other agreement between the Partners. Waiver by any Partner of a single default or a succession of defaults shall not deprive such Partner of any right to terminate this Agreement, arising by reason of any subsequent default.

Article XVI

Dissolution

16.1 Causes of Dissolution. The Partnership shall be dissolved for any of the following reasons:

(a) Upon any termination of this Agreement pursuant to Article XV above;

(b) An election by SPACE or PQ to liquidate pursuant to any right to liquidate provided in this Agreement.

(c) The Issuance by any court or governmental authority or agency of a decree or order, or the initiation by any such authority of proceedings or an investigation which seem likely to (i) adversely affect the ability of either Partner, (ii) materially adversely affect the interest of either Partner in the Partnership, (iii) direct the Partnership to dissolve, (iv) require either Partner to withdraw from the Partnership or otherwise divest itself of its interest in the Partnership or (v) declare that the Partnership has been dissolved.

(d) The mutual written consent of the Partners.

(e) Written notice to the Partnership by either Partner of the desire to terminate the Partnership following the institution of any bankruptcy or insolvency proceedings against the Partnership or the other Partner (whether voluntary or involuntary, and whether under federal or state law), the dissolution, liquidation or winding up of either Partner, or the assignment by either Partner of any significant portion of its property or assets for the benefit of creditors or claimants.

(f) A written determination by a member of the American Arbitration Association (selected for such purpose by mutual written agreement of the Partners within ten (10) days following a written request by either Partner for such a determination) to the effect that the Partner that did not request such determination committed a material breach of this Agreement or otherwise so conducted itself in matters resulting to the Partnership’s business that it is not reasonably practicable to carry on the business of the Partnership in partnership with it. The cost of such an arbitrator shall be borne by the Partnership in the event such a determination is made and by the requesting Partner if the arbitrator refuses to make such a determination.

(g) If the Partnership Interest of either Partner is zero percent (0%).

16.2 Dissolution Procedure. In the event of dissolution, then, to the extent lawful, the following procedures shall be followed unless otherwise provided herein to the contrary:

(a) If the dissolution is under or pursuant or subject to the consequences of Article 15.1, of this Agreement.

(i) The Winding-up party shall proceed with reasonable promptness to wind up and liquidate the business of the Partnership;

(ii) All debts and liabilities of the Partnership shall be discharged. Any partner with a negative capital account balance shall be required to restore such account to zero. After these adjustments, the remaining assets shall be distributed in cash or partly in kind to the Partners or their representatives in accordance with their positive capital account balances, as set forth in Treas. Reg.§1.704-1 (b) (2) (ii) (b) (2), or any successor regulation;

(iii) If such assets and/or the proceeds of the sale of such assets are insufficient to pay any debt or liability of the Partnership each Partner shall contribute a proportionate share of the cash necessary to satisfy such debt or liability according to its Ownership Interest; and

(iv) If the dissolution is under or pursuant or subject to the consequences of Article 15.1 of this Agreement, and if the non-defaulting Party is SPACE, then SPACE shall have the first option to take ownership of the Zeolite/Catalyst Plant. Otherwise PQ shall have the first right to take ownership of the Zeolite/Catalyst Plant.

16.3 Winding-up Party. For the purposes of Article 16.2 hereof, unless the Partnership is terminated and dissolved by mutual agreement, the Winding-up Party shall be the Partner other than

(i) The party terminating this Agreement,

(ii) The party committing an event of default hereunder resulting in the termination of this Agreement by the non-defaulting party, or

(iii) The party giving notice of its intention to discontinue participation in the Partnership.

If the Partnership is terminated and dissolved by mutual agreement, both Partners shall act jointly together as the Winding-up Party. In any event the Partners shall cooperate with each other to assure a prompt and orderly dissolution, winding-up and liquidation of the Partnership.

16.4 Buy Out of Partnership Interests

(a) After the Partnership has been functioning for three years, should SPACE or PQ have cause to wish to terminate the Partnership, the party wishing to terminate (A) will offer a buy out price to the other party (B).

(b) B will then have the right to buy out A at the price offered by A, or allow A to buy at the price offered. The purchasing party will be obligated to:

(i) in the case of PQ, continue for up to three (3) years supplying Shell, or the assigned marketing agent, their internal and marketing needs for Zeolites and Zeolite-containing catalysts in quantities then being provided by the Partnership, if requested by SPACE,

(ii) in the case of SPACE, continue purchasing PQ produced materials, for which it has a requirement in DUA’s, and PQ must continue to supply such materials from PQ for up to three (3) years. In addition, at SPACE’s option, PQ will be obligated to continue the Land Lease and Services Agreement for up to three (3) years. Further, at PQ’s option, SPACE will continue to make available the manufacturing facilities to toll manufacture products for PQ for up to three (3) years in accordance with Section 5.3 of this Agreement.

(In either case, product quality and commercial terms and conditions must remain competitive.)

(c) Prior to the Partnership’s third anniversary, dissolution other than as set out in Section 16.1 can be effected only by mutual agreement with each Partner retaining commercial obligations to the other for agreements entered into as part of the Partnership for a period of at least three (3) years from such dissolution.

16.5 Except as specifically provided in this Article XVI, nothing in this Article XVI shall otherwise affect any of the rights or obligations of the parties under any other agreement either to each other or to third parties.

Article XVII

Liability and Indemnification

17.1 Liability of Partner. Except as provided herein to the contrary, neither Partner shall be liable to third persons for Partnership losses, deficits, liabilities or obligations, except as required by law, unless the assets of the Partnership shall first be exhausted. The Partnership will be primarily liable, as between the Partnership and either one or both Partners, for all claims, damage, injury and liability related to the manufacture and sale of Partnership products except to the extent that such claims damage, injury or liability is the result of the gross negligence of one or more Partners.

17.2 Indemnification.

(a) Except to the extent of each Partner’s interest in the Partnership, and for activities where the Partners are in the capacity of Partner, each Partner (in each case the “Indemnifying Partner”) does hereby agree to defend, indemnify and save the other Partner harmless from and against any and all costs, expenses, suits, damages, claims, losses, judgments and liabilities (including attorney’s fees) of any kind or nature whatsoever (unless caused by criminal conduct attributable to the other Partner):

(i) incurred as a result of any injuries, sickness, disease, or death sustained by the Indemnifying Partner’s employees, arising out of, or in any way connected directly or indirectly with this Agreement, or with the performance hereunder; and whether or not such injury, sickness, disease or death is due, solely, or in part, to the negligence of such employees or, to the extent permitted by law, to the negligent act or omission to act of the indemnified Partner;

(ii) incurred as a result of any injuries, sickness, disease or death of third parties to the extent that the same are due to any act or omission to act amounting to gross negligence on the part of the Indemnifying Partner or its officers, agents, representatives, independent contractors, subcontractors or employees, and to the extent that such act or omission to act arises out of or is in any way connected, directly or indirectly, with this Agreement or with the performance hereunder; and

(iii) incurred as a result of claims or lawsuits by third parties for damages to or destruction of their property, to the extent that such claims or lawsuits arise out of any act, or omission to act amounting to gross negligence, on the part of the Indemnifying Partner or its officers, agents, representatives, independent contractors, subcontractors or employees, and to the extent that such act or omission to act is in any way connected, directly or indirectly, with this Agreement or the performance whereunder, except that the indemnity of this Article 17.2(a)(iii) shall not apply to the extent that such damage or destruction of property is due to any negligent act or negligent omission on the part of such third parties or the gross negligence of the indemnified Partner or their respective officers, agents, representatives, independent contractors, subcontractors or employees; provided that, if any aspect of the indemnity set forth in this Article 17.2(a) be void or invalid as indemnifying against negligence, the voiding or invalidity shall apply only to the extent absolutely necessary as indemnifying a solely actively negligent party and the remainder of this indemnity shall remain valid and enforceable.

(b) Except as otherwise provided in this Article 17.2, each Partner hereto shall indemnify and save the other harmless from and against any and all costs, expenses, suits, damages, claims, losses, judgments and liabilities (including attorneys’ fees) of any kind or nature whatsoever on account of or arising from any act or omission of such Indemnifying Partner or its employees in breach of this Agreement.

(c) Except as otherwise provided in this Article 17.2, each Partner hereto shall indemnify and save the other harmless from and against any and all costs, expenses, suits, damages, claims, losses, judgments and liabilities (including attorneys’ fees) of any kind or nature whatsoever on account of or arising from any activities or operations by the indemnifying Partner prior to the Agreement Date respecting the technology, or rights, title or ownership interests in and to any assets, real, personal, tangible or intangible, conveyed by the Indemnifying Partner under or pursuant to this Agreement.

(d) Except as otherwise provided in this Article 17.2 each Partner does hereby agree to defend, indemnify and save the other Partner harmless from and against any and all costs, expenses, suits, damages, claims, losses, judgments and liabilities (including attorneys’ fees) of any kind or nature whatsoever arising in connection with the partnership interests in the Partnership of the parties hereto, or any transactions concerning or involving such partnership interest, directly or indirectly caused by, arising from or attributable to the actions of the Indemnifying Partner.

(e) Each Partner hereto shall promptly give written notification to the other of any claim, notices or lawsuits where these indemnity provisions may apply. The Indemnifying Partner shall have the sole right to defend and settle claims or lawsuits and the indemnified Partner shall cooperate, at its own expense, in defending and settling, provided however that the indemnified Partner may, at its option and at its own expense, be represented by advisory counsel.

(f) Each Partner shall bear a share of any judgment obtained in connection with or after dissolution of the Partnership, against the Partnership or either or both of the Partners arising solely because of the liability of the Partner for Partnership matters under law, which share shall be equal to the Partners’ Ownership Percentage at the time any judgment is rendered or at the time of dissolution of the Partnership, as the case may be. Each Partner hereby indemnifies and saves the other Partner harmless from and against any such judgment in excess of the other Partner’s share thereof as determined by Ownership Percentage.

17.3 PQ and SPACE agree to notify the other within thirty (30) days of the date that the total stockholder equity of the respective corporation becomes less than twenty-five million dollars ($25,000,000). At the request of the notified Partner, the notifying Partner shall have sixty (60) days in which to reasonably demonstrate sufficient financial responsibility for the difference between the corporation’s stockholder equity and $25 million. The notifying Partner may elect to undertake, as necessary, any of, but not limited to, the following steps: receipt of additional capital contribution, purchase of general liability insurance, or surety bonds.

If at the end of the sixty (60) day period, the notified Partner still has reasonable objections to the financial position of the notifying Partner, then that Partner may initiate immediate dissolution of the Partnership in accordance with the terms of this Agreement.

Article XVIII

Force Majeure

18.1 Occurrence. In the event that further lawful performance of this Agreement or any part hereof by either Partner shall be rendered impossible by or as a consequence of Force Majeure, such Partner shall not be considered in default hereunder by reason of such failure to perform occasioned thereby and neither Partner may claim penalties, interests or any other compensation or participation in damages caused by the Force Majeure.

18.2 Notice of Occurrence. The Partner claiming Force Majeure shall notify the other Partner, in writing, within one (1) month after the occurrence of the Force Majeure stating the date of the beginning of same. In the event that the Partner claiming Force Majeure under this Article XVIII fails to notify the other Partner, in writing, within the prescribed one (1) month period, the claiming Partner will forfeit any rights it may have by virtue of Force Majeure under this Agreement and said Partner will be deemed to have taken on its charge all of the risks and consequences of said Force Majeure.

18.3 Prolonged Force Majeure. In the event, however, that the Partner claiming Force Majeure complies with the provisions of Article 18.2 hereof, then the Force Majeure shall automatically extend the times called for in this Agreement for the Partner to perform for a period of the delay due to and justified by the Force Majeure.

In the event that the Force Majeure continues for a period of more than twelve (12) months, the Partner against whom the Force Majeure has been invoked may cause this Partnership to be dissolved upon notifying the other Partner in writing. Such dissolution shall be subject to the consequences set forth in Article 16 hereof.

Article XIX

Notice

19.1 Manner. Whenever notice is required to be given pursuant to this Agreement, it shall be by letter, telex, telegram or cable sent to the Partners or the Partnership at the addresses set forth below and shall, except as otherwise provided herein, be deemed to be given when sent or transmitted.

19.2 Addresses. The addresses of the Partners for purposes of notice shall be as follows:

SHELL POLYMERS AND CATALYSTS ENTERPRISES INC.

One Shell Plaza

P.O. Box 2463

Houston, Texas 77252

Attn: President

PQ CORPORATION

Valley Forge Executive Mall

P.O. Box 840

Valley Forge, PA 19482

Attn: President, Specialty Chemicals Group

The address of the Partnership for purposes of notice shall be as follows:

ZEOLYST ENTERPRISES

c/o PQ Corporation

P.O. Box 840

Valley Forge, PA 19482

Attn:

Any party whose address is listed in this Article 19.2 may change its address at any time by giving notice to the other parties listed herein.

Article XX

Amendment

20.1 Written Instrument. This Agreement may be amended or modified by the Partners only by a written instrument executed by both Partners.

20.2 Tax Status. The parties intend for this to be a Partnership for tax purposes, and the Partners shall make any amendments to this Agreement which they mutually agree are necessary to receive such treatment for tax purposes, provided that no Partner shall be required to agree to an amendment which would materially adversely affect it.

Article XXI

Miscellaneous

21.1 Partnership Liabilities

(a) As approved by the Management Committee the Partnership shall establish and maintain a risk management program.

(b) If the Partnership should purchase insurance for any reason, all original policies of insurance or copies thereof shall be maintained at the Principal Office of the Partnership and be available for review by the Partners.

(c) Recoveries, judgments, settlements, damages, or liabilities against the Partnership which arise as a result of incidents, actions or occurrences which are covered by policies procured by the Partnership and which are in amounts in excess of the insurance policy limits of those policies or which are not covered by insurance shall be allocated to the Partners in proportion to their respective Ownership Percentages as of the date of the incident, action or occurrence giving rise to such recovery or settlement. The liability of each Partner with respect to such amounts shall be individual and not joint. Each Partner hereby indemnifies and holds the other Partner harmless for the indemnitor’s allocated liability pursuant to this Section. Ownership Percentages shall not be adjusted for any amounts paid by either Partner pursuant to this Section.

(d) The Partnership shall notify the Partners of each claim, suit or action asserted or filed against the Partnership.

21.2 Applicable Law. The parties hereto agree that this Agreement shall be construed and all questions relating thereto shall be determined in accordance with the laws of the State of Kansas, without recourse to the conflicts of law principles of other states.

21.3 Further Assurance. Each of the Partners agrees to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be necessary more fully to effectuate this Agreement and the Partnership created hereby and to carry on the business of the Partnership in accordance with this Agreement.

21.4 Headings. The headings used in this Agreement are for reference purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

21.5 Article Numbers. Unless otherwise indicated, reference to Article numbers are to Articles of this Agreement.

21.6 Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, and assigns where permitted by law.

21.7 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

21.8 Further Remedies. Pursuit by a Partner of any of the foregoing remedies shall not preclude pursuit by it of any of the other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any amount due it or of any damages accruing by reason of the violation of any of the terms, provisions and covenants contained in this Agreement.

21.9 Waiver. No waiver by any Partner of the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Partner from, performance of any other provision, condition or requirement herein; nor deemed to be a waiver of, or in any manner release the other Partner from future performance of the same provision, condition or requirement; nor shall any delay or omission by any Partner to exercise any right hereunder in any manner impair the exercise of any such right or any like right accruing to it thereafter.

21.10 Trademarks and Trade Names. The establishment of the Partnership by the Partners is not construed as an express or implied assignment by either Partner to the Partnership or the other Partner of any of its trademarks or trade names.

21.11 Policy Statement on Ethical Conduct. The Management Committee should adopt at its first meeting the policy statement, substantially in the form attached hereto as Appendix B, concerning the ethical conduct of the Partnership’s business. The General Managers shall be responsible for the implementation of procedures to insure compliance with the policy.

21.12 Entire Agreement. This Agreement is intended to implement the intent of the parties under the Cooperative Undertaking Agreement concerning the subject matter hereof. This Agreement, and the other agreements referred to herein constitute the entire agreement between the Partners concerning the subject matter hereof and supersede any prior understanding or written or oral agreements respecting the subject matter of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed on behalf of the Partners by their respective authorized officers as of the day and year first above written.

SHELL POLYMERS AND CATALYSTS ENTERPRISES INC.

By	/s/ Peter M. Paolucci

PQ CORPORATION

By	/s/ Richard W. Kelso P
V.P

APPENDIX A

RETURN ON INVESTMENT CALCULATION

Return on Investment shall be calculated using the formula as follows:

Fixed Asset Plant Investment used for Product	20 ROI X X 100	Days of Plant Operation on Product
Annual days of Operation
1 X Quantity of Product Produced	ROI = Unit of Product

Appendix B

POLICY STATEMENT

(On Political Contributions, Illegal Payments and Accounting Procedures)

Zeolyst Enterprises (the Partnership), recognizing responsibilities for its operations adopts this policy to conduct the business of the Partnership consistent with the highest level of integrity and in compliance with the spirit as well as the letter of the law. It is the policy of the Partnership with respect to Political Contributions, Illegal Payments and Accounting Procedures that:

1	All officers and employees are expected to conduct the Partnership’s business in accordance with all applicable laws and regulations, including those of the country in which it operates, and consistent with the highest business standards which society develops on a continuing basis.

2.	The use of the Partnership’s funds or assets for any unlawful or improper purpose, including payments, either directly or indirectly, (a) to government officials or employees, or (b) to any other person as a commercial bribe, influence payment or kickback, is prohibited. This includes but is not limited to, payments or commitments for payments, to any third party (whether cast in the form of commissions, payments of fees or goods and services received or otherwise) on behalf of the Partnership with the understanding or under circumstances that suggest that all or any part thereof may be paid by the recipient to any of the foregoing persons. This prohibition does not preclude payments in foreign countries where such payments are either (x) modest in amount and compatible with local custom and are made for a valid business purpose and to obtain benefits to which the Partnership is entitled under local law, or (y) deemed necessary to protect property or personnel. It is the responsibility of the senior operating personnel responsible in the area to authorize any payments permitted by the preceding sentence, and to report any such payments immediately to the appropriate designated person.

3.	No unrecorded fund or asset of the Partnership shall be established or maintained for any purpose.

105

4.	Except where specifically permitted by law, the use of the Partnership’s assets or funds for political contributions is prohibited. Political contributions may be made where permitted by law and properly authorized, reported and recorded. Officers and employees are encouraged to make personal political contributions to candidates and organizations of their choice. However, it must be clearly understood that the officer or employee making the contribution will bear the entire financial burden. The Partnership cannot, and will not, recognize that such payments constitute a Partnership obligation and no officer or employee should attempt, directly or indirectly, to pass on such contribution, in whole or in part, to the Partnership.

5.	All fees and commissions paid to representatives, agents, attorneys, and consultants shall be supported by appropriate documentation.

6.	No payment on behalf of the Partnership shall be approved or made for any purpose other than that described on the documents supporting the transaction.

7.	The use of the Partnership’s funds or assets for entertainment of, or gifts or other consideration of value to, government officials or employees or others is prohibited except to the extent customary and provided they are reasonable in amount, legal under applicable law and not in consideration of any improper action by the recipient.

8.	No entry shall be made in the Partnership’s books, records, and accounts which does not fairly reflect the transaction and does not conform with generally accepted accounting principles or other applicable criteria.

9.	Officers and employees who know of a violation or potential violation of this policy are expected to report it to the appropriate designated person. Officers and appropriate employees should be prepared to respond at least annually to questionnaires relating to compliance with this Policy Statement.

10.	All officers, managers or other appropriate supervisory personnel shall be responsible and accountable for the enforcement of this policy within their specific areas of supervisory responsibility, including the periodic distribution of this Policy Statement to, and the review thereof, with affected employees under their supervision.

11.	The Management Committee shall develop and promulgate from time to time such procedures as he deems advisable to implement and maintain this policy.

March 16, 1988

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LIST OF EXHIBITS

Designation	Title
Exhibit 1	Plant Purchase Agreement

Exhibit 2	Land Lease

Exhibit 3	Bill of Sale

Exhibit 4	PQ Services Agreement

Exhibit 5	PQ Produced Materials Supply Agreement

Exhibit 6	Partnership Manufacturing Agreement

Exhibit 7	Shell Sales Agreement

Exhibit 8	PQ Sales Agreement

Exhibit 9	SPACE Services Agreement

Exhibit 10	PQ Technology License Agreement

Exhibit 11	SPACE Technology License Agreement

Exhibit 12	Research and Development Agreement

Exhibit 13	Confidential Disclosure Agreement

Exhibit 14	Shell Oil Company Services Agreement

PLANT PURCHASE AGREEMENT

This Agreement is entered into as of February 1, 1988, by and between PQ Corporation (“PQ”), Shell Polymers and Catalysts Enterprises Inc. (“SPACE”) and Zeolyst Enterprises, a partnership formed by PQ and SPACE (the “Partnership”).

WHEREAS, PQ and SPACE have established the Partnership, and the Partnership is to acquire the Specialty Zeolite/Catalyst Plant of PQ in order to produce Zeolites and Zeolite-containing Catalysts;

AND WHEREAS, PQ and the Partnership have entered into an agreement (Bill of Sale) of even date herewith whereby PQ will sell to the Partnership various Improvements as defined in said agreement;

AND WHEREAS, the Partnership Agreement sets forth in general terms how the Partnership will be initially financed in order to carry out its objectives;

NOW THEREFORE, for and in consideration of the premises and mutual convenants herein set forth, the parties hereto agree:

1. Capitalized terms used in this Plant Purchase Agreement (the “Agreement”) but not expressly defined herein shall, for all purposes of this Agreement, as the same may be amended or supplemented from time to time hereafter, have the same meanings as specified in the Partnership Agreement between PQ and Shell Polymers and Catalysts Enterprises Inc. executed simultaneously with this Agreement.

2. At the Closing, or within two (2) days thereafter:

(a) PQ and SPACE will each contribute Three Million Dollars ($3,000,000) to the Partnership as a capital contribution;

(b) PQ will loan the Partnership Four Million Dollars ($4,000,000) for a period not to exceed seventy-five (75) days; and

(c) PQ will make available a line of credit to the Partnership of One Million Dollars ($1,000,000) for a period not to exceed sixty (60) days to be used for Working Capital.

The loans under (b) and (c) above shall earn interest at one percent (1%) above the Prime Rate published by Chase Manhattan Bank of New York.

3. The Partnership shall in good faith apply for long-term capital financing as soon as practicable, and when funds become available from such financing the balance of the loans outstanding owed to PQ in an amount up to Five Million Dollars ($5,000,000) together with interest from the Closing date shall be due and payable.

4. In the event financing has not been arranged within forty-five (45) days from March 16, 1988, PQ shall have the right to go to the Management Committee of the Partnership and request that the Partners intercede and obtain necessary financing either from their own resources or in behalf of the Partnership in order to repay the loan made by PQ within thirty (30) days after such notice to the Management Committee.

5. It has been agreed by PQ and SPACE that the assets to be purchased by the Partnership from PQ have a value of Nine Million Nine Hundred Thousand Dollars (9,900,000). Upon execution of this Agreement and receipt of the funds in paragraph 2 (a) and (b) above, the Partnership shall pay to PQ Nine Million Nine Hundred Thousand ($9,900,000) as full payment for the purchase of the Improvements.

IN WITNESS WHEREOF, the parties hereto have duly executed this instrument as of the date first above written.

SHELL POLYMERS AND CATALYSTS ENTERPRISES INC.	PQ CORPORATION

By:	By:
Title:	Title:

ZEOLYST ENTERPRISES

By:
Title:

3

LEASE AGREEMENT

This LEASE AGREEMENT dated as of February 1, 1988, by and between PQ CORPORATION, a Pennsylvania corporation (“Landlord”), and ZEOLYST ENTERPRISES, a Kansas partnership (“Tenant”).

W I T N E S S E T H:

Landlord and Tenant hereby covenant and agree as follows:

ARTICLE 1

Lease of Property—Term of Lease

Landlord, for and in consideration of the rents to be paid and of the covenants and agreements hereinafter contained to be kept and performed by Tenant, hereby leases to Tenant, and Tenant hereby hires from Landlord, all those certain plots, pieces or parcels of land situated, lying and being in Kansas City, Kansas, lying beneath the identified Improvements and described in Appendix A, attached hereto and made part of this Lease; together with all right, title and interest, if any, of Landlord in and to any improvements now or hereafter located on said land, and any easements, licenses, privileges, rights and appurtenances related thereto.

TO HAVE AND TO HOLD the same, subject as aforesaid, for a term commencing on February 1, 1988, (the “Commencement Date”) and ending December 31, 1997, or such later date as contemplated in Article 12 hereof, upon and subject to the covenants, agreements, terms, provisions and limitations hereinafter set forth, all of which Tenant covenants and agrees to perform and observe.

ARTICLE 2

Definitions

Section 2.1. Capitalized terms used in this Lease Agreement (the “Agreement”), but not expressly defined herein, shall, for all purposes of this Agreement, as the same may be amended or supplemented from time to time hereafter, have the same meanings as specified in the Partnership Agreement between PQ and Shell Polymers and Catalysts Enterprises Inc. executed simultaneously with this Agreement.

Section 2.2. “Demised Land” shall mean the land lying beneath the identified Improvements and described in Appendix A and all improvements thereon other than Improvements as defined in Section 2.4.

Section 2.3. “Impositions” shall mean all taxes, assessments, special assessments, personal property and intangible taxes, use and occupancy taxes, water and sewer charges, rates and rents, charges for public utilities, excises, levies, license and permit fees and other charges of any kind, during or in respect of the term of this Lease, which shall or may be assessed, levied, charged, confirmed or imposed upon or become payable out of or become a lien on the Property or any part thereof, the appurtenances thereto or the streets adjacent thereto, or the rent and income received by or for the account of Tenant for any use or occupation of the Property, and such franchises, licenses and permits as may be appurtenant to the use of the Property; but shall not include any municipal, state or federal income, capital levy, or transfer taxes of Landlord or assessed against Landlord, or any franchise taxes imposed upon any corporate owner of the Demised Land or any part thereof, or any income, profits or revenues tax, assessment or charge imposed upon the rent received as such by Landlord under this Lease.

Section 2.4. “Improvements” shall mean the buildings, structures and machinery, apparatus, equipment, fittings, personal property and fixtures which are erected or located on the Demised Land at the initiation of this Lease and those erected or located thereon during the term of this Lease by or on behalf of Tenant.

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Section 2.5. “Landlord” shall mean PQ Corporation solely in its capacity as owner of the Demised Land under the terms of this Lease.

Section 2.6. “Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, permits, licenses, regulations, ordinances, judgments, decrees, directions and injunctions affecting the Property or the use or occupancy thereof, whether now or hereafter enacted or in force, ordinary or extraordinary, foreseen or unforeseen, and all covenants, agreements, restrictions and encumbrances contained in any instrument affecting the Property.

Section 2.7. “Obligations” shall mean the covenants to pay rent and other sums hereunder and all other covenants, agreements, terms, conditions, limitations, exceptions and reservations contained in this Lease. The terms “Tenant’s Obligations” and “Landlord’s Obligations” shall mean the Obligations of this Lease which are imposed upon and are to be performed, observed or kept by Tenant or by Landlord, as the case may be.

Section 2.8. “Property” shall mean the Demised Land and the Improvements.

Section 2.9. “Sublease” shall mean any lease (other than this Lease), sublease or other agreement for the use or occupancy of the Demised Land or any part thereof.

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Section 2.10. “Taking” shall mean a taking or voluntary conveyance of title to, or any interest in, the Demised Land, or any part thereof, or of the right to use all or any part thereof, pursuant to, as a result of, in lieu of or in anticipation of the exercise of the right of condemnation, expropriation or eminent domain.

ARTICLE 3

Rent

Section 3.1. Tenant covenants and agrees to pay to Landlord during the term of this Lease a net rental (herein sometimes referred to as the “Fixed Rent”) at the rate of Ten Dollars ($10.00) per annum.

Section 3.2. Tenant shall pay the Fixed Rent provided for in Section 3.1 hereof annually, in advance on the first day of each calendar year, commencing January 1, 1989, provided however, payment for 1988 shall be made upon execution of this Agreement.

Section 3.3. All payments of Fixed Rent and other sums required to be made to Landlord shall be in U.S. dollars and shall be paid to Landlord at its address hereinafter specified in Section 15.2 or to such other person and/or at such other place as Landlord may designate from time to time in writing.

Section 3.4. This Lease shall be deemed and construed to be a “net lease,” and Tenant shall pay Landlord throughout the term of this Lease the Fixed Rent and other sums payable hereunder free of any charges, assessments, impositions or deductions of any kind and without abatement, deduction or set-off, other than those herein provided for.

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ARTICLE 4

Impositions

Section 4.1. Throughout the term of this Lease, Tenant will pay or cause to be paid, as and when the same become due, all Impositions hereunder except that: (a) all Impositions for the fiscal or tax year in which the term of this Lease commences or expires shall be apportioned; and (b) where any Imposition is permitted by law to be paid in installments, Tenant may pay such Imposition in installments as and when each such installment becomes due. Landlord will, at Tenant’s request, cooperate with Tenant to arrange to the extent reasonably possible for Tenant to receive notices of Impositions directly from the taxing or other authorities involved. Those Impositions which relate to Landlord and Tenant and their respective activities, and which cannot or will not be divided by the taxing authority will be paid by Landlord, and Tenant shall promptly reimburse Landlord for its appropriate pro rata share of such Imposition. Such pro rata share shall be determined by Landlord in consultation with Tenant and shall be based upon percent of acreage under lease or improvement valuation, as is appropriate to the Imposition. Landlord will promptly transmit to Tenant copies of all notices of Impositions received by Landlord (other than notices which purport to be copies of notices to Tenant). For purposes of Article 8 of this Lease, Tenant shall not be deemed in default hereunder for failure to pay or cause to be paid any Imposition of which Tenant does not have notice or is diligently contesting.

Section 4.2. When Impositions are solely related to Tenant and its activities, Tenant shall pay all Impositions directly to the taxing authority or other person entitled to receive the same.

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ARTICLE 5

Improvements

Subject to any mortgages and/or liens on the Property pursuant to Section 7.1, title to all Improvements shall remain the property of Tenant.

ARTICLE 6

Use, Alterations, Access

Section 6.1. Without the prior written consent of Landlord, Tenant shall not use or occupy the Property for any purpose other than the operation of a manufacturing facility for the manufacture of zeolite products and purposes incidental thereto.

Section 6.2. Tenant, at its sole expense, shall (subject to any restrictions in agreements that Landlord or the Partnership may have with third parties, including lenders) have the right to make additions, alterations and changes in or to the Property, or to remove or salvage the Improvements, provided however, that Tenant shall not have the right to remove or salvage any Improvements so long as any mortgage or lien created on the Demised Land under Section 7.1 hereof shall be in full force and effect. Upon request of the Partnership, Landlord shall use its best efforts to obtain any consents of or waivers by such third parties to the extent necessary to enable the Tenant to do the foregoing, provided Landlord can do so at no cost to or obligation of Landlord. Tenant shall indemnify and hold Landlord harmless from and against any and all loss, liability or damage suffered by Landlord in his capacity as Landlord as a consequence of Tenant’s removal or salvage of the Improvements as hereinbefore provided. Tenant will not do, permit or suffer any waste, damages, disfigurement or injury to or upon the Demised Land or any part thereof such that the Demised Land is no longer usable for the purposes herein permitted.

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Section 6.3. Landlord hereby grants Tenant during the term hereof the easements set forth in Appendix A attached hereto. Such easements are granted for the purpose of Tenant’s ingress, egress, and occupancy of the Demised Land, and for no other purpose. Tenant shall permit Landlord to have such access to the Property at all reasonable times as is reasonably necessary to permit Landlord to confirm Tenant’s compliance with Tenant’s Obligations hereunder and otherwise as is consistent with the agreements between Landlord and Tenant pertaining to the use and occupancy of the Demised Land.

Section 6.4. Tenant shall, at all times, use and occupy the Demised Land in accordance with all Legal Requirements, provided however, that Tenant’s good faith disagreement with any governmental agency concerning the applicability or scope of any such Legal Requirement(s) shall not be a violation of Tenant’s Obligations hereunder unless and until Tenant, if it so elects, shall have exhausted its right to appeal or otherwise contest such Legal Requirement and its applicability to Tenant’s occupation of the Demised Land; and provided further, that Tenant may not so postpone compliance with any Legal Requirement so as to subject Landlord to any fine or penalty or to prosecution for a crime or to cause the Property or any part thereof to be condemned, to be vacated or to become uninsurable. In a like manner, Landlord shall not postpone compliance with any Legal Requirements so as to subject Tenant to any fine or penalty.

Section 6.5. Landlord represents and warrants that to the best knowledge of Landlord all chemical and oil wastes, spills, remains, trash and other debris, hazardous, contaminated, or otherwise, placed or brought onto the property prior to the date of this Lease (collectively “Landlord Wastes”) have been removed from the property in compliance with federal and state laws, and that no Landlord Wastes, in any form, remain on

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the property. Landlord shall indemnify Tenant with respect to any costs, penalties or other liability with respect to any Landlord Wastes remaining on the Property. Upon termination of this lease, a letter will be furnished to Landlord from Tenant representing and warranting that to the best knowledge of Tenant all chemical and oil wastes, spills, remains, trash and other debris, hazardous, contaminated, or otherwise, placed or brought onto the Property during the term of the Lease (collectively “Tenant Wastes”) have been removed from the Property in compliance with federal and state laws, and that no Tenant Wastes, in any form, remain on the Property. Tenant shall indemnify Landlord for any costs, penalties or any other liability that may be incurred as a result of Tenant’s handling of Tenant Wastes being located on the Property.

Section 6.6. Landlord shall not be responsible or liable hereunder for any damage or injury to the Property or to Tenant, or for any accident or injury, including death, to any person or persons (including any of Tenant’s servants, employees or agents) at any time on the Property, except (but only to the extent) as may be occasioned by the act of Landlord when acting in any capacity other than Partner.

Section 6.7. Notice is hereby given that Landlord shall not be liable under this Lease for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic’s or other lien for any such labor or materials shall attach to or affect the estate or interest of Landlord as owner of Demised Land. Whenever and as often as any such lien shall have been filed against the Property or if any conditional bill of sale shall have been filed for or affecting any materials, machinery or fixtures used in the construction, repair or operation thereof, or annexed thereto by Tenant, Tenant shall forthwith take, or cause to be taken, such action by bonding, deposit or payment as will remove or satisfy the lien or conditional bill of sale.

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ARTICLE 7

Assignment, Mortgage, Subletting

Section 7.1. Tenant shall not assign, mortgage, pledge, encumber, sublet or in any manner transfer (collectively, “Transfer”) its interest in this Lease, or any part thereof, without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld (subject to any restrictions in agreements that Landlord may have with third parties), and any attempt to do any of such acts without such consent shall be null and void and of no effect. Article 12 hereof constitutes such consent for the circumstances set forth therein. Upon request of the Partnership, Landlord, so long as it shall be a Partner, shall use its best efforts to obtain any such third-party consents or waivers necessary to enable Landlord validly to give its consent as aforesaid, provided Landlord can obtain the same at no cost or obligation to it. Upon obtaining any necessary third-party consents or waivers, Landlord, so long as it shall be a Partner, shall join in the execution of a mortgage which will encumber the Demised Land (and the interest of Landlord therein) and/or the Improvements for the purpose of enabling the Tenant to finance the acquisition or construction of any Improvements. During the existence of any such mortgage on the Demised Land Landlord shall hold a security interest in all Improvements to the extent of the mortgage. Landlord represents and warrants that, as of the date hereof, it has lawful title to the Demised Land free and clear of all liens, mortgages and encumbrances (except as the same may be imposed in connection with a transfer as aforesaid), and full power and authority to execute and perform this Agreement. Landlord further agrees that it will execute all papers necessary to give effect to an undertaking to obtain such mortgage(s), including the application papers which may be required by the proposed mortgagee(s); but such application papers shall contain a statement that Landlord shall not be rendered liable in its capacity as Landlord hereunder (as distinguished from its capacity as Partner of the Partnership) for the payment of the debt proposed to be secured by such mortgage(s).

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Section 7.2. The making of any assignment, mortgage, pledge, encumbrance or subletting, in whole or in part, made in accordance with Section 7.1 hereof, shall not operate to relieve Tenant herein named from its Obligations under this Lease and, notwithstanding any such assignment, mortgage, pledge, encumbrance or subletting, Tenant herein named shall remain liable for the payment of all Fixed Rent and other sums and for the due performance of all of Tenant’s Obligations under this Lease for the full term hereof.

Section 7.3. Landlord shall not assign, mortgage, pledge or encumber its Facility in any manner that contravenes the rights of Tenant under this agreement.

ARTICLE 8

Default Provisions

Section 8.1. This Lease and the term and estate hereby granted are subject to the limitation that:

A. whenever Tenant:

1. shall default in the payment of any installment of Fixed Rent, or any other sum payable by Tenant to Landlord on any day upon which the same is due and payable; or

2. shall default in the payment of any Imposition or other sum payable hereunder by Tenant, and if any such default under clause 1. or 2. shall continue for thirty (30) days after Landlord shall have given to Tenant a written notice which shall state that, “A default is hereby declared pursuant to Section 8.1.A. of the Lease of the Demised Land at Kansas City, Kansas, and unless the sum of                      is paid to Landlord (or other appropriate payee) within thirty (30) days, Tenant’s lease of said Demised Land will be terminated;” or

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B. whenever Tenant shall do, or permit anything to be done, whether by action or inaction, contrary to any material covenant or agreement on the part of Tenant herein contained, or contrary to any of Tenant’s Obligations under this Lease, or shall fail in the keeping or performance of any of Tenant’s Obligations under this Lease, and Tenant shall fail to remedy the same within sixty (60) days after Landlord shall have given Tenant written notice specifying the same or, if such situation cannot be remedied within said sixty (60-) day period, Tenant shall fail to commence to take steps to remedy the same within said sixty (60-) day period or, having so commenced, shall thereafter fail to proceed diligently to remedy the same; or

C. whenever Tenant shall desert or abandon the Demised Land; or

D. whenever Tenant shall become a bankrupt, voluntarily or involuntarily;

then:

A. at any time after the date of the expiration of any such period of thirty (30) or sixty (60) days, as the case may be, after Landlord shall have given to Tenant a thirty (30-) or sixty (60-) day notice as hereinbefore provided and if Tenant shall not have taken the demanded action; or

B. at any time thereafter if Tenant shall have failed to proceed diligently to remedy the default; or

C. at any time after Tenant shall desert or abandon the Demised Land or become a bankrupt regardless of and notwithstanding the fact that Landlord has or may have some other remedy;

Landlord may give to Tenant a notice (the “Second Notice”) of intention to end the term of this Lease specifying a day not less than ten (10) days thereafter, and, upon the day so specified, this Lease and the term and estate hereby granted shall expire and terminate as fully and completely and with the

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same force and effect as if the day so specified were the date hereinbefore fixed for the expiration of the term of this Lease, and all rights of Tenant under this Lease shall expire and terminate, and Landlord may re-enter and repossess the Demised Land as set forth in Article 13, but Tenant shall remain liable for damages as may be hereinafter provided or otherwise determined.

Section 8.2. Landlord or Tenant may restrain any breach of the other’s Obligations hereunder. The failure of Landlord or Tenant to insist upon the strict performance of any one of the other party’s Obligations hereunder or to exercise any right, remedy or election herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future of such Obligation, right, remedy or election, but the same shall continue and remain in full force and effect. Any right or remedy of Landlord or Tenant in this Lease specified upon breach of any of the other party’s Obligations hereunder shall be a distinct, separate and cumulative right or remedy and no one, whether exercised or not, shall be deemed to be in exclusion of any other. Receipt or acceptance of any Rent by Landlord shall not be deemed to be a waiver of any default by Tenant in its Obligations hereunder or of any right which Landlord may be entitled to exercise under this Lease.

ARTICLE 9

Quiet Enjoyment

Landlord covenants that if and so long as Tenant duly keeps and performs each and every Obligation of Tenant hereunder, Tenant shall quietly enjoy the Demised Land without hindrance or molestation by Landlord and any person claiming by, through or under Landlord, subject to the covenants, agreements, terms, provisions and conditions of this Lease.

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ARTICLE 10

Risk Management

During the term of this Lease, Tenant shall maintain a risk management program that will provide insurance or other arrangements mutually satisfactory to the Parties hereto and for the benefit of the Partnership, Partners and Parties hereto, as their interests may appear.

ARTICLE 11

Condemnation

Section 11.1. If at any time during the term of this Lease there shall be a Taking of all or substantially all of the Property, this Lease shall terminate and expire on the date of the Taking and the Fixed Rent and other sums payable hereunder shall be apportioned and paid to the date of the Taking. For purposes of this Article 11, “substantially all of the Property” shall be deemed to have been taken if the untaken portion of the Property cannot properly and economically be used or converted for use by Tenant for the purposes permitted by this Lease. In the event of any such Taking and the termination of this Lease, Landlord shall be entitled to receive such portion of the award or awards, together with the interest thereon, as shall be equal to the value (including compensation, damages, rent or otherwise) of the Demised Land so taken, and Tenant shall be entitled to receive such portion of the award or awards, together with the interest thereon, as shall be equal to the value (including compensation, damages, rent or otherwise) of the Improvements so taken.

Section 11.2. In the event of a Taking of less than all or substantially all of the Property, the term of this Lease shall not be reduced or affected in any way. Landlord shall be entitled to receive such portion of the award or awards, together with the interest thereon, as shall be equal to the value (including compensation, damages, rent or otherwise) of the Demised Land so taken, and Tenant shall be entitled to receive such portion of the award or awards, together with the interest thereon, as shall be equal to the value (including compensation, damages, rent or otherwise) of the Improvements so taken.

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Section 11.3. If the order or decree in any condemnation or similar proceeding shall fail separately to state the amount to be awarded to Landlord for the particular Taking involved, and if Landlord and Tenant are unable to agree thereon within thirty (30) days after the final award or awards shall have been fixed and determined, such dispute shall be settled by arbitration in accordance with the rules of the American Arbitration Association.

ARTICLE 12

Term and Termination

Section 12.1. This Agreement shall terminate at the end of the term set forth in Article 1 or, subject to Section 12.5, upon termination of the Partnership Agreement, whichever is later.

Section 12.2. Upon termination of this Lease, Tenant shall peaceably and quietly leave, surrender and yield up unto Landlord the Demised Land but not the Improvements unless such Improvements shall be subject to the security interest provided in Section 7.1. All Improvements shall be removed from the Demised Land without prior written agreement with Landlord. With respect to the Demised Land, surrender thereof by Tenant shall be made free and clear of: (a) all lettings and occupancies other than subleases consented to by Landlord in writing; and (b) all agreements, easements, encumbrances or other liens, other than those to which this Lease was subject on its commencement and those created or consented to by Landlord in

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writing other than at the request of the Partnership. Tenant shall execute and deliver to Landlord such deeds, assignments or other instruments of conveyance as Landlord may deem necessary to effectuate and evidence such ownership by Landlord.

Section 12.3. From and after any date upon which Landlord shall have specified in the Second Notice provided for in Article 8, Landlord may, without further notice, enter upon, re-enter, possess and repossess itself thereof, by summary proceedings, ejectment or otherwise, and may dispossess and remove Tenant and all other persons and property from the Demised Land and may have, hold and enjoy such land and the right to receive all rental and other income of and from the same. As used in this Lease the words “enter” and “re-enter” are not restricted to their technical legal meanings.

Section 12.4. In the event Landlord takes any action to sell its Facility surrounding the Demised Land and such action would interfere in any way with Tenant’s rights under this Lease, then Tenant shall have a first right of refusal to acquire the Demised Land under conditions no less favorable than the terms of Landlord’s agreement to sell its Facility.

Section 12.5. If Shell Polymers and Catalysts Enterprises Inc. or its successor or assignee under the Partnership Agreement (“SPACE”) should purchase the complete Partnership interest of Landlord or its successor or assignee under the Partnership Agreement, then SPACE shall have the right to continue this Lease until the end of the term set herein or a total of not more than three (3) years, whichever is longer.

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ARTICLE 13

Landlord’s Lien for Rent

Notwithstanding anything in this Agreement to the contrary, it is hereby agreed that the Landlord shall have the first lien, paramount to all others, on every right and interest of the Tenant in and to this lease on any Improvements on the Demised Land or the equity of the Tenant therein, which lien is granted for the purpose of securing the payment of rents, Impositions and damages herein covenanted to be paid by the Tenant, and for the purpose of securing the performance of all and singular the covenants, conditions and Obligations of this lease to be performed and observed by the Tenant, subject only to any mortgages joined in by the Landlord pursuant to the terms hereof. Such lien shall be in addition to all rights of a Landlord given under the Statutes of the State of Kansas which are now or might hereafter be in effect.

ARTICLE 14

Indemnification

Section 14.1. Landlord agrees to indemnify, defend and hold harmless Tenant against all claims, damages, loss, liability, injury, fines, penalties and expenses (including reasonable attorney fees) of whatever kind or nature (“Claims”), suffered by persons, including employees of Landlord and Tenant, or property, including property of Landlord and Tenant, arising out of the acts or omissions of Landlord, Landlord’s employees, officers or agents, and the operations of Landlord’s plants or business surrounding the Demised Land, except to the extent that such Claims are the result of Tenant’s negligence or willful misconduct.

Section 14.2. Tenant agrees to indemnify, defend and hold harmless Landlord against all claims, damages, loss, liability, injury, fines, penalties and expenses (including reasonable attorney fees) of whatever kind or nature (“Claims”), suffered by persons, including employees of Tenant and Landlord, or property, including property of Tenant and Landlord, arising out of the acts or omissions of Tenant, Tenant’s employees, officers or agents, and the operations of Tenant’s plant on the Demised Land, except to the extent that such Claims are the result of Landlord’s negligence or willful misconduct.

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Section 14.3. The obligations set out in this Article 14 shall survive the Termination of this Agreement for a period of ten (10) years.

ARTICLE 15

Miscellaneous

Section 15.1. Appropriate Sections of the Partnership Agreement, pertaining to Confidentiality; Force Majeure, Hardship; Disputes, Deadlock, Arbitration; Waiver; Governing Law; Severability of Provisions; Section Headings and References; Counterparts; and Amendments, respectively, are hereby incorporated herein by reference.

Section 15.2. All notices or demands under this Agreement, whether required by the terms hereof or otherwise, shall be in writing and shall be delivered or mailed by certified mail to the following addresses of the parties or to such other addresses as may be hereafter designated in writing by the respective parties:

If to Tenant:

Shell Polymers and Catalysts Enterprises Inc.

One Shell Plaza

P. O. Box 4601

Houston, TX 77210-4601

Attention: President

and

Zeolyst Enterprises

c/o PQ Corporation

P.O. Box 840

Valley Forge, PA 19482

Attention: PQ General Manager

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If to Landlord:

PQ Corporation

Valley Forge Executive Mall

P.O. Box 840

Valley Forge, PA 19482

Attention: President, Specialty Chemicals Group

Section 15.3. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of each of the parties hereto; provided however, that except as provided by Section 12.1 hereof, neither this Agreement nor any claim or interest arising directly or indirectly out of or in connection herewith shall be assignable by Tenant without the written consent of Landlord, which consent shall not unreasonably be withheld in the case of an assignment to an Affiliate.

Section 15.4. This Agreement, together with the Appendices hereto, and the Partnership Agreement (including its Exhibits and Appendices), embody the entire agreement of the parties with respect to the subject matter hereof and supersede all prior understandings and agreements of the parties, whether written or oral, relating to all or part of the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this instrument as of the date first above written.

PQ CORPORATION	ZEOLYST ENTERPRISES

By:	By:
Title:	Title:

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APPENDIX A KANSAS CITY PLOT PLAN — JOINT VENTURE (PQ/SHELL) DEMISED LAND & EASEMENTS

BLDG 11
T-61
T-62
BLDG 10 (REMOVED)
BLDG 10
BLDG 14
BLDG 16
BLDG 15
BLDG 1E
BLDG 13
BLDG 1
BLDG 1F
BLDG 1A
BLDG 1C
T-1
T-2
T-7
T-10
T-9
T-34
T-35
T-11
T-8
T-70
RAIL ROAD SCALE
LOADING AND UNLOADING
T-302
T-301
T-303
T-427
T-423
RAMP
BLDG 12A
BLDG 12
BLDG 2
WAREHOUSE LOCATION (APPROXIMATE)
BLDG 20
PARKING
BLDG 19
BLDG 22
T-1290
T-127
T-840
ASH UNLOADING SHED
DEMISED LAND
EASEMENTS
LAE 1/13/88

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BILL OF SALE

PQ IMPROVEMENTS TO DEMISED LAND

KNOW ALL MEN BY THESE PRESENTS, PQ CORPORATION, a corporation organized under the laws of the Commonwealth of Pennsylvania (“Seller”), in consideration of Nine Million Nine Hundred Thousand Dollars ($9,900,000) the receipt of which is hereby acknowledged, does hereby unconditionally and irrevocably grant, convey, bargain, assign, sell, transfer and deliver unto ZEOLYST ENTERPRISES, a partnership organized under the laws of the State of Kansas (“Buyer”) all of Seller’s right, title and interest in all of the buildings, structures and machinery, apparatus, equipment, fittings, personal property and fixtures (“Improvements”) as more fully set out in Appendix A hereto, presently located on the Demised Land on the site of Seller’s facility in Kansas City, Kansas; such Demised Land being more specifically defined in the Lease Agreement of even date herewith between the parties.

1. Buyer, its successors and assigns shall have and hold all of said Improvements to its and their own use and benefit, forever.

2. All Improvements conveyed hereunder are sold “as is,” “where is,” and “as they stand,” and Seller makes NO WARRANTIES, express or implied, with respect to said Improvements; however, Seller WARRANTS that it has good title to all Improvements and that they shall be delivered free of any security interest or lien or encumbrance.

3. Seller represents that:

a. There are at the date of this Agreement no actions, suits, governmental investigations or proceedings pending or, to the knowledge of Seller, likely to be instituted prior to the closing of this transaction, against Seller related to these Improvements;

b. Seller as at the date of this Agreement, has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, associated with these Improvements;

c. To the best of Seller’s knowledge, Seller has acquired all permits, approvals or consents necessary to the operation of the Improvements in accordance with all applicable environmental laws and regulations other than the operating permit for an afterburner for the tray calciner, which is in the final administrative approval stages.

4. But for paragraph 6 herein, the representations, warranties and agreements of the Seller and Buyer made herein shall survive the consummation of the sale of Improvements until December 31, 1988.

5. From time to time, at the Buyer’s request (whether at or after the Closing and without further consideration), the Seller will execute and deliver such further instruments of conveyance and transfer and take such other action as the Buyer reasonably may request to more effectively convey and transfer any of the property to be sold hereunder, and will assist the Buyer in the collection or reduction to possession of such property. From time to time, at Seller’s request (whether at or after Closing and without further consideration), the Buyer will execute and deliver such instruments and take such other action as Seller reasonably may request to effectuate the obligations of Buyer hereunder.

6. Seller agrees to indemnify, defend and hold harmless Buyer from:

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a. Any and all liabilities of the Seller, or liabilities which arise from, or in connection with, the conduct or operation of Seller’s business or the ownership or leasing of Seller’s properties by Seller prior to the Closing Date, whether any such liabilities are accrued, absolute, contingent, future, latent or patent (including, without limitation, liabilities for defective products sold prior to the date of Closing or liabilities for environmental damage or cleanup arising from activities, acts or omissions prior to the date of Closing);

b. any and all damages or losses arising from any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant made on the part of the Seller pursuant to this Agreement; and

c. any claims or causes of action brought by any of Seller’s employees or former employees arising out of their employment with Seller.

IN WITNESS WHEREOF, Seller and Buyer have caused these presents to be signed and sealed by their duly authorized representatives, effective as of February 1, 1988.

PQ CORPORATION	ZEOLYST ENTERPRISES

By:	By:
Title:	Title:

3

APPENDIX A

TO

BILL OF SALE

PQ IMPROVEMENTS TO DEMISED LAND

“Improvements” to the Demised Land shall be the buildings, structures and machinery, apparatus, equipment, fittings, personal property and fixtures which are erected or located on the Demised Land at the time of sale, and are otherwise needed for the proper and safe function of the Improvements as a Zeolite/Catalysts Plant.

The principal articles subject to the sale transaction set out in this Bill of Sale are listed below.

Item	Vendor	Tag No.
Tank Agitators	Chemineer Inc.	A-407 A-423 A-424
Cake Crusher	Franklin Miller	CR-400
Air Dryer	C.M. Kemp Mfg.	D-402
Cooling Tower	Marley	CT-400
Ion Exch. Tk. Htrs.	Harrington Robb Co.	—
Process Tanks	Aquatech Int.	T-407 T-424 V-423
Shell & Tube Heat Exchangers	Doyle Roth	HE-403 HE-404 HE-424
Recip. Air Comp.	Ingersoll Rand	C-402
Autoclave Agitators	Chemineer	A-402 A-494
DeIonizer	Hydromax	DI-400

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Appendix A (cont.)

Item	Vendor	Tag No.
Hot Oil Heater and Pump	Alberts & Assoc.	HE-4 P-
Screw Conveyors	Air Eng. Systems	SC-401 SC-402
Plate Heat Exchanger	Harrington Robb	HE-402
Ion Exchange Tanks	R. W. Fox Co.	T-405, 427 T-412-416 418-421
Effluent Tank Autoclave	Luthy Bros. Inc.	T-425
Vacuum Receiver	Alpha Tank & Metals	V-403 V-402
Process Pumps	The Duriron Co.	P-402, 403, 405, 412, 418, 424, 425, 426
Fluid Bed Calciner System	Procedyne Corp.	D-400 CH-400 HE (SB-401) SB-401 B-401 B-402 A/B, AL(-CH-400) AL(-D-400)
Filter Press Filter Plates	The Duriron Co. Lenser America, Inc.	F-401
Vacuum Filter System	Komline Sanderson	F-402 T(F-402)A P(F-402)A C(F-402)
Mix Mullers	Kercher Industries	mm-401A/B
Tray Calciner	Day Engineering Co.	D-401
Extruder/Feeder	The Bonnot Co.	Ex-401 FD-401
Fugitive Scrubber	Croll-Reynolds	SB-402

5

Appendix A (cont.)

Item	Vendor	Tag No.
Heat Exchanger	Harrington Robb	HE-427
Scrubber Blower	Mutimer Co.	B-403
Filter Feed Pump	Duriron Co.	P-401
600 gal. Autoclave	Machinery & Equip. Corp.	V-494
Catalyst Plant Seal System	Duriron Co.	HE(x-401) P(x-401) T(x-401)
Platform Scales	Accu-Rate Weighing	—
Reslurry Pump	Romac	—
Flash Dryer	Fluid Energy Processing	—
Flash Dryer Feeder	Acrison, Inc.	—
Product Baghouse	Mikro-pul Corp.	—
Live Bottom Bin	Vibra-Screw	—
Nuisance Dust Collector	Smoot	—
Anchor Agitator	Chemineer	A-494A
Exhaust Blower For F-410	Cincinnati Fan	—
Belt Conveyor	Air Eng. Systems	61-6013-003
Nitric Acid Pump	Crane-Chempump	61-6013-005
Scale	Accurate Scale Co.	61-6013-016
Screener Parts	Midwestern Industries	61-6013-017
Economizer	Thermal Transfer	61-6810-001
Tail Gas Incinerator	John Zink Co.	61-7053-025
Extruder Die Plates	The Bonnot Co.	61-7053-022

6

PQ SERVICES AGREEMENT

This SERVICES AGREEMENT dated as of February 1, 1988, by and between PQ CORPORATION, a Pennsylvania corporation (“PQ”), and ZEOLYST ENTERPRISES, a partnership organized under the laws of the State of Kansas (the “Partnership”);

W I T N E S S E T H :

WHEREAS, it is the intention of the Partnership to own and operate the Plant at the Plant Site at Kansas City, Kansas, for the production of Products;

AND WHEREAS, the Partnership desires to obtain services from PQ which are necessary for the operation of the Plant and for the production of Products at the Plant, and PQ desires to furnish such services;

NOW THEREFORE, in consideration of the premises and mutual convenants and agreements set forth herein, the parties hereto hereby convenant and agree as follows:

ARTICLE 1

Definitions

Section 1.1. General. Capitalized terms used in this Service Agreement (the “Agreement”), but not expressly defined herein, shall, for all purposes of this Agreement, as the same may be amended or supplemented from time to time hereafter, have the same meanings as specified in the Partnership Agreement.

Section 1.2. Allowable Costs. “Allowable Costs” shall mean PQ’s costs and expenses actually and necessarily incurred by PQ in the provision of Reimbursable Services, and penalties and charges under Section 2.3 hereof. Notwithstanding anything herein to the contrary, Allowable Costs shall not include (a) costs or expenses paid or incurred in connection with the provision of Overhead Support; (b) taxes on revenues, earnings or profits of, or franchise or like taxes of PQ, regardless of where or by whom assessed; or (c) any amounts greater than the yearly budgeted amounts for Services, unless specifically approved in advance by the Management Committee.

Section 1.3. Effluent Discharge. “Effluent Discharge” shall mean sanitary waste and surface water from or relating to the Plant or the Plant site, and process water from the Plant if necessary.

Section 1.4. Insurance. “Insurance” shall mean the insurance coverage contemplated by Section 2.8.

Section 1.5. Overhead Support. “Overhead Support” shall mean the provision, whether at the Plant site or elsewhere, or both, of all administrative, supervisory (exclusive of the General Managers) and overhead support services as identified in Paragraph 2 of Exhibit A hereto, together with the provision of attendant equipment, materials, furnishings and supplies that are necessary in the exercise of good manufacturing or business practices to operate the Plant for the conduct of the business of the Partnership and the manufacture of Products as hereinafter provided. The scope of services listed in Paragraph 2 of Exhibit A shall be conclusively determined by the Management Committee.

Section 1.6. Partnership Agreement. “Partnership Agreement” means the Partnership Agreement, dated as of the date hereof, between PQ Corporation and Shell Polymers and Catalyst Enterprises Inc. (SPACE).

Section 1.7. Plant. “Plant” shall mean the Zeolite/Catalyst Plant purchased by The Partnership from PQ and located in Kansas City, Kansas.

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Section 1.8. Plant Manager. “Plant Manager” shall mean the person designated by PQ who is responsible for the overall technical and administrative operations of the Plant on behalf of the Partnership.

Section 1.9. Plant Personnel. “Plant Personnel” shall mean all personnel engaged in providing Reimbursable Services at the Plant Site including the Plant Manager, exclusive of the Technical Manager and the General Managers.

Section 1.10. Products. “Products” shall mean Zeolites and Zeolite-containing Catalysts as defined in the Partnership Agreement.

Section 1.11. Reimbursable Services. “Reimbursable Services” shall mean: (a) the services (and attendant equipment, materials, furnishings, and supplies, excluding raw material supply), listed in Paragraph 1 of Appendix A hereto (including disposal of Effluent Discharge and provision of Plant Personnel, Insurance and Utilities); and (b) the other direct services specifically rendered at the Plant on approval and request by the Partnership, whether or not of the character listed. Reimbursable Services shall not include any items of Overhead Support; however, it shall include extraordinary support services specifically approved by the General Managers although not within the services required to operate a manufacturing facility in the ordinary course of business. The extent and cost of Reimbursable Services shall in each year be subject to a yearly operating budget to be established by the Partnership Management Committee, and any costs category which is to be exceeded by more than ten percent (10%) shall require the express prior consent of the Management Committee.

Section 1.12. Services. “Services” shall mean the provision of Overhead Support and Reimbursable Services.

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Section 1.13. Utilities. “Utilities” shall mean all utilities necessary to operate the Plant and manufacture the Products, including but not limited to process/drinking water, electricity, natural gas, and, in case of emergency, steam and compressed air.

ARTICLE 2

Provision of Services

Section 2.1. Generally. PQ shall use its best efforts to provide Services to the Partnership in an efficient and timely manner and of a quantity and quality necessary to operate the Plant in a skillful and workmanlike manner and manufacture the Products in quantities requested by the Partnership.

Section 2.2. Preference to the Partnership. As to Services rendered or to be rendered by PQ to the Partnership that are similar to those performed or to be performed by PQ for its own use at the PQ Facility, the obligations of PQ to the Partnership hereunder shall take equal priority with respect to services by PQ to the PQ Facility. However, any utility allocations established with utility companies will be adhered to. In the event PQ is unable to provide all or part of the Services required by the Partnership in a timely or satisfactory manner, the Partnership shall have the right on reasonable notice to PQ to refuse or terminate some or all of such Services by PQ and to provide additional, substitute or optional services at or for the Plant site. In the event PQ is unable to provide Services to the Partnership because of increased demand, the Partnership shall reimburse PQ for actual costs or expenses suffered as a consequence of such action by the Partnership.

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Section 2.3. Service Estimates. Prior to October 1 of each year the Partnership shall provide PQ with its best estimate (based on consultations with PQ) of Partnership needs and Service requirements for the next succeeding calendar year, with the exception of the first year; PQ shall provide the Partnership with its best estimate for the first year. PQ shall develop an operating budget for the Plant based upon production requirements and the provision of necessary Services. The Partnership shall provide PQ thirty (30) days before the beginning of each calendar quarter its estimate of the production requirements for that quarter. The Partnership shall have no responsibility hereunder to present more particular production estimates; however, it shall cooperate and provide information reasonably requested by PQ in order to provide Services for the production of Products. Any third-party penalties or like charges incurred by PQ as a consequence of PQ cancelling Reimbursable Services that had been reserved or obtained by it in anticipation of meeting the Partnership’s estimated Product requirements under this Section 2.3, and which had not been utilized as a consequence of the Partnership’s actual Product requirements being lower than the estimates thereof, shall constitute an Allowable Cost hereunder, provided such Reimbursable Services had been reserved or obtained by PQ on the terms and at the time called for in the exercise of good business judgment. PQ shall use its best efforts to avoid such costs or utilize such Reimbursable Services to meet other PQ requirements.

Section 2.4. Credits. In connection with its provision of Reimbursable Services, PQ shall, to the best of its ability, take all cash and trade discounts, rebates, allowances, credits, commissions and other amounts (including any interest thereon) (collectively “Credits”), which Credits shall be paid or credited by PQ to the Partnership. In determining Allowable Costs, there shall be deducted from costs and expenses incurred and paid by PQ Credits which have accrued to the benefit of PQ.

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Title to all property purchased by PQ the cost of which is an Allowable Cost hereunder shall pass to and vest in the Partnership at such time as title thereto is relinquished by the vendor thereof. The Partnership shall be consulted regarding negotiations and contracts with third parties concerning provision of all major Services.

Section 2.5. Accident Prevention. In order to provide safety controls for protection of the life and health of the employees and other persons, for prevention of damage to property, materials, supplies and equipment, and for avoidance of work interruptions at the Plant site, PQ shall take or cause to be taken such measures as shall be reasonably necessary for such purposes.

Section 2.6. Utilities. Utilities, in accordance with specifications to be approved by the Management Committee, shall be furnished to the Partnership at the Plant site.

Section 2.7. Meters. PQ at the expense of the Partnership shall install measurement devices for the Plant that will accurately calculate the quantity of individual Utilities consumed at the Plant. At least twice annually, the Partnership shall cause such devices to be examined and calibrated as necessary.

Section 2.8. Insurance.

A. PQ shall develop an appropriate risk management program and present the same to the Management Committee for approval. The program will address insurance coverage and cost satisfactory to the Partnership and shall name SPACE and PQ as additional insureds where appropriate. The insurance provisions may be changed at the direction of the General Managers.

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Initially these coverages shall be as follows:

1.	Worker’s Compensation insurance.

2.	Automobile Liability Insurance.

3.	Such other insurance coverage as the Management Committee may direct from time to time.

B. SPACE and PQ shall provide insurance on their own behalf in accordance with their own established program and policy.

Section 2.9. Plant Personnel. All Plant Personnel shall be maintained on the payroll of PQ, and shall be paid wages or salary and benefits consistent with the skills required for operation of the Plant. All modifications of wages, salaries and benefits shall be made by PQ in accordance with its practices and obligations from time to time generally in effect. General Plant staffing is to be approved by the General Managers in accordance with the Partnership’s yearly operating budget.

Section 2.10. Information. PQ shall keep the Partnership currently advised of all matters pertaining to its performance of this Agreement.

Section 2.11. Quality Assurance. The Partnership will establish quality assurance procedures and criteria. Plant Personnel will do the actual sampling and testing in accordance with written procedures provided by the Partnership. The Partnership shall have the right to supervise and approve the taking and shipment of any sample for acceptance by a customer.

ARTICLE 3

Payments

Section 3.1. Payment. Subject to Section 3.2, 3.3, and 3.4, the Partnership shall pay PQ the Allowable Costs of Services rendered as follows.

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Section 3.1.1. Utilities. The Partnership shall pay PQ monthly for Utilities furnished hereunder at the average billing rate for usage charged by the respective Utility companies to PQ for Utilities. Additionally the Partnership shall reimburse PQ for:

1.	any charges or penalties assessed as a direct result of: (a) failure of Partnership to utilize Utilities in accordance with Partnership forecasts; or (b) Partnership use of Utilities in excess of rates or quantities established by the utility; and

2.	the pro rata share of all costs for non-routine maintenance incurred by PQ to maintain Services and Utilities to the PQ Facility and the Plant based upon actual consumption by PQ and Partnership; provided however, that any major investment cost will require the prior approval of the Partnership, which shall not be unreasonably withheld. For non-emergency maintenance and major investments it is expected that these costs will ordinarily appear in the Plant operating budget.

For the consumption of steam and/or compressed air from alternate sources in the event of an emergency PQ shall charge to the Partnership its actual cost.

Section 3.1.2. Effluent Discharge. In the event that PQ furnishes treatment in respect of Effluent Discharge, the Partnership shall pay PQ an amount based upon the actual cost to PQ of such treatment. Additionally, the Partnership shall be ultimately responsible and shall reimburse PQ for any extraordinary payments, fines, contributions or charges directly related to any discharges from the Plant, unless caused by gross negligence or willful misconduct on the part of Plant Personnel.

Section 3.1.3. Plant Personnel. The Partnership shall pay PQ Allowable Costs equal to the pro rata share of the aggregate wages and salaries and costs of benefits of all Plant Personnel, as and when incurred by PQ, including any arbitration or other awards associated with labor disputes directly related to the Plant; provided however, such payments will exclude fines or penalties related to unfair labor practices.

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Section 3.1.4. Maintenance. The Partnership will reimburse for the Allowable Costs of providing maintenance hereunder.

Section 3.1.5. Additional Costs. The partnership shall reimburse PQ monthly for charges for extraordinary overhead or direct costs in each case specifically agreed to in writing by the Management Committee, not otherwise reimbursed pursuant to Sections 3.1.1 through 3.1.4.

Section 3.1.6. Fee. In addition to the amounts payable as aforesaid, the Partnership shall pay PQ a quarterly fee (“Fee”) payable on the first day of the second month of each quarter. This fee for February/March 1988 shall be payable March 31, 1988. The Fee includes full compensation of PQ for its costs in providing Overhead Support, and may be adjusted at the beginning of each calendar year commencing January 1, 1989, based on levels of Overhead Support approved annually by the Management Committee. The Start-Up Cost set forth in Appendix A, paragraph 3, shall be payable in two (2) equal installments on March 31, 1988, and June 30, 1988.

Section 3.2. Accounts of Reimbursable Services; Periodic Reviews. PQ will establish and maintain an accounting system for the Plant and PQ’s activities hereunder, which system (subject to Section 3.4) will constitute the primary basis for calculating all amounts due PQ hereunder, and will meet at least the following criteria:

A. The system will have the capability of segregating expenses in such a manner as to provide the Partnership with an accurate accounting of such amounts;

9

B. The system will conform with generally accepted accounting principles which will be consistently applied; and

C. The system will not charge the following expenses, directly or indirectly as Allowable Costs due PQ hereunder (and such expenses will be excluded therefrom hereunder):

1. depreciation on the Plant;

2. income, franchise, gross receipts or similar taxes of PQ;

3. research expense;

4. interest expense (except when paid by PQ as an Allowable Cost);

5. capital expenditures, unless set forth in the operating budget or otherwise approved by the Management Committee; or

6. expense of Overhead Support.

The accounting practices and procedures proposed to be implemented shall be approved by the Management Committee.

Section 3.3. Production Cost System—Periodic Reviews. PQ shall use and maintain a production cost system for the Partnership’s production of Products. The system shall have the capability of segregating all respective costs of the Zeolites and Zeolite Catalyst Products and will conform with generally accepted accounting principles which will be consistently applied.

Section 3.4. Audit. PQ shall keep such full and detailed books, records and other evidence as will enable the Partnership and/or SPACE to audit and verify all amounts paid or payable to PQ for Reimbursable Services hereunder. Once each calendar year, the Partnership and/or SPACE may require, at its expense, an independent audit of PQ’s books and records related to Reimbursable Services hereunder. In each such case,

10

the accountants will issue to the Partnership a certified written report of their findings, a copy of which will be sent to PQ. Such report will only state the conclusions of the accountants and will not disclose any underlying data; provided however, that with the consent of PQ (not to be unreasonably withheld) such report may disclose such underlying data as may be necessary for or desired by the Partnership in connection with the preparation of any federal, state, or local tax return.

Section 3.5. Review. At the end of calendar year 1990 and thereafter, but no more often than once every two (2) years, PQ’s actual costs to provide Overhead Support services shall be reviewed to determine whether they reflect actual cost. If it is determined they are not provided at cost, an adjustment in the Annual Fee for the subsequent year will be made to correct for actual costs to PQ. If agreement on the review and/or the adjustment is not resolved, either party may require an audit at the Partnership’s expense, and thereafter the matter may be submitted by either party to arbitration for resolution.

ARTICLE 4

Compliance with Laws; Liens

Section 4.1. Laws. In performing its obligations under this Agreement, PQ shall comply with all federal, state, county, municipal and other governmental statutes, laws, rules, orders, permits, licenses, regulations, ordinances, judgments, decrees, directions and injunctions affecting the Partnership, the Plant site and the Zeolite products; provided however, that PQ’s good faith disagreement with any government agency concerning the applicability or scope of any such legal requirement shall not be a violation of this Agreement.

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Section 4.2. Liens. PQ shall promptly pay all of its indebtedness for labor, tools, materials, equipment, services and supplies used in performing its obligations under this Agreement. Except for liens or charges which the Partnership and PQ jointly determine to contest, PQ shall not permit any third-party lien or charge relating to PQ’s performance under this Agreement to attach in respect of the Plant Site during the term of this Agreement; provided however, that if any lien or charge shall so attach and shall not have been caused so to attach by the Partnership, PQ shall cause such lien or charge to be removed, if necessary, in the name and on behalf of the Partnership. If any amounts due in connection with the provision of a Reimbursable Service are not paid promptly by PQ or any of its sub-contractors, as the case may be, the Partnership may in its discretion and with notice to PQ, withhold from payments otherwise due to PQ an amount equivalent to such amounts due, and pay such amounts itself.

ARTICLE 5

Indemnity

A. The Partnership shall indemnify PQ under this Agreement from and against any and all liabilities, obligations, losses, damages (including but not limited to special and consequential damages, damage to property and loss of profits), penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which are imposed on or asserted against PQ either directly or indirectly by third parties and/or the Partnership arising from the performance or non-performance of Partnership activities under this Agreement, excluding willful misconduct and/or gross negligence of Plant Personnel or PQ.

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B. The Partnership shall indemnify PQ from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which are imposed on or asserted against PQ by third parties and/or the Partnership in connection with the performance or nonperformance of Partnership activities by PQ employees other than Plant Personnel under this Agreement, other than those which have arisen as a direct result of the gross negligence or willful misconduct of PQ or such PQ employees.

C. Notwithstanding Paragraphs A. or B., the Partnership will not indemnify, defend or save PQ harmless from or against any damages, consequences or otherwise to the PQ Facility or against any third-party claims arising from PQ operations at the PQ Facility.

D. The limitations and obligations set forth in A., B. and C. above shall in no manner preclude or restrict PQ from bringing any action against the Partnership in law or in equity related to claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be suffered by PQ whether caused by PQ employees performing work for the Partnership under the Agreement or otherwise.

E. PQ shall indemnify the Partnership from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which are imposed on or asserted against the Partnership by third Parties and/or PQ in connection with and arising out of PQ operations at the PQ Facility unrelated to activities directly in support of the Partnership except to the extent such are caused by the negligence or misfeasance of the Partnership.

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ARTICLE 6

Labor Disputes

Whenever PQ has knowledge that any actual or potential labor dispute is delaying or threatens to delay the timely performance of this Agreement, PQ shall immediately give notice thereof, including all relevant information with respect thereto, to the General Managers. As used in this ARTICLE 6 and in ARTICLE 3, “labor dispute” means any controversy involving wages, hours or working conditions and includes any strike, picketing, lockout work stoppage or work suspension or slow-down.

If PQ’s performance of this Agreement is excused by virtue of a labor dispute which directly affects the Plant, the Partnership shall (unless prohibited by law) have the immediate right to provide alternative personnel or services to operate the Plant during the pendency of such labor disputes.

ARTICLE 7

Term and Termination

Section 7.1. Term of Agreement. This Agreement shall terminate upon termination of the Partnership Agreement; provided however, in the event one Partner or its Affiliate shall be the Purchasing Partner of the Partnership pursuant to the Partnership Agreement it shall, as the Purchasing Partner, have the option to renew this Agreement for one three- (3-) year term provided it shall give sixty (60) days notice to PQ of such intent.

Section 7.2. Effect of Termination. Termination of this Agreement shall not terminate the obligation to make any payment that may be due at that time, or the parties’ respective covenants under Section 4.2, and ARTICLE 5 hereof or the Partnership Agreement (relating to confidentiality).

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ARTICLE 8

Miscellaneous

Section 8.1. Incorporation by Reference. Sections of the Partnership Agreement pertaining to Confidentiality; Force Majeure, Hardship; Disputes, Deadlock, Arbitration; Waiver; Governing Law; Severability of Provisions; Section Headings and References; Counterparts; and Amendments, respectively, are hereby incorporated herein by reference; provided that a waiver and amendment of this Agreement may also be effected as provided in the Partnership Agreement.

Section 8.2. Unity of Agreement and Appendices. This Agreement (including its Appendices) embodies the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements of the parties, whether written or oral, relating to all or part of the subject matter hereof.

Section 8.3. Notices. All notices, requests, demands and other communications under this Agreement, whether required by the terms hereof or otherwise, shall be in writing and shall be deemed to have been duly given if delivered personally or mailed by certified mail to the following addresses of the parties or to such other addresses as may be hereafter specified by written notice given as aforesaid to the other parties:

If to the Partnership:

Zeolyst Enterprises

Attention: General Manager

cc:	Shell Polymers and Catalyst Enterprises Inc.

P.O. Box 2463

HOUSTON     TX     77252

Attention: President

15

cc:	PQ CORPORATION

P. O. Box 840

VALLEY FORGE PA        19482

Attention: President, Specialty Chemicals Group

If to PQ:

PQ CORPORATION

P. O. Box 840

VALLEY FORGE PA        19482

Attention: President, Specialty Chemicals Group

Section 8.4. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of each of the parties hereto; provided however, that except as set forth in Section 7.1 hereof and the Partnership Agreement, neither this Agreement nor any claim or interest arising directly or indirectly out of or in connection herewith shall be assignable by either party or by operation of law without the written consent of the other party, which consent shall not unreasonably be withheld in the case of an assignment to an affiliate that controls, is controlled by or is under common control with the assignor.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first above written.

PQ CORPORATION	ZEOLYST ENTERPRISES

By:	By:
Title:	Title:

16

APPENDIX A

to

SERVICES AGREEMENT

Services			Cost Basis
1.	Reimbursable Services
	1.1	Employment Costs for Plant Personnel (Salaries, wages, taxes, fringes)	Actual
Operating Personnel including: Plant Management Maintenance Personnel Shipping/Receiving QA/QC Personnel (Chemists, Lab Techs) Office Personnel
	1.2	Employment Costs for non-Plant Personnel (Salaries, Taxes, Fringes) Providing Plant Support R&D Personnel Engineering Personnel	Actual
1.3

PQ Services at Partnership Facility

Communications

Fire, Safety, Pollution Control,

    Waste Treatment

Packaging and Shipping

Fire Brigade

Medical Service Station

Warehousing

Parts for Repair and Maintenance*

Office Supplies

Electricity and Steam

PQ Purchased Raw Materials

Travel

R&M, Outside Contractors

Actual
	1.4	Equipment and Associated Expenses for Debottlenecking and Expansion	Actual

*At replacement cost

17

Appendix A (cont.)

Services			Cost Basis	Annual Cost*
2.	Overhead Support
	2.1	Finance and Accounting
		a. Treasury	Fee	$56,000
		b. Controller	Fee	100,000
	2.2	MIS	Fee	32,000
	2.3	Physical Distribution	Fee	72,500
		Operation Planning (Inventory)
		Distribution Planning
		Transportation (Traffic)
		Procurement
	2.4	Employee Relations	Fee	62,830
	2.5	Environmental, Health & Safety	Fee	26,500
	2.6	Legal	Fee	12,500
	2.7	Customer Service	Fee	20,000

				$382,330
3.	Start-Up Cost			$100,000	**

*To be prorated for 1988 for 11 months

**For 1988 only

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SUPPLY AGREEMENT

PQ PRODUCED MATERIALS

This SUPPLY AGREEMENT, dated as of February 1, 1988, by and between ZEOLYST ENTERPRISES, a Kansas partnership (hereinafter the “Partnership”) and PQ Corporation, a Pennsylvania corporation (hereinafter “PQ”);

W I T N E S S E T H :

WHEREAS, Sodium Y Zeolite and Ammonia Y Zeolite (“Products”) and other zeolites are essential to the production of Catalyst Products;

AND WHEREAS, this Supply Agreement is executed simultaneously with a Partnership Agreement between PQ and Shell Polymers and Catalysts Enterprises Inc. (“SPACE”);

AND WHEREAS, PQ, a producer of Products, desires to sell certain quantities thereof;

AND WHEREAS, the Partnership has requirements for and desires to purchase Products;

NOW, THEREFORE, the Partnership and PQ hereby covenant and agree as follows:

ARTICLE 1

Definitions

Capitalized terms used in this Supply Agreement (the “Agreement”) except as expressly defined herein, shall, for all purposes of this Agreement, as the same may be amended or supplemented hereafter, have the same meanings as in the Partnership Agreement dated as of the same date by and between PQ and SPACE.

ARTICLE 2

Sale and Purchase

Section 2.1. PQ shall sell to the Partnership and the Partnership shall purchase from PQ, Products (as defined in Appendix A, and as agreed to from time to time) produced by PQ at the PQ Facility in Kansas City using the PQ Process and the same raw materials as in 1987 without prior qualification of replacement products.

Section 2.2. PQ agrees to supply and the Partnership agrees to purchase the Partnership’s requirements for Products for conversion to Zeolites and Zeolite-containing Catalysts; provided however, PQ’s actual commitment for any calendar year will be agreed upon no later than October 15 of the prior year based upon the Partnership’s production estimates for the next calendar year.

Section 2.3. The Partnership shall notify PQ at least forty-five (45) days before each calendar quarter of its requirements for Products for the next quarter, which notice shall be deemed a firm order. At the same time, the Partnership shall notify PQ of the Partnership’s estimated requirements for the next succeeding quarter; however, such notice shall not be binding.

Section 2.4. PQ shall have the right of first refusal to provide all additional zeolite requirements of the Partnership for conversion to Zeolites and Zeolite-containing Catalysts. In the event a third party proposes to supply such zeolites, PQ shall have thirty (30) days in which to exercise such right.

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ARTICLE 3

Price

Section 3.1. It is the intention of the parties that the Partnership will pay a fair market price for Products purchased from PQ. Accordingly, the price for the Products purchased by the Partnership from PQ shall be the average price for such Products charged to other PQ customers for similar quantity and quality, including any rebates or discounts, during the previous six- (6-) month period. If no sales have occurred during the: said six-month period, then the price for Products can be based upon bona fide offers to purchase made to PQ during such period. If PQ has had neither sales nor offers, then PQ shall determine a price for the Products based on a profited cost for such Products or a profited cost adjustment to an established precursor price during the same period of time. PQ shall provide an explanation of such price with such information as the Partnership may reasonably request.

Section 3.2. It is agreed that the initial price for Products will be as set forth in Appendix A. PQ represents that such prices are based on actual sales of Products to customers other than the Partnership or bona fide offers to purchase during the previous six- (6-) month period. Prices may be adjusted quarterly using the criteria set forth in Section 3.1.

Section 3.3. Any tax or other governmental charge on the production, sale, shipment, purchase, or use of Products produced and sold hereunder imposed on PQ by federal, state, municipal or other governmental authorities shall be added to the price herein and shall be paid by the Partnership, except taxes on income to PQ. The Partnership shall be promptly notified of any such taxes or charges.

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ARTICLE 4

Sale, Title, Risk of Loss, Storage

Section 4.1. The sale of Products to the Partnership shall occur at such time as Products are transferred to storage for the Partnership’s use. Upon such sale, title and risk of loss shall pass to the Partnership.

Section 4.2. With each annual budget the Management Committee will approve the reimbursement of PQ for the lease of a fixed number of rail cars, or appropriate units of storage capacity, to be used by PQ for the storage of Products produced for the Partnership. This reimbursement is intended only as a mechanism to reimburse PQ for Partnership storage costs and does not require PQ to dedicate specific cars or other storage units for Partnership use only.

ARTICLE 5

General Terms and Conditions

Section 5.1. All payments hereunder shall be made in U.S. Dollars to PQ at the address provided from time to time. PQ shall invoice the Partnership for all Products sold in accordance with Article 4. The Partnership shall pay PQ net thirty (30) days after sale of Products; provided however, for purposes of payment only, the date of sale for the Products delivered by PQ shall not be any sooner than the first day of the quarter for which the Products were ordered under Section 2.3 hereof.

Section 5.2. PQ shall measure and analyze the Products before delivery to the Partnership, as well as provide samples to Shell Chemical Company or its designee and keep samples of each lot for at least one (1) year after delivery. Each lot shall be a maximum of thirty thousand (30,000) pounds. Each sample shall be representative of the Products delivered. PQ shall keep records of the Products analysis for a period of one (1) year.

4

Section 5.3. Any notice of a claim by the Partnership for any reason shall be made to PQ within one (1) year of actual receipt thereof. The absence of such notice to PQ shall constitute a waiver of such claims.

Section 5.4. Except in the case of its gross negligence or willful misconduct: (a) PQ shall in no event be liable hereunder for any incidental or consequential damages; and (b) PQ’s liability, and the Partnership’s exclusive remedy for any and all loss and damage for any cause of action arising out of this Agreement, however based, shall be limited to replacement of non-conforming or defective Products or, at PQ’s option, payment in an amount not to exceed the replacement cost of the Products for which damages are claimed.

Section 5.5. PQ represents and warrants that Products produced and sold hereunder shall conform to the specifications annexed hereto or that may be agreed to by PQ and the Partnership from time to time. PQ will not make changes to the process for making Products or in the raw materials used in making Products without prior qualification of the new product. Subject to the preceding and except as otherwise expressly provided herein, PQ makes no representation or warranty of any kind, express or implied, as to merchantability, fitness for a particular purpose or use, or any other matter with respect to such Products, whether used alone or in combination with other materials.

5

Section 5.6. PQ covenants that its activities hereunder shall at all times be in compliance with the Fair Labor Standards Act, as amended, and regulations promulgated pursuant thereto and applicable laws and regulations relating to equal employment opportunity compliance. If requested by the Partnership, PQ will from time to time certify as to compliance with the foregoing in such form as the Partnership may reasonably request.

Section 5.7. Uniform Commercial Code—This contract shall be governed by and construed in accordance with the Uniform Commercial Code as in effect in the State of Kansas except as the provisions of such code are herein modified.

Section 5.8. Patent Infringement—If suit is brought against the Partnership alleging that the manufacture or sale of any staple commodity of commerce sold hereunder infringes any U.S. Patent, then PQ will defend the Partnership and pay any awards against the Partnership for such infringement, provided the Partnership gives PQ prompt written notice and permits PQ to defend. As respects all goods hereunder made especially for the Partnership, the Partnership warrants there is no U.S. Patent covering them or the Partnership has a right to have them made. PQ shall not be liable to the Partnership if sued for any U.S. Patent infringement by any goods made especially for the Partnership hereunder but, if PQ is sued, the Partnership will defend PQ and pay any awards against PQ provided PQ gives the Partnership prompt written notice and permits the Partnership to defend. the Partnership assumes all responsibility for use of any design, trademark, trade name, or part thereof, appearing on the goods at the Partnership’s request.

Section 5.9. PQ’s obligation to supply and the Partnership’s obligation to take may be reduced proportionately to any reduction of operation at PQ’s Facility in response to any governmental action relating to environmental matters.

6

Section 5.10. Credit—PQ may defer shipments, alter payment terms, or terminate this contract if the Partnership fails to pay any invoice in accordance with the terms of this contract with thirty (30) days’ prior written notice. PQ may require cash payments or satisfactory security for future deliveries, if the Partnership’s financial responsibility becomes unsatisfactory to PQ.

Section 5.11. Governmental Controls—Any governmental action substantially affecting PQ’s right to maintain or change the price, transportation terms, terms of payment or minimum requirement per shipment shall give PQ at any time such governmental action is in effect the right to cancel the contract upon thirty (30) days written notice; provided, however, if PQ continues to offer product for sale to other customers in accordance with such Government regulation or law, PQ agrees that it will continue to supply the Partnership in accordance with the provisions of this contract. Rather than cancel, PQ may by written notice elect to postpone the effective date of any price increase or proposed change to the extent so prevented until such date or dates as it is not so prevented. By electing to postpone rather than cancel, PQ will not waive the right to cancel thereafter.

ARTICLE 6

Duration

Section 6.1. This Agreement upon execution by PQ and the Partnership shall be effective as of February 1, 1988.

ARTICLE 7

Miscellaneous

Section 7.1. Articles of the Partnership Agreement dealing with Force Majeure, Hardship, Assignability, Disputes, Arbitration, Waiver and Notices, respectively, are hereby incorporated herein by reference.

7

Section 7.2. Terms and conditions of sale shall be as set out herein, and any additional or conflicting terms and conditions contained in PQ’s acknowledgment or other documents, or the Partnership’s purchase order shall be void unless expressly agreed to by both parties in writing.

Section 7.3. This Agreement shall be governed by and construed in accordance with the laws of the state of Kansas.

Section 7.4. If any provision of this Agreement should be or become fully or partly invalid or unenforceable for any reason whatsoever or violate any applicable law, this Agreement is to be considered divisible as to such provision and such provision is to be deleted from this Agreement, and the remainder of this Agreement shall be deemed valid and binding as if such provision were not included herein. There shall be substituted for any such provision deemed to be deleted a suitable provision which, as far as legally possible, comes nearest to what the parties desired according to the sense and purpose of this Agreement had this point been considered when concluding this Agreement.

Section 7.5. This Agreement may be executed in one or more counterparts by either party hereto and by either party hereto in separate counterparts, each of which, when so executed and delivered to the other party, shall be deemed an original. All such counterparts together shall constitute one and the same instrument.

8

Section 7.6. The provisions of this Agreement shall not be changed or amended except by an instrument in writing executed and delivered by authorized representatives of each of the Partnership and PQ.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed in duplicate by their duly authorized representatives.

ZEOLYST ENTERPRISES	PQ CORPORATION

By:	By:
Title:	Title:

9

APPENDIX A

TO

SUPPLY AGREEMENT

PQ PRODUCED MATERIALS

Prices effective for period February 1, 1988, through December 1, 1988.

CP300-63Z Sodium Y price (total volatiles free basis)	$1.00 per lb.
CP304-68Z Ammonium Y price (total volatiles free basis)	$1.65 per lb.

For Product meeting the specifications of Appendix B hereto.

F.O.B. PQ’s Powder Plant

10

APPENDIX B

SPECIFICATIONS FOR PQ ZEOLITES

PROPERTY	VALFOR CP304-69Z NH4Y	VALFOR CP300-63Z NaY	TEST METHOD/ COMMENTS
Unit Cell Size, A°	24.69 ± 0.03	24.63 ± 0.03	ASTM 3942

Surface Area, m2/g	775 min	760 min	Single point N2 BET at P/Po=0.05

Crystallinity, %	95 min	90 min	ASTM D-3906; peak area integration of four strongest peaks vs NaY standard (Lot S-472-1-Y) or NH4Y standard (Lot 896-38-3)

Na2O (TVM free basis), wt %	2.5 min		Atomic Absorption Spectrophotometry

pH		11.0 max	pH electrode (1% slurry, anhydrous basis, at 3 min)

Total Volatile Matter, %	report	report	Not a specification, but needed to determine TVM free weight for process control and sales records. (800°C, 30 min)

NOTE: Proposed lot size for either product is a daily composite, not to exceed 30,000 lb. (TVM free basis)

MEMORANDUM OF UNDERSTANDING

WHEREAS PQ Corporation and Shell Polymers and Catalysts Enterprises Inc (SPACE) have formed the general partnership Zeolyst Enterprises effective February 1, 1988; and

WHEREAS the Partnership Agreement forming Zeolyst Enterprises provided for a Partnership Manufacturing Agreement, Exhibit 6 of the Partnership Agreement, and said Agreement is, as of the date hereof, not complete for purposes of execution; and

WHEREAS the Partners and the Partnership have reached concurrence on the main business principles to be contained in the Partnership Manufacturing Agreement which are generally set out in a draft of said Agreement and attached hereto as Exhibit 1;

NOW THEREFORE, in consideration of the premises and mutual convenants herein set forth;

The Partners and the Partnership agree that it is in the best interests of the Partnership to allow, and therefore the Partners and Partnership agree to allow, PQ Corporation to make use of the Partnership’s plant consistant with the terms and conditions set out in Exhibit 1 until a complete formal Agreement can be executed or May 1, 1988, whichever comes first.

March 16, 1988

Shell Polymers and Catalysts Enterprises Inc	PQ Corporation	Zeolyst Enterprises

By:	By:	By:
Title:	Title:	Title:

EXHIBIT 6

PARTNERSHIP MANUFACTURING AGREEMENT

This Agreement is entered into as of February 1, 1988, by and between PQ Corporation (hereinafter “PQ”) and Zeolyst Enterprises (hereinafter “Partnership”).

WHEREAS, PQ and Shell Polymers and Catalysts Enterprises Inc. (hereinafter “SPACE”) have created Zeolyst Enterprises as a partnership to manufacture and market Zeolites and Zeolite-containing Catalysts;

AND WHEREAS, it is within the Scope of Business of the Partnership to toll manufacture products for PQ when capacity permits;

AND WHEREAS, from time to time PQ has manufactured and sold Proprietary Zeolites and Proprietary Zeolite-containing Catalysts;

NOW THEREFORE, in consideration of the premises and mutual convenants herein set forth, the parties hereto agree:

1. Definitions. Capitalized terms used in this Partnership Manufacturing Agreement (the “Agreement”) but not defined herein shall, for all purposes of this Agreement, as the same may be amended or supplemented from time to time hereafter, have the same meanings as specified in the Partnership Agreement between PQ and Shell Polymers and Catalysts Enterprises Inc. executed simultaneously with this Agreement.

2. Partnership Obligations. The Partnership hereby agrees that when capacity is available in the Specialty Zeolite/Catalyst Plant, the Partnership shall, upon the request of PQ, toll manufacture Proprietary Zeolites and Proprietary Zeolite-containing Catalysts for PQ. Such availability shall be determined in accordance with the Zeolite/Catalyst Plant access priority system set forth in Section 5.3 of the Partnership Agreement, and once the commitment has been made for plant utilization within said system, that commitment shall have priority over any new requirements of the Partnership.

3. PQ Obligations. PQ shall provide the Partnership with all raw materials required for making Proprietary Zeolites and Proprietary Zeolite-containing Catalysts.

4. Consideration. PQ shall pay to the Partnership for all plant utilization on a Profited Cost basis using the formula established in the Partnership Agreement and based upon the actual plant time and equipment utilized. Furthermore, PQ shall hold the Partnership harmless from any liability related to the sale and use of all Proprietary Zeolites and Proprietary Zeolite-containing Catalysts made for PQ under this Agreement.

5. Termination. The term of this Agreement shall begin on its effective date and shall continue in effect until terminated pursuant to Article 16 of the Partnership Agreement.

6. Assignment. This Agreement may not be assigned without the prior written consent of the other party; provided, however, that either party may assign this Agreement to a wholly-owned subsidiary.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above.

PQ CORPORATION	ZEOLYST ENTERPRISES

By:	By:
Title:	Title:

2

SHELL SALES AGREEMENT

THIS AGREEMENT, dated the 16th day of March, 1988, between Shell Chemical Company, a division of Shell Oil Company, a corporation organized and existing under the laws of the State of Delaware, having an office at 900 Louisiana, Houston, Texas 77001 (hereinafter referred to as the “Agent”) and Zeolyst Enterprises, a general partnership organized and existing under the laws of the State of Kansas, having an address at Valley Forge Executive Mall, 500 East Swedesford, Valley Forge, Pennsylvania 19482 (hereinafter referred to as the “Seller”).

WITNESSETH

WHEREAS, a partnership has been formed between Shell Polymers and Catalysts Enterprises Inc., a subsidiary of Shell Oil Company, and PQ Corporation, a corporation organized and existing under the laws of Pennsylvania (hereinafter referred to as “PQ”) for the purposes of producing and marketing Zeolites and Zeolite-containing Catalysts; and

WHEREAS, to support the Partnership, the parties desire that Agent coordinate the sale of Zeolite-containing Catalysts (as defined in the Partnership Agreement); and

WHEREAS, Shell Chemical Company is willing to coordinate the sale of Zeolite-containing Catalysts and sell said Catalysts themselves or through properly chosen third parties;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Definitions

(a) “Target Price Range” shall mean the price range for Zeolite-containing Catalysts nominated by Seller, FOB Seller’s plant, for sale in the Territory.

(b) “Approved Sales Contract Form” shall mean the form of contract which the parties may from time to time agree upon which the Agent is to represent to purchasers as being acceptable to Seller and under and subject to which all sales of Zeolite-containing Catalysts shall be made.

(c) “Associates” with respect to Shell Oil Company shall mean N.V. Koninklijke Nederlandsche Petroleum Maatschappij, a Netherlands company, the “Shell” Transport and Trading Company, p.l.c., an English company, and any company, (including a corporation, partnership, joint venture, or other association) other than Shell Oil Company or its Affiliates, in which the two first-mentioned companies or either of them shall at the time in question, directly or indirectly, through one or more entities own a fifty percent (50%) or more interest in such company.

(d) “Affiliate(s)” with respect to Shell Oil Company and Shell Chemical Company shall mean any company, (including a corporation, partnership, joint venture, or any other association) other than Shell Oil Company or Shell Chemical Company, in which Shell Oil Company shall at the time in question, directly or indirectly, through one or more entities own a fifty percent (50%) or more interest in such company.

(e) For the purposes of the definitions in (c) and (d) above and Section 14(c)(1) below, it is understood that:

(i)

a company directly owns a fifty percent (50%) or more interest in a particular company if that other company holds shares or interest carrying fifty percent (50%) or more of the votes exercisable at a general meeting of shareholders (or its equivalent) of the said particular company and is entitled to appoint persons to the Board of Directors or analogous management body holding fifty percent (50%) or more of the votes of the Board of Directors or such management body on all matters to be determined by the Board of Directors or such management body, and

(ii)	the other company (hereinafter referred to as the “parent company”) indirectly owns a fifty percent (50%), or more, interest in a particular company if a series of companies can be specified beginning with a parent company and ending with the particular company so related that each company of the series, except the particular company, directly owns a fifty percent (50%), or more, interest in a later company in the series.

(f) “Selling” shall mean all activities necessary and customary to seek out purchasers and secure binding commitments from said purchasers, including providing start-up assistance to purchasers, monitoring catalyst performance in customers units and developing and communicating product performance projections to potential purchasers by Agent or Agent’s personnel.

(g) “Territory” shall mean the United States, its possessions and territories, Canada and Mexico.

2.	Appointment and Technical Services

(a) Subject to the terms and conditions of this Agreement, Seller hereby appoints Agent, and/or Agent’s assignee under Section 14 hereof (collectively referred to as “Agent” hereafter), and Agent hereby accepts appointment as exclusive Selling representative to solicit sales of Zeolite-containing Catalysts from purchasers in the Territory in mutually identified Customer End Uses. Agent shall advise prospective purchasers of the characteristics of Zeolite-containing Catalyst produced by Seller and of the prices and terms and conditions of sale on which said purchasers may purchase Zeolite-containing Catalysts.

(b) Expansion of Territory. If Seller is legally and contractually able; and, at Seller’s sole discretion, decides to sell into markets beyond the Territory, Seller will offer to Agent the opportunity to be appointed the exclusive sales representative into any and all expansion territory; provided however, that Agent can demonstrate to Seller’s satisfaction that Agent can reasonably fulfill its obligations under this Agreement in such expanded territory. The commission structure for such expansion of the Territory shall be substantially the same as provided in Section 5. In the event such Territory expansion includes countries where business cannot practically be conducted without the utilization of additional intermediaries, a revision to the commission structure will be considered.

(c) Agent will initially be responsible for the selling of Zeolite-containing Catalysts in the following Customer End Uses (CEU): second stage hydrocracking, C5/C6 isomerization and distillate deep hydrogenation. Additionally, Agent agrees to provide services to resell regenerated Zeolite-containing Catalysts originally sold by Seller and acquired by Agent, whether or not acquired by Agent with the assistance of Seller, and the proceeds from such sale shall be shared with Seller as provided in Section 5(a) herein.

(d) Sales Staffing. Agent shall provide a Selling network sufficient to cover the Territory.

(e) Training. Agent will provide sales personnel who shall be appropriately technically trained and experienced in hydroprocessing catalyst utilization. Seller shall provide training to Agent’s personnel specific to Zeolite-containing Catalyst utilization, at Seller’s expense.

(f) Use Technology for Customer. Agent will make available under appropriate protective agreements, such necessary know-how as would allow a purchaser to use the Zeolite-containing Catalysts being sold by Agent. In recognition of the exclusive appointment under this Agreement and with the recognition that Shell Chemical Company and its Affiliates have specialized knowledge as to the use of Zeolite-containing Catalysts, if the obligations of Agent under this Agreement have been assigned as provided in Section 14, then Shell Chemical Company will provide to the assignee, under confidentiality agreements suitable to Shell Chemical Company, the same necessary know-how to allow assignee to fulfill its selling obligation under this Section 2(f).

(g) Technical Service Support by Agent. In addition to the activities required of Agent for Selling product hereunder, Agent will also make available appropriate customer/technical service support to Zeolite-containing Catalysts purchasers. Agent will take those steps necessary so that the customer/technical services can be provided by the Catalyst Department of Shell Development Company, a division of Shell Oil Company, under the Shell Services Agreement. This obligation shall survive any assignment of this Agreement by Agent, unless Agent can reasonably demonstrate to Seller that comparable technical services are available through assignee.

(h) Technical Service Support Forecasts. Agent will estimate the necessary technical service support requirements for each CEU for next prospective calendar year. Agent will inform Seller of these estimates at least six (6) months prior to the start of the next calendar year. Seller shall review and approve these estimates. If Seller fails to notify Agent of any objection to the estimates submitted sixty (60) days prior to the next calendar year, then the said estimate shall be deemed approved. Then during the said calendar year, Seller shall be invoiced for all actual services performed under the Shell Services Agreement between Seller and Agent dated concurrently herewith. Agent shall provide a written quarterly forecast of technical service support requirements forty-five (45) days prior to the beginning of each quarter that it intends to utilize in the next quarter.

(i) Customer End Use Expert. Agent shall identify to the Seller a single individual for each Customer End Use who shall serve as the Technical Use Expert for that CEU. Such Expert shall be skilled in the proper utilization of Zeolite-containing Catalysts within the CEU. If this Agreement is assigned as provided under Section 14, Seller shall have the right to approve any such appointment by the Assignee.

(j) Bid and Credit Requirements. Agent will promptly disclose details of all bids provided to potential purchasers and shall maintain appropriate records on such bids. Agent shall provide Seller with credit data and other information on current and prospective purchasers, prior to consummation of any sale.

(k) Market Requirement Feedback. It is specifically expected that Agent will routinely provide Seller with market information based on Agent’s customer contacts to aid Seller in developing Seller’s business plans and marketing strategy. Therefore Agent shall allow Seller to have access to Agent’s Technical Use Experts, salesmen, and other relevant personnel at reasonable times on a quarterly basis for the purpose of discussions with such persons about market requirements.

(l) Customer Information Requirements. Agent shall provide Seller annually a current customer list for each CEU, including anticipated catalyst volume and timing requirements, for the following five (5) years, as available. This customer information will be provided with the annual sales forecasts of Section 2(o). During each calendar year, Agent shall provide Seller, on a mutually agreed frequency and format, feedback on:

(a)	customer visits,

(b)	selling services provided,

(c)	technical service support provided, and

(d)	other promotion and advertising.

Agent shall provide Seller all CEU customer call reports, and to the extent they meet the mutually agreed requirements of (a), (b), and (c), the said call reports shall be considered to satisfy such requirements.

(m) Promotion and Advertising Requirements. Agent agrees to promote and advertise Seller’s catalysts to at least the same extent Agent promotes and advertises other catalysts produced and sold by Agent. Agent and Seller agree to reasonably cooperate, including the sharing of costs for advertising and promotion activities designed to specifically promote Seller’s catalysts, should Agent or Seller initiate such activity.

(n) Addition of Customer End Uses. Seller anticipates the addition of Customer End Uses during the term of this contract. Seller hereby grants to Agent the first right to negotiate the addition of any such CEU to this Agreement, should such CEU fall within Agent’s marketing capability.

(o) Sales and Selling Activity Forecasts. Agent will notify Seller no later than May 15, 1988 and each succeeding September 1st thereafter during the term of the Agreement of its best estimate concerning its projected sales activities and projected sales by CEU during the next succeeding calendar year. Agent shall send Seller, within forty-five (45) days of execution of this Agreement and quarterly thereafter on the forty-fifth day of each quarter, a revised report on projected sales for the next twelve (12) months.

3.	Acceptance of Orders

(a) All orders for the Zeolite-containing Catalysts shall be placed directly with Seller. Notwithstanding the right of Agent to advise prospective purchasers of the terms and conditions on which Zeolite-containing Catalysts may be purchased, no order shall be effective until accepted by Seller in writing, provided, however, that subject to the provision of Article 12 regarding force majeure, Seller agrees to accept all orders solicited by Agent and placed with Seller which contain terms and conditions substantially similar to the Approved Sales Contract Form and which comply with the provisions of this Section 3 regarding quantity and specifications, and Section 4 hereof regarding price and the establishment of satisfactory credit.

(b) At time of notification to Seller of an order, Agent shall advise Seller of transportation details associated with the order and Seller shall promptly advise Agent of the cost at which Seller will provide such transportation services (hereinafter called “Transportation Services”). Seller will provide or arrange for the Transportation Services unless the purchaser wishes to provide otherwise. In either case the Sales Contract shall provide that the risk of loss shall shift to purchaser upon the loading of purchased catalysts, and all transportation costs shall be added to the Purchase Price hereunder.

(c) Seller and Agent shall agree in writing at the beginning of each calendar year as to the specific products which will be available to Agent to market, the Customer End Uses, and the timing of the availability of such products. The products initially available to Agent, together with pertinent specifications, are set out in Exhibit A. Seller will provide Agent notice of changes in products and the expected date of introduction as soon as such information is available to Seller.

4.	Purchase Price

(a) It is the intent of the parties that all Zeolite-containing Catalysts sold hereunder shall be within a Target Price Range established by the Seller.

(b) The Target Price Range is to be determined by Seller, and Agent shall be notified of such Target Price Range. Agent is authorized to quote a price for Zeolite-containing Catalysts to prospective purchasers at a Quote Price within the Target Price Range. Any further changes in price must be requested by Agent from Seller and be quoted only after receipt of written approval from Seller’s General Manager.

(c) Price invoiced to purchasers shall be the Quote Price, as described in subparagraph (b) above, plus the cost of any Transportation Service, taxes (other than income taxes), tariffs, duties, and insurance paid by Seller. All invoicing shall be done by Seller at the time of shipment of the Zeolite-containing Catalysts.

(d) On the fifteenth day of each calendar month Seller shall advise Agent in writing of the Target Price Range for the next succeeding calendar month. Any failure by Seller to so notify Agent will be deemed an authorization by Seller to continue the Target Price Range of the previous month.

(e) In the event Agent requests Seller to provide a material not normally produced by Seller and if Seller agrees to do so, Seller shall quote a price to Agent for such requested materials prior to producing the material and Agent will accept or reject such quoted price without negotiation.

5.	Commission

(a) First Three Years. Commissions to be paid to Agent by Seller shall be generally set at an agreed percentage of the net sales revenue in a particular Customer End Use. During the first three (3) years of a CEU, a flat rate from 10% up to and including 15% of net sales will be established and paid by the Seller to the Agent. The intent of this rate differentiation is to provide the Agent with incentive to sell Seller’s higher margin products.

Net sales shall be calculated so that transportation charges, tariffs, duties, insurance, taxes (other than income taxes), paid by Seller and discounts, returns and allowances, if any, are first deducted from the gross sales revenue.

Both parties agree that for 1988, 1989, and 1990 these commission rates shall apply to the following Customer End Uses:

Second Stage Hydrocracking	10%
C5/C6 Isomerization	15%

The Distillate Deep Hydrogenation commission rate for these years will be set when additional market knowledge is available, but in any case prior to the first quotation.

(b) Commission Rates After the First Three Years into a Particular CEU. The Commission rate after the first three years shall be reduced by 20% from the initial commission rate established as in Section 5(a) above, for net sales in that CEU up to the level of the prior year’s sales. Net sales above the prior year’s sales in a CEU will be commissioned at the initial commission rate utilized for such CEU as in Section 5(a) above.

(c) Commissions on Additional CEU’s. It is anticipated that the commission to be paid to Agent for selling into new CEU’s will follow the same rates as set out in Section 5(a) and (b), i.e. a flat rate between 10% and 15% on annual net sales for the first three years, followed by a 20% lower rate on net sales, up to the prior year’s net sales, with the original commission rate applying for net sales above the prior year’s level.

Rate Renegotiation

The commission rates set out in this Section 5 shall be subject to renegotiation between the parties for sales made after the fifth anniversary date of this Agreement and every two years thereafter. Agent shall be paid a commission for all catalysts sold for Seller regardless of identity or affiliation of purchaser.

Regenerated Catalyst

For any resales of regenerated Zeolite-containing Catalysts (originally produced by Seller) made by Agent under this Agreement, the net profits received by Agent (i.e., gross sales minus acquisition costs, regeneration costs, and direct selling costs) shall be shared equally by Agent and Seller.

(d) Within fifteen (15) days after the end of each month, Seller shall determine the Agent’s earned commissions for such month.

(e) Payment terms are net thirty (30) days from the end of said month.

(f) If following receipt of Seller’s payment, Agent notifies Seller that it questions all or any part of such amounts, Seller shall provide to Agent a certificate, signed by Seller’s General Manager or his designate, explaining the matter or matters in question in reasonable detail to permit Agent to verify the accuracy of such amounts, within thirty (30) days of such request.

(g) Agent, on reasonable notice, may request an annual audit to verify the accuracy of Seller’s determination of earned commissions under subsection (a) above, by an independent public accounting firm, selected by Agent and reasonably acceptable to Seller. The costs of such audit shall be shared equally by Agent and Seller. The public accounting firm will report to the parties as to such accuracy. Seller will cooperate with such public accounting firm in the performance of such audit. Such audit shall be conducted during normal business hours and in a manner so as to cause minimum inconvenience to Seller. Upon receipt from such public accounting firm of notice of any inaccuracy and upon confirmation, Seller will pay or invoice Agent as appropriate to correct any inaccuracies. Such audits may be requested no more than once every twelve (12) months and for any calendar year must be requested within six (6) months after the completion of that calendar year.

(h) If this Agreement is terminated for any reason other than misfeasance of Agent, then for a period of three (3) years from the date of termination, Agent shall receive one-half of the normal set commission for any Zeolite-containing Catalysts which are sold by Seller or an agent of Seller during said three (3) year period, provided:

(1)	Purchaser had previously purchased the same Zeolite-containing Catalyst from Seller for the same CEU at some time in the previous three (3) years prior to termination of this Agreement; and

(2)	The Zeolite-containing Catalysts purchased was one or more of the same Zeolite-containing Catalysts made available by Seller to be sold by Agent during the term of this Agreement and all extensions thereof.

6.	Independent Contractor

Neither party shall have the right to control or direct the activities of the other party in the conduct of the activities hereunder in any manner whatsoever, and each party, in performing activities hereunder, shall do so as an independent contractor.

7.	Product Changes

Either party may propose changes to the specifications and properties of the Zeolite-containing Catalysts to be sold hereunder. Seller will notify Agent of its decision to make any product changes in writing ninety (90) days prior to initiation of any changes to product specifications.

8.	Term

This Agreement shall commence on the date of execution and continue for a primary term of five (5) years or the dissolution of Seller whichever is earlier. This Agreement shall thereafter continue on a year-to-year basis subject to termination by either party at any time on six (6) months written notice.

9.	Priority

Seller acknowledges that production of sufficient product to fulfill all contractual commitments for sales of Zeolite-containing Catalysts obtained by Agent subject to compliance with Sections 3 and 4 above, for as long as Agent is the exclusive Agent hereunder, takes precedence over any other products to be produced by Seller at Seller’s Zeolite Plant, but in the event that the production of Zeolite-containing Catalysts is curtailed, Seller shall allocate its remaining production in a fair and equitable manner to enable it to fulfill sales contracts with as many purchasers of Zeolite-containing Catalysts from Seller as is practical.

10.	Delivery

Unless otherwise specifically agreed by the parties, delivery of Zeolite-containing Catalysts sold hereunder will be made and title and risk of loss shall pass to the purchaser F.O.B. Seller’s plant.

11.	Warranties

Seller warrants that the Zeolite-containing Catalysts sold pursuant to this Agreement shall meet the specifications set forth in the attached Exhibits or as published by Seller, or as changed pursuant to Article 7. Seller also warrants that it will comply with all applicable laws and governmental regulations and orders. Except as set forth in this Article 11, THERE ARE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12.	Force Majeure

(a) “Force Majeure” shall mean acts of God, wars, strikes, lockouts, or other industrial disturbances, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, civil disturbances, explosions, breakage or accident to machinery, pipelines or processing plant, government regulations, curtailment of or other inability to obtain equipment, supplies or materials, temporary failure of gas supply, and any other cause whether of the kind herein enumerated or otherwise not within the control of the party claiming suspension, all of which by the exercise of due diligence such party is unable to prevent; but provided, however, that the above requirement that any Force Majeure shall be remedied with the exercise of due diligence shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the party having the difficulty.

(b) In the event that further lawful performance of this Agreement or any part hereof by either party hereto shall be rendered impossible by or as a consequence of Force Majeure, such party shall not be considered in default hereunder by reason of such failure to perform occasioned thereby and neither party may claim penalties, interests or any other compensation or participation in damages caused by the Force Majeure.

(c) The party claiming Force Majeure shall notify the other party, in writing, within thirty (30) days after the occurrence of the Force Majeure stating the date of the beginning of same. In the event that the party claiming Force Majeure under this Article 12 fails to notify the other party, in writing, within the prescribed thirty (30) day period, the claiming party will forfeit any rights it may have by virtue of Force Majeure under this Agreement and said party will be deemed to have taken on all of the risks and consequences of said Force Majeure.

(d) In the event, however, that the party claiming Force Majeure complies with the provisions of Article 12 hereto, then the Force Majeure shall automatically extend the times called for in this Agreement for the party to perform.

13.	Confidentiality and Non-Compete

(a) Each party hereby agrees that, as to confidential information disclosed by one party to the other, the following shall apply:

Any proprietary information or data (including but not limited to such information or data regarding either party’s formulations, products performance, standard specifications, or customers disclosed by either party to the other party) is herein referred to as “Confidential Information”. Neither party shall, without the prior written consent of the other Party, use, except for the purpose of carrying out this Agreement, or disclose to others any Confidential Information disclosed to it by the other party. The foregoing restrictions on use and disclosure shall not apply or shall cease to apply, as the case may be, to any such Confidential Information:

(1)	which is, as can be established by competent evidence, in the possession of the nondisclosing party without obligation of confidentiality at the time it is obtained from the other party;

(2)	which is, or through no fault of the nondisclosing party becomes, available to the public; or

(3)	which becomes available to the nondisclosing party from a third party without obligation of confidentiality.

Specific Confidential Information shall not be deemed to be available to the public or in the prior possession of the nondisclosing party merely because it is embraced by more general information available to the public or in the possession of such party.

No right or license, express or implied, is granted or is intended to be granted under this Agreement by either party to the other under any patent, patent application or Confidential Information except in the case of Agent, the right to utilize Confidential Information to the extent and only to the extent for Agent to carry out its responsibility to effect sales pursuant to this Agreement.

The provisions of this section shall survive termination of this Marketing Agreement for a period of three (3) years, provided however the disclosure of customer lists and customer information by Seller to any successor Agent shall not be a violation of this clause.

(b) Agent agrees that for so long as Agent remains the Agent of Seller under this Agreement and for twelve (12) months after the termination of this Agreement, unless released by Seller in writing:

(1)	Agent shall not, other than for the benefit of Seller, sell, market, promote or perform any other related activity, for any Zeolite-containing Catalysts or zeolites to be used for catalysts, into any Customer End Use identified in accordance with this Agreement.

(2)	The above non-compete provision is not to be construed to prohibit Agent from any other activity such as, but not limited to

a.	toll manufacturing of proprietary products for other entities or their licensees;

b.	selling Agents own non-zeolite catalysts or precursors thereof;

c.	developing, manufacturing and selling any products, including Zeolite-containing Catalysts, outside of the Territory subject only to the obligation contained in Section 13 a hereof;

d.	developing, manufacturing, and selling products into any end use application not identified as a Customer End Use hereunder;

provided such activities do not use or disclose the Confidential Information of Seller.

14.	Assignability

(a) This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and shall be assignable to the successors of substantially the entire business of either party relating to the subject matter of this Agreement. This Agreement shall not be otherwise assignable by either party without the written consent of the other party. Such consent shall not be unreasonably withheld.

(b) Either party may assign this Agreement to a wholly-owned subsidiary without the consent of, but with prompt written notice to, the other party. The party assigning this Agreement to a wholly-owned subsidiary shall remain primarily liable for the performance of the duties and obligations owed the non-assigning party. Except as herein provided no assignment to this Agreement shall be valid without assignment to and assumption by such successors and assigns of all the rights and obligations under this Agreement.

(c) Shell Chemical Company, the initial agent hereunder, and only Shell Chemical Company, shall have certain specific rights of assignments as follows:

(1)	To assign all or any part of the obligations for selling to any Affiliate or to a company in which Shell Oil Company, or an Affiliate of Shell Oil Company, and an Associate of Shell Oil Company together own, directly or indirectly, a fifty percent (50%) or more interest in said company, with the prior consent of Seller, which consent shall not be unreasonably withheld; and

(2)	To assign all or any part of the obligations for selling Seller’s products to any qualified third party with the consent of Seller, such consent not to be unreasonably withheld; and

(3)	Any such assignment or assignments may be made so as to result in a division of the selling responsibility for different products and/or territories to different parties.

(d) Priority Treatment. Provided that Agent assigns this Agreement to an assignee under Section 14(c) above, such assignment is conditioned upon assignee affirmatively accepting the following obligations:

(i)	Seller and Assignee shall agree that Seller is the preferred third-party supplier of zeolites for assignee and assignee is the preferred third-party manufacturer of Zeolite-containing Catalysts for Seller.

(ii)	If either party desires the product or service available from the other party as set out in 14(d) (i) above, then both parties shall enter into good faith negotiations to reach a mutually agreeable arrangement concerning such product or service.

(iii)	The parties agree that they will seek to negotiate an agreement during the sixty (60) day period after notice by the requesting party of its desire to enter into an agreement. The priority rights granted under this Section 14(d) are premised on the condition that the supplying party can demonstrate a satisfactory ability to provide either the product or service in a timely manner and to the standards set out by the requesting party.

(iv)	If the parties fail to reach an agreement within the sixty (60) day period set out in Section 14(d)(iii) above, then the requesting party may enter into a contract with any other third-party it so chooses, provided however that the arrangement is not on terms more favorable than that offered the preferred supplier identified in Section 14(d)(i).

15.	Notices

Notice by either Seller or Agent will be made only by personal delivery, mail or telegram addressed to the other party at its address first set forth above, and will be considered given as of the time it is deposited with the U.S. Postal Service or the telegraph company, postage or charges prepaid.

16.	Governing Law

The parties hereto agree that this Agreement shall be construed and all questions relating thereto shall be determined in ACCORDANCE WITH THE LAWS OF THE STATE OF KANSAS, without recourse to its conflicts of law principles.

17.	Entirety/Modifications

This Agreement is intended to implement the intent of the Partners under the Partnership Agreement concerning the subject matter hereof. This Agreement, the Partnership Agreement and the other agreements referred to herein and in the Partnership Agreement constitute the entire agreement between the parties concerning the subject matter hereof and supersede any prior understanding or written or oral agreements respecting the subject matter of this Agreement. Neither this Agreement nor any agreements supplementing or amending this Agreement, except for any order acknowledgement issued by Seller, nor any waiver hereunder will be binding unless signed by both parties, and performance prior to such execution shall not constitute a waiver of this requirement.

18.	Further Assurance

Each of the Parties agrees to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be necessary to more fully effectuate this Agreement and to carry on the business for the Partnership in accordance with this Agreement.

19.	Headings

The headings used in this Agreement are for reference purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

20.	Section Numbers

Unless otherwise indicated, reference to Section numbers are to Sections of this Agreement.

21.	Parties Bound

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, and assigns where permitted by law.

22.	Severability

In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

23.	Further Remedies

Pursuit by a party of any of the foregoing remedies shall not preclude pursuit by it of any of the other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any amount due it or of any damages accruing by reason of the violation of any of the terms, provisions and covenants contained in this Agreement.

24.	Waiver

No waiver by any party of the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the party from, performance of any other provision, condition or requirement herein; nor be deemed to be a waiver of, or in any manner release the other party from future performance of the same provision, condition or requirement; nor shall any delay or omission by any party to exercise any right hereunder in any manner impair the exercise of any such right or any like right accruing to it thereafter.

IN WITNESS THEREOF, this Agreement has been duly executed on behalf of the parties by their respective authorized officers as of the day and year first above written.

SHELL CHEMICAL COMPANY, A Division of SHELL OIL COMPANY	ZEOLYST ENTERPRISES

By:	By:
Title:	Title:

SALES AGREEMENT

EXHIBIT A

PRODUCT SUPPLEMENT NUMBER

ZEOLYST ENTERPRISES (SELLER)

SHELL CHEMICAL COMPANY (AGENT)

PRODUCT	QUANTITY	DELIVERY LOCATION

PQ SALES AGREEMENT

THIS AGREEMENT, dated the 16th day of March, 1988, between PQ Corporation, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, having an office at P.O. Box 840, Valley Forge, Pennsylvania 19482 (hereinafter referred to as the “Agent”) and Zeolyst Enterprises, a general partnership organized and existing under the laws of the State of Kansas, having an address at Valley Forge Executive Mall, 500 East Swedesford, Valley Forge, Pennsylvania 19482 (hereinafter referred to as the “Seller”).

WITNESSETH

WHEREAS, a partnership has been formed between Shell Polymers and Catalysts Enterprises Inc., a subsidiary of Shell Oil Company, and PQ Corporation for the purposes of producing and marketing Zeolites and Zeolite-containing Catalysts; and

WHEREAS, to support the Partnership, the parties desire that Agent coordinate the sale of Zeolites (as defined in the Partnership Agreement); and

WHEREAS, Agent is willing to coordinate the sale of Zeolites and sell said Zeolites themselves or through properly chosen third parties;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Definitions

(a) “Target Price Range” shall mean the price range for Zeolites nominated by Seller, FOB Seller’s plant, for sale in the Territory.

(b) “Approved Sales Contract Form” shall mean the form of contract which the parties may from time to time agree upon which the Agent is to represent to purchasers as being acceptable to Seller and under and subject to which all sales of Zeolites shall be made.

(c) “Affiliate(s)” with respect to Agent shall mean any company, (including a corporation, partnership, joint venture, or any other association) other than Agent in which Agent shall at the time in question, directly or indirectly, through one or more entities own a fifty percent (50%) or more interest in such company.

(d) For the purposes of the definitions in (c) and Section 14(c)(1) below, it is understood that:

(i)	a company directly owns a fifty percent (50%) or more interest in a particular company if that other company holds shares or interest carrying fifty percent (50%) or more of the votes exercisable at a general meeting of shareholders (or its equivalent) of the said particular company and is entitled to appoint persons to the Board of Directors or analogous management body holding fifty percent (50%) or more of the votes of the Board of Directors or such management body on all matters to be determined by the Board of Directors or such management body, and

(ii)	the other company (hereinafter referred to as the “parent company”) indirectly owns a fifty percent (50%), or more, interest in a particular company if a series of companies can be specified beginning with a parent company and ending with the particular company so related that each company of the series, except the particular company, directly owns a fifty percent (50%), or more, interest in a later company in the series.

(f) “Selling” shall mean all activities necessary and customary to seek out purchasers and secure binding commitments from said purchasers, including providing Zeolite use assistance to purchasers, monitoring Zeolite performance in customers plants and developing and communicating product performance expectations to potential purchasers by Agent or Agent’s personnel.

(g) “Territory” shall mean the United States, its possessions and territories, Canada and Mexico.

2.	Appointment and Technical Services

(a) Subject to the terms and conditions of this Agreement, Seller hereby appoints Agent, and/or Agent’s assignee under Section 13 hereof (collectively referred to as “Agent” hereafter), and Agent hereby accepts appointment as exclusive Selling representative to solicit sales of Zeolites from purchasers in the Territory which Seller concurs are consistent with the marketing strategy of Seller. Agent shall advise prospective purchasers of the characteristics of Zeolites produced by Seller and of the prices and terms and conditions of sale on which said purchasers may purchase Zeolites.

(b) Expansion of Territory. If Seller is legally and contractually able; and, at Seller’s sole discretion, decides to sell into markets beyond the Territory, Seller will offer to Agent the opportunity to be appointed the exclusive sales representative into any and all expansion territory; provided however, that Agent can demonstrate to Seller’s satisfaction that Agent can reasonably fulfill its obligations under this Agreement in such expanded territory. The commission structure for such expansion of the Territory shall be substantially the same as provided in Section 5. In the event such Territory expansion includes countries where business cannot practically be conducted without the utilization of additional intermediaries, a revision to the commission structure will be considered.

(c) Sales Staffing. Agent shall provide a Selling network sufficient to cover the Territory.

(d) Training. Agent will provide sales personnel who shall be appropriately technically trained and experienced in Zeolite utilization. Seller shall provide training to Agent’s personnel specific to Zeolites utilization, at Seller’s expense.

(e) Use Technology for Customer. Agent will make available under appropriate protective agreements, such necessary know-how as would allow a purchaser to use the Zeolites being sold by Agent. In recognition of the exclusive appointment under this Agreement and with the recognition that Agent has specialized knowledge as to the use of Zeolites, if the obligations of Agent under this Agreement have been assigned as provided in Section 13, then Agent will provide to the assignee, under confidentiality agreements suitable to Agent, the same necessary know-how to allow assignee to fulfill its selling obligation under this Section 2(e).

(f) Technical Service Support by Agent. In addition to the activities required of Agent for Selling product hereunder, Agent will also make available appropriate customer/technical service support to Zeolites purchasers. Agent will take those steps necessary so that the customer/technical services can be provided by the Agent. This obligation shall survive any assignment of this Agreement by Agent, unless Agent can reasonably demonstrate to Seller that comparable technical services are available through assignee.

(g) Technical Service Support Forecasts. Agent will estimate the necessary technical service support requirements for each Zeolite for the next prospective calendar year. Agent will inform Seller of these estimates at least six (6) months prior to the start of the next calendar year. Seller shall review and approve these estimates. If Seller fails to notify Agent of any objection to the estimates submitted sixty (60) days prior to the next calendar year, then the said estimate shall be deemed approved. Then during the said calendar year, Seller shall be invoiced for all actual services performed under the PQ Services Agreement between Seller and Agent dated concurrently herewith. Agent shall provide a written quarterly forecast of technical service support requirements forty-five (45) days prior to the beginning of each quarter that it intends to utilize in the next quarter.

(h) Zeolite End Use Expert. Agent shall identify to the Seller a single individual who shall serve as the Technical Use Expert for each Zeolite. Such Expert shall be skilled in the proper utilization of each Zeolite. If this Agreement is assigned as provided under Section 13, Seller shall have the right to approve any such appointment.

(i) Bid and Credit Requirements. Agent will promptly disclose details of all bids provided to potential purchasers and shall maintain appropriate records on such bids. Agent shall provide Seller with credit data and other information on current and prospective purchasers, prior to consummation of any sale.

(j) Market Requirement Feedback. It is specifically expected that Agent will routinely provide Seller with market information based on Agent’s customer contacts to aid Seller in developing Seller’s business plans and marketing strategy. Therefore Agent shall allow Seller to have access to Agent’s Technical Use Experts, salesmen, and other relevant personnel at reasonable times on a quarterly basis for the purpose of discussions with such persons about market requirements.

(k) Customer Information Requirements. Agent shall provide Seller annually a current customer list for each Zeolite including anticipated Zeolite volume and timing requirements, for the following five (5) years, as available. This customer information will be provided with the annual sales forecasts of Section 2(o). During each calendar year, Agent shall provide Seller, on a mutually agreed frequency and format, feedback on:

(a)	customer visits,

(b)	selling services provided,

(c)	technical service support provided, and

(d)	other promotion and advertising.

Agent shall provide Seller all customer call reports, and to the extent they meet the mutually agreed requirements of (a), (b), and (c), said call reports shall be considered to satisfy such requirements.

(1) Promotion and Advertising Requirements. Agent agrees to promote and advertise Seller’s Zeolites to at least the same extent Agent promotes and advertises other Zeolites produced and sold by Agent, Agent and Seller agree to reasonably cooperate, including the sharing of costs for advertising and promotion activities designed to specifically promote Seller’s Zeolites, should Agent or Seller initiate such activity.

(m) Sales and Selling Activity Forecasts. Agent will notify Seller no later than May 15, 1988 and each succeeding September 1st thereafter during the term of the Agreement of its best estimate concerning its projected sales activities and projected sales by Zeolite during the next succeeding calendar year. Agent shall send Seller, within forty-five (45) days of execution of this Agreement and quarterly thereafter on the forty-fifth day of each quarter, a revised report on projected sales for the next twelve (12) months.

(n) Addition of Zeolites. Seller anticipates the addition of Zeolites during the term of this contract. Seller hereby grants to Agent the first right to negotiate the addition of any such Zeolite to this Agreement, should such Zeolite fall within Agents marketing capability.

3.	Acceptance of Orders

(a) All orders for the Zeolites shall be placed directly with Seller. Notwithstanding the right of Agent to advise prospective purchasers of the terms and conditions on which Zeolites may be purchased, no order shall be effective until accepted by Seller in writing, provided, however, that subject to the provision of Article 11 regarding force majeure, Seller agrees to accept all orders solicited by Agent and placed with Seller which contain terms and conditions substantially similar to the Approved Sales Contract Form and which comply with the provisions of this Section 3 regarding quantity and specifications, and Section 4 hereof regarding price and the establishment of satisfactory credit.

(b) At time of notification to Seller of an order, Agent shall advise Seller of transportation details associated with the order and Seller shall promptly advise Agent of the cost at which Seller will provide such transportation services (hereinafter called “Transportation Services”). Seller will provide or arrange for the Transportation Services unless the purchaser wishes to provide otherwise. In either case the Sales Contract shall provide that the risk of loss shall shift to purchaser upon the loading of purchased Zeolites and all transportation costs shall be added to the Purchase Price hereunder.

(c) Seller and Agent shall agree in writing at the beginning of each calendar year as to the specific products which will be available to Agent to market, and the timing of the availability of such products. The products initially available to Agent, together with pertinent specifications shall be jointly determined. Seller will provide Agent notice of changes in products and the expected date of introduction as soon as such information is available to Seller.

4.	Purchase Price

(a) It is the intent of the parties that all Zeolites sold hereunder shall be within a Target Price Range established by the Seller.

(b) The Target Price Range is to be determined by Seller, and Agent shall be notified of such Target Price Range. Agent is authorized to quote a price for Zeolites to prospective purchasers at a Quote Price within the Target Price Range. Any further changes in price must be requested by Agent from Seller and be quoted only after receipt of written approval from Seller’s General Manager.

(c) Price invoiced to purchasers shall be the Quote Price, as described in subparagraph (b) above, plus the cost of any Transportation Service, taxes (other than income taxes), tariffs, duties, and insurance paid by Seller. All invoicing shall be done by Seller at the time of shipment of the Zeolites.

(d) On the fifteenth day of each calendar month Seller shall advise Agent in writing of the Target Price Range for the next succeeding calendar month. Any failure by Seller to so notify Agent will be deemed an authorization by Seller to continue the Target Price Range of the previous month.

(e) In the event Agent requests Seller to provide a material not normally produced by Seller and if Seller agrees to do so, Seller shall quote a price to Agent for such requested materials prior to producing the material and Agent will accept or reject such quoted price without negotiation.

5.	Commission

(a) First Three Years. Commissions to be paid to Agent by Seller shall be generally set at an agreed percentage of the net sales revenue for each Zeolite. During the first three (3) years, a flat rate from 10% up to and including 15% of net sales will be established and paid by the Seller to the Agent. The intent of this rate differentiation is to provide the Agent with incentive to sell Seller’s higher margin products.

It is agreed that for 1988, 1989 and 1990 the following commission rates apply:

(1) Stabilized Y Zeolites	10%
(2) Pressure synthesized Zeolites	15%

Net sales shall be calculated so that transportation charges, tariffs, duties, insurance, taxes (other than income taxes), paid by Seller and discounts, returns and allowances, if any, are first deducted from the gross sales revenue.

(b) Commission Rates After the First Three Years for a Particular Zeolite. The Commission rate after the first three years shall be reduced by 20% from the initial commission rate established as in Section 5(a) above, for net sales of that Zeolite up to the level of the prior year’s sales. Net sales above the prior year’s sales for a Zeolite will be commissioned at the initial commission rate utilized for such Zeolite as in Section 5(a) above.

(c) Rate Renegotiation

The commission rates set out in this Section 5 shall be subject to renegotiation between the parties for sales made after the fifth anniversary date of this Agreement and every two years thereafter. Agent shall be paid a commission for all Zeolites sold for Seller regardless of identity or affiliation of purchaser.

(d) Within fifteen (15) days after the end of each month, Seller shall determine the Agent’s earned commissions for such month.

(e) Payment terms are net thirty (30) days from the end of said month.

(f) If following receipt of Seller’s payment, Agent notifies Seller that it questions all or any part of such amounts, Seller shall provide to Agent a certificate, signed by Seller’s General Manager or his designate, explaining the matter or matters in question in reasonable detail to permit Agent to verify the accuracy of such amounts, within thirty (30) days of such request.

(g) Agent, on reasonable notice, may request an annual audit to verify the accuracy of Seller’s determination of earned commissions under subsection (a) above, by an independent public accounting firm, selected by Agent and reasonably acceptable to Seller. The costs of such audit shall be shared equally by Agent and Seller. The public accounting firm will report to the parties as to such accuracy. Seller will cooperate with such public accounting firm in the performance of such audit. Such audit shall be conducted during normal business hours and in a manner so as to cause minimum inconvenience to Seller. Upon receipt from such public accounting firm of notice of any inaccuracy and upon confirmation, Seller will pay or invoice Agent as appropriate to correct any inaccuracies. Such audits may be requested no more than once every twelve (12) months and for any calendar year must be requested within six (6) months after the completion of that calendar year.

(h) If this Agreement is terminated for any reason other than misfeasance of Agent, then for a period of three (3) years from the date of termination, Agent shall receive one-half of the normal set commission for any Zeolites which are sold by Seller or an agent of Seller during said three (3) year period, provided:

(1)	Purchaser had previously purchased the same Zeolites from Seller for the same use at some time in the previous three (3) years prior to termination of this Agreement; and

(2)	The Zeolite purchased was one or more of the same Zeolites made available by Seller to be sold by Agent during the term of this Agreement and all extensions thereof.

6.	Independent Contractor

Neither party shall have the right to control or direct the activities of the other party in the conduct of the activities hereunder in any manner whatsoever, and each party, in performing activities hereunder, shall do so as an independent contractor.

7.	Product Changes

Either party may propose changes to the specifications and properties of the Zeolites to be sold hereunder. Seller will notify Agent of its decision to make any product changes in writing ninety (90) days prior to initiation of any changes to product specifications.

8.	Term

This Agreement shall commence on the date of execution and continue for a primary term of five (5) years or the dissolution of Seller whichever is earlier. This Agreement shall thereafter continue on a year-to-year basis subject to termination by either party at any time on six (6) months written notice.

9.	Delivery

Unless otherwise specifically agreed by the parties, delivery of Zeolites sold hereunder will be made and title and risk of loss shall pass to the purchaser F.O.B. Seller’s plant.

10.	Warranties

Seller warrants that the Zeolites sold pursuant to this Agreement shall meet the specifications to be established by Seller, or as changed pursuant to Article 7. Seller also warrants that it will comply with all applicable laws and governmental regulations and orders. Except as set forth in this Article 10, THERE ARE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.	Force Majeure

(a) “Force Majeure” shall mean acts of God, wars, strikes, lockouts, or other industrial disturbances, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, civil disturbances, explosions, breakage or accident to machinery, pipelines or processing plant, government regulations, curtailment of or other inability to obtain equipment, supplies or materials, temporary failure of gas supply, and any other cause whether of the kind herein enumerated or otherwise not within the control of the party claiming suspension, all of which by the exercise of due diligence such party is unable to prevent; but provided, however, that the above requirement that any Force Majeure shall be remedied with the exercise of due diligence shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the party having the difficulty.

(b) In the event that further lawful performance of this Agreement or any part hereof by either party hereto shall be rendered impossible by or as a consequence of Force Majeure, such party shall not be considered in default hereunder by reason of such failure to perform occasioned thereby and neither party may claim penalties, interests or any other compensation or participation in damages caused by the Force Majeure.

(c) The party claiming Force Majeure shall notify the other party, in writing, within thirty (30) days after the occurrence of the Force Majeure stating the date of the beginning of same. In the event that the party claiming Force Majeure under this Article 11 fails to notify the other party, in writing, within the prescribed thirty (30) day period, the claiming party will forfeit any rights it may have by virtue of Force Majeure under this Agreement and said party will be deemed to have taken on all of the risks and consequences of said Force Majeure.

(d) In the event, however, that the party claiming Force Majeure complies with the provisions of Article 11 hereto, then the Force Majeure shall automatically extend the times called for in this Agreement for the party to perform.

12.	Confidentiality and Non-Compete

(a) Each party hereby agrees that, as to confidential information disclosed by one party to the other, the following shall apply:

Any proprietary information or data (including but not limited to, such information or data regarding either party’s formulations, products performance, standard specifications, or customers disclosed by either party to the other party) is herein referred to as “Confidential Information”. Neither party shall, without the prior written consent of the other Party, use except for the purpose of carrying out this Agreement, or disclose to others any Confidential Information disclosed to it by the other party. The foregoing restrictions on use and disclosure shall not apply or shall cease to apply, as the case may be, to any such Confidential Information:

(1)	which is, as can be established by competent evidence, in the possession of the nondisclosing party without obligation of confidentiality at the time it is obtained from the other party;

(2)	which is, or through no fault of the nondisclosing party becomes, available to the public; or

(3)	which becomes available to the nondisclosing party from a third party without obligation of confidentiality.

Specific Confidential Information shall not be deemed to be available to the public or in the prior possession of the nondisclosing party merely because it is embraced by more general information available to the public or in the possession of such party.

No right or license, express or implied, is granted or is intended to be granted under this Agreement by either party to the other under any patent, patent application or Confidential Information except in the case of Agent, the right to utilize Confidential Information to the extent and only to the extent for Agent to carry out its responsibility to effect sales pursuant to this Agreement.

The provisions of this section shall survive termination of this Marketing Agreement for a period of three (3) years, provided however the disclosure of customer lists and customer information by Seller to any successor Agent shall not be a violation of this clause.

(b) Agent agrees that for so long as Agent remains the Agent of Seller under this Agreement and for twelve (12) months after the termination of this Agreement, unless released by Seller in writing:

(1)	Agent shall not, other than for the benefit of Seller, sell, market, promote or perform any other related activity with respect to any zeolites in competition with Seller’s products, other than as may be agreed from time to time.

(2)	The above non-compete provision is not to be construed to prohibit Agent from any other activity such as, but not limited to

a.	toll manufacturing of proprietary products for other entities or their licensees;

b.	selling Agent’s own zeolites or precursors thereof as set forth in paragraph 5.0(b) of the Partnership Agreement;

c.	developing, manufacturing and selling any products, including Zeolites, outside of the Territory subject only to the obligation contained in Section 12 a hereof;

provided such activities do not use or disclose the Confidential Information of  Seller.

13.	Assignability

(a) This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and shall be assignable to the successors of substantially the entire business of either party relating to the subject matter of this Agreement. This Agreement shall not be otherwise assignable by either party without the written consent of the other party. Such consent shall not be unreasonably withheld.

(b) Either party may assign this Agreement to a wholly-owned subsidiary without the consent of, but with prompt written notice to, the other party. The party assigning this Agreement to a wholly-owned subsidiary shall remain primarily liable for the performance of the duties and obligations owed the non-assigning party. Except as herein provided no assignment to and assumption by such successors and assigns of all the rights and obligations under this Agreement.

14.	Notices

Notice by either Seller or Agent will be made only by personal delivery, mail or telegram addressed to the other party at its address first set forth above, and will be considered given as of the time it is deposited with the U.S. Postal Service or the telegraph company, postage or charges prepaid.

15.	Governing Law

The parties hereto agree that this Agreement shall be construed and all questions relating thereto shall be determined in ACCORDANCE WITH THE LAWS OF THE STATE OF KANSAS, without recourse to its conflicts of law principles.

16.	Entirety/Modifications

This Agreement is intended to implement the intent of the Partners under the Partnership Agreement concerning the subject matter hereof. This Agreement, the Partnership Agreement and the other agreements referred to herein and in the Partnership Agreement constitute the entire agreement between the parties concerning the subject matter hereof and supersede any prior understanding or written or oral agreements respecting the subject matter of this Agreement. Neither this Agreement nor any agreements supplementing or amending this Agreement except for any order acknowledgement issued by Seller nor any waiver hereunder will be binding unless signed by both parties, and performance prior to such execution shall not constitute a waiver of this requirement.

17.	Further Assurance

Each of the Parties agrees to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be necessary to more fully effectuate this Agreement and to carry on the business for the Partnership in accordance with this Agreement.

18.	Headings

The headings used in this Agreement are for reference purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

19.	Section Numbers

Unless otherwise indicated, reference to Section numbers are to Sections of this Agreement.

20.	Parties Bound

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, and assigns where permitted by law.

21.	Severability

In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

22.	Further Remedies

Pursuit by a party of any of the foregoing remedies shall not preclude pursuit by it of any of the other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any amount due it or of any damages accruing by reason of the violation of any of the terms, provisions and covenants contained in this Agreement.

23.	Waiver.

No waiver by any party of the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release to the party from, performance of any other provision, condition or requirement herein; nor deemed to be a waiver of, or in any manner release the other party from future performance of the same provision, condition or requirement; nor shall any delay or omission by any party to exercise any right hereunder in any manner impair the exercise of any such right or any like right accruing to it thereafter.

IN WITNESS THEREOF, this Agreement has been duly executed on behalf of the parties by their respective authorized officers as of the day and year first above written.

PQ CORPORATION	ZEOLYST ENTERPRISES

By:	By:
Title:	Title:

SERVICES AGREEMENT

BY

SHELL POLYMERS AND CATALYSTS ENTERPRISES INC.

THIS AGREEMENT, dated 1st day of February, 1988, between Shell Polymers and Catalysts Enterprises Inc., a Delaware corporation and having an office at 900 Louisiana, Houston, Texas 77001 (hereinafter referred to as the “SPACE”) and Zeolyst Enterprises, a general partnership organized and existing under the laws of the State of Kansas, having an address at Valley Forge Executive Mall, 500 East Swedesford, Valley Forge, Pennsylvania 19482 (hereinafter referred to as the “Partnership”).

WITNESSETH

WHEREAS, the Partnership has been formed between Shell Polymers and Catalyst Enterprises Inc. and PQ Corporation, a Pennsylvania corporation (hereinafter referred to as “PQ”) for the purposes of producing and marketing Zeolites and Zeolite-containing Catalysts as defined in the Partnership Agreement; and

WHEREAS, to support the Partnership, the parties desire that SPACE provide certain services upon and as requested by Partnership; and

WHEREAS, SPACE is willing to perform or cause to be performed said services;

Now therefore, in consideration of the premises and the mutual agreements hereinafter set forth, SPACE and Partnership do hereby agree, as follows:

SPACE’s Services

During the term of this Agreement, SPACE will provide employees or otherwise make available other persons to perform such administrative and staff services including, but not limited to, consultative, accounting, legal, procurement, computer, employee relations, finance, public affairs, tax, and technical services relating to the business conducted by Partnership as Partnership may from time to time request. This Agreement shall not extend to services that would require SPACE or its employees or agents (a) to perform any such acts which would submit SPACE to the jurisdiction of a foreign country or (b) to be authorized to do business in any foreign jurisdiction.

Performance Obligations

During such time as SPACE employees or employees of agents of SPACE (Employees) are rendering services hereunder on behalf of Partnership, those Employees who are engaged in the performance of such services shall, unless otherwise provided in any separate agreement covering the services of any such Employees, remain employees of SPACE or the agent of SPACE respectively, and continue to be paid by and to enjoy the benefits to which they are entitled as Employees, if any.

The obligations of SPACE and Employees to perform any such services shall be subject to the business requirements of SPACE, but SPACE shall use its best efforts, without discriminating against its own business, to provide Employees to perform such services.

Compensation

To the extent such services shall be furnished, payment therefor shall be made by Partnership to SPACE, as reimbursement, at a rate to cover all direct costs (including, without limitation, salaries of the Employees providing the services, labor burden, out-of-pocket expenses, expenses for computers, materials and supplies, and for travel and living, etc.) plus all applicable indirect costs, all of which costs, whether direct or indirect, shall be determined in accordance with generally accepted accounting methods and practices, consistently applied.

SPACE shall maintain adequate accounting records, which in reasonable detail fairly reflect the transactions contemplated hereunder, and shall maintain a system of internal controls, sufficient to provide reasonable assurances that the services are provided in accordance with this Agreement.

All related books and accounts of SPACE applicable to the performance of its obligations hereunder shall at all reasonable times be open to inspection by auditors for Partnership, subject only to execution of proper confidentiality agreements.

Independent Contractor Status

Nothing contained in this Agreement shall constitute either party hereto the agent of the other party for any purpose. All Employees shall be engaged in a capacity as an independent contractor with full control over the manner and method of performance subject to the work authorizations of Partnership.

Standard of Care

While performing the services hereunder, Employees shall perform their duties in a manner they reasonably believe to be in the best interests of Partnership, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. In the event such standard of conduct is breached, SPACE shall indemnify against liability or loss so occasioned.

Nothing contained in this Agreement shall be deemed to relieve either the partners or management of Partnership from the performance of their respective duties or limit the exercise of their powers and authority under the law.

Notices

Notice by either SPACE or Partnership will be made only by mail or telegram addressed to the other party at its address first set forth above, and will be considered given as of the time it is deposited with the U.S. Postal Service or the telegraph company, postage or charges prepaid.

Assignability

(a)	This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and shall be assignable to the successors of substantially the entire business of either party relating to the subject matter of this Agreement. This Agreement shall not be otherwise assignable by either party without the written consent of the other party except, however.

(b)	SPACE may assign this Agreement to Shell Oil Company or a wholly-owned subsidiary thereof without the consent of, but with the prompt written notice to Partnership.

Except as herein provided no assignment to this Agreement shall be valid without assignment to and assumption by such successors and assigns of all the rights and obligations under this Agreement.

Governing Law

The parties hereto agree that this Agreement shall be construed and all questions relating thereto shall be determined in accordance with the laws of the State of Texas, without recourse to its conflicts of law principles.

Entirety/Modifications

This Agreement is intended to implement the intent of the Partners under the Partnership Agreement concerning the subject matter hereof. This Agreement, the Partnership Agreement and the other agreements referred to herein and in the Partnership Agreement constitute the entire agreement between the parties concerning the subject matter hereof and supersede any prior understanding or written or oral agreements respecting the subject matter of this Agreement. Neither this Agreement nor any agreements supplementing or amending this Agreement or any waiver hereunder will be binding unless signed by both parties, and performance prior to such execution shall not constitute a waiver of this requirement.

Headings

The headings used in this Agreement are for reference purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

Parties Bound

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, and assigns where permitted by law.

Severability

In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

Further Remedies

Pursuit by a party of any of the remedies available herein shall not preclude pursuit by it of any of the other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any amount due it or of any damages accruing by reason of the violation of any of the terms, provisions and covenants contained in this Agreement.

Waiver

No waiver by any party of the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other party from, performance of any other provision, condition or requirement herein; nor deemed to be a waiver of, or in any manner release the other party from future performance of the same provision, condition or requirement; nor shall any delay or omission by any party to exercise any right hereunder in any manner impair the exercise of any such right or any like right accruing to it thereafter.

Term

This Agreement, upon execution hereof, shall be effective as of the date hereof and shall continue in effect indefinitely thereafter, subject, however, to termination at any time by either party giving thirty (30) days written notice to the other.

Warranties

SPACE warrants that the services provided pursuant to this Agreement shall be performed in a reasonably prudent and professional manner with the skill and expertise as is generally available in the Houston area for similar services. SPACE also warrants that it will comply with all applicable laws and governmental regulations and orders. Except as set forth in this paragraph, THERE ARE NO OTHER WARRANTIES, EXPRESS OR IMPLED, INCLUDING BUT NOT LIMITED TO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

WHEREIN, the Parties execute this agreement which shall be effective on this the 16th day of March, 1988.

SHELL POLYMERS AND CATALYSTS ENTERPRISES INC.

By:
Title:

ZEOLYST ENTERPRISES

By:
Title:

PQ/ZEOLYST AGMT EXHIBIT NO. 10	March 15, 1988

TECHNOLOGY LICENSE AGREEMENT

This is an AGREEMENT by and between PQ Corporation (hereinafter referred to as “PQ”), and Zeolyst Enterprises (hereinafter referred to as “ZEOLYST”).

WHEREAS, PQ and Shell Polymers and Catalysts Enterprises Incorporated, a subsidiary of Shell Oil Company (hereinafter referred to as “SPACE”) have created ZEOLYST as a partnership to manufacture and market zeolites and zeolite-containing catalysts;

WHEREAS, PQ owns certain patent and technology rights which will be needed by ZEOLYST for its operation;

WHEREAS, PQ and Shell Oil Company (hereinafter referred to as “SHELL”) have entered into a Research and Development Agreement dated MARCH 16, 1988 to develop zeolites and zeolite-containing catalysts within certain Designated Use Area(s) (hereinafter referred to as “DUA(s)”) and certain Accepted Business Opportunity(ies) (hereinafter referred to as “ABO(s)”) to be manufactured and sold by or for ZEOLYST;

WHEREAS, under said Research and Development Agreement PQ acquires certain patent and technology rights which will be needed by ZEOLYST for its operation;

WHEREAS, ZEOLYST desires to acquire from PQ certain patent rights that it needs to carry out operations within its scope of business;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein set forth, the parties hereto agree:

ARTICLE 1 - DEFINITIONS

1.1 “Designated Use Area” or “DUA” shall mean an application area for any zeolite or zeolite-containing catalyst which has been designated herein by the parties hereto, or is later designated by the parties pursuant to Paragraph 5.1 of the Partnership Agreement and which is automatically incorporated by amendment herein. DUA does not mean a specific zeolite or zeolite-containing catalyst, but encompasses the process which uses any zeolite or zeolite-containing catalyst in an application area. As of the Effective Date of this Agreement the following DUAs are within the scope of this Agreement:

a. “C5/C6 ISOMERIZATION DUA” shall mean a process in which the primary intent is the isomerization of normal C5 and C6 paraffins to branched C5 and C6 paraffins.

b. “HYDROCRACKING DUA” shall mean a process in which the primary intent is the hydroconversion of distillate feedstocks from crude oil (atmospheric or vacuum fractionation), or distillate feedstocks produced from crude oil fractions in other conversion processes, to liquid products with a significantly lower average molecular weight.

c. “CATALYTIC DEWAXING DUA” shall mean a process in which the primary intent is the improvement of low temperature flow properties of distillate fuels and lubricating oil stocks by the hydrogenation of high melting point hydrocarbons contained therein through means of molecularly shape-selective catalytic hydrocracking; a process which results in reduction of the molecular weight of the high melting point hydrocarbons and permits their separation from the stock by distillation.

d. “DISTILLATE DEEP HYDROGENATION DUA” shall mean a process in which the primary intent is the reduction of the contents of aromatic hydrocarbons and/or functionalized aromatic compounds in a hydrocarbon stock to levels that permit its use in higher value applications, for which its original contents of these species would have made it unsuitable or less suitable. It is intended that the aromatics content reduction be achieved with minimal molecular weight recduction of the hydrocarbon stock.

1.2 “PQ Zeolite Business” as used herein shall mean all current PQ zeolite business which utilizes the Speciality Zeolite/Catalyst Plant for manufacture, excluding Proprietary Zeolites and Proprietary Zeolite-containing Catalysts.

1.3 “Other PQ Business Opportunities” shall include all opportunities for the manufacture and sale of zeolites outside of “PQ Zeolite Business”, with the exclusion of:

(1)	zeolite for Detergents.

(2)	zeolites which require atmospheric synthesis and which have anticipated annual sales by PQ in excess of 200,000 lb/yr, and for which hydrothermal stabilization would not be used in their manufacture by PQ or the Partnership.

(3)	Proprietary Zeolites and Zeolite-containing Catalysts.

1.4 “Accepted Business Opportunity” or “ABO” shall mean a business opportunity related to zeolites and/or zeolite-containing catalysts which has been agreed to by the parties pursuant to Paragraph 5.2 of the Partnership Agreement and which is automatically incorporated by amendment herein.

1.5 As used herein, “zeolite(s)” shall mean any synthetic molecular sieve, consisting of an infinitely extending, three-dimensional network of AlO4 and SiO4 tetrahedra linked by the sharing of oxygen atoms, including synthetic molecular sieves in which the Al and Si have been replaced with other atoms, including but not limited to Fe or Ga.

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1.6 “END PRODUCTS” shall mean the chemical lubricants or fuel products that are the result of a process that utilizes zeolites or zeolite-containing catalysts to modify chemical, petrochemical or oil feedstocks to said process.

1.7 “ZEOLITES” shall mean zeolites, including precursors thereto but shall not include zeolite-containing catalysts or zeolites purposefully mixed with any other materials such as, for example, but not limited to alumina, silica and mullite, or zeolites having catalytically active metals or metal ions incorporated therein or thereon.

1.8 “ZEOLITE PRODUCTS” shall mean zeolites, including precursors thereto, and zeolite-containing catalysts, including precursors thereto.

1.9 “CATALYST PRODUCTS” shall mean zeolite-containing catalysts, including precursors thereto but shall not include zeolites per se unless the zeolite per se is used as the catalyst.

1.10 “PRODUCTS” shall mean any zeolite-containing product other than CATALYST PRODUCTS.

1.11 “Contributed Know-how” shall mean all transferable technical information and data (other than PQ Patent Rights) related to DUAs, PQ Zeolite Business and Other PQ Business Opportunities within the ABOs, which are owned or controlled by PQ on the Effective Date, or which are acquired thereafter during the term of this Agreement which are related to Zeolite Products, including, but not limited to, information and data relating to research, development, technical service, manufacture, modification, use, sale and marketing.

1.12 “PQ Patent Rights” shall mean all inventions and all patent rights appertaining thereto (including the right to file patent applications, and the applications and all patents and utility models which may be issued thereon) in any country related to DUAs, PQ Zeolite Business and Other PQ Business Opportunities within the ABOs which are owned or controlled by PQ on the Effective Date, or which are acquired thereafter during the term of this Agreement.

1.13 “ZEOLYST Know-how” shall mean all transferable technical information and data (other than ZEOLYST Patent Rights) which are developed or acquired by ZEOLYST independently of PQ and/or SPACE during the term of this Agreement which are related to Zeolite Products, including, but not limited to, information and data relating to research, development, technical service, manufacture, modification, use, sale and marketing.

1.14 “ZEOLYST Patent Rights” shall mean all inventions and all patent rights appertaining thereto (including the right to file patent applications, and the applications and all patents and utility models which may be issued thereon) in any country which are acquired by ZEOLYST during the term of this Agreement.

1.15 “SPACE” shall mean Shell Polymers and Catalyst Enterprises Inc., a wholly owned subsidiary of Shell Oil Company and a Delaware corporation.

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1.16 “Affiliate”, with respect to SPACE shall mean SHELL or any company (including a corporation, partnership, joint venture or other association) other than SPACE, ZEOLYST and ZEOLYST Affiliates, which is now or subsequently becomes directly or indirectly affiliated with SHELL.

For the purpose of this definition, a particular company is:

(a)	directly affiliated with SHELL if SHELL holds fifty percent (50%) or more of the shared carrying the right to vote at a general meeting, or its equivalent, of the particular company, and

(b)	indirectly affiliated with SHELL if a series of companies can be specified beginning with SHELL and ending with the particular company, so related that each company of the series, except SHELL is directly affiliated with one or more companies in the series.

1.17 “SHELL” shall mean Shell Oil Company, a Delaware corporation, and its divisions, Shell Chemical Company and Shell Development Company.

1.18 “PQ “ shall mean PQ Corporation, a corporation of Pennsylvania.

1.19 “Affiliate”, with respect to PQ shall mean any company (including a corporation, partnership, joint venture or other association) other than PQ, ZEOLYST and ZEOLYST Affiliates, which is now or subsequently becomes directly or indirectly affiliated with PQ.

For the purpose of this definition, a particular company is:

(a)	directly affiliated with PQ if PQ holds fifty percent (50%) or more of the shares carrying the right to vote at a general meeting, or its equivalent, of the particular company, and

(b)	indirectly affiliated with PQ if a series of companies can be specified beginning with PQ and ending with the particular company, so related that each company of the series, except PQ is directly affiliated with one or more companies in the series.

1.20 “ZEOLYST” shall mean that general partnership created by by the Partnership Agreement.

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1.21 “Affiliate”, with respect to ZEOLYST shall mean any company (including a corporation, partnership, joint venture or other association) other than ZEOLYST, which is now or subsequently becomes directly or indirectly affiliated with ZEOLYST.

For the purpose of this definition, a particular company is:

(a)	directly affiliated with ZEOLYST if ZEOLYST holds fifty percent (50%) or more of the shares carrying the right to vote at a general meeting, or its equivalent, of the particular company, and

(b)	indirectly affiliated with ZEOLYST if a series of companies can be specified beginning with ZEOLYST and ending with the particular company, so related that each company of the series, except ZEOLYST is directly affiliated with one or more companies in the series.

1.22 “Third Party” shall mean any party other than PQ, PQ Affiliates, SPACE, SPACE Affiliates, ZEOLYST and ZEOLYST Affiliates.

1.23 “Effective Date” shall mean the Agreement Date of the Partnership Agreement (as defined therein).

1.24 “Research and Development Agreement” shall mean the Research and Development Agreement between SHELL and PQ dated March 16, 1988.

1.25 “Partnership Agreement” shall mean that Agreement by and between SPACE and PQ dated February 1, 1988, which creates the general partnership between SPACE and PQ.

ARTICLE 2 - Access/Disclosure of Contributed Know-how by PQ to ZEOLYST

2.1(a) PQ agrees that ZEOLYST will have access without payment under this Agreement to Contributed Know-how which PQ is free to disclose, and which, in the reasonable opinion of PQ, is relevant for the manufacture and sale of ZEOLITE PRODUCTS.

    (b) However, where relevant, such access will be subject to the terms, conditions and/or obligations (if any) imposed on PQ by any Third Party. Without prejudice to Article 9 hereof, PQ will advise ZEOLYST of any such terms, conditions and/or obligations in a timely manner. ZEOLYST may, at its option, decline to accept any Contributed Know-how having any terms, conditions and/or obligations imposed thereon by a Third Party.

    (c) Insofar as reasonably possible such Contributed Know-how shall be made available to ZEOLYST in the form of documents. At ZEOLYST’s request, oral explanations of such Contributed Know-how will be provided.

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2.2 If ZEOLYST wishes to know whether PQ and/or any PQ Affiliate is in possession of any additional Contributed Know-how to which it is entitled to have access under paragraph 2.1, ZEOLYST shall make such a request in writing to PQ, and PQ shall respond to ZEOLYST’s request in writing within a reasonable period of time after ZEOLYST’s request.

ARTICLE 3 - Licenses to ZEOLYST by PQ

3.1 For the consideration stated in Article 8, PQ hereby grants to ZEOLYST a non-exclusive, non-transferable (except as herein provided) license under PQ Patent Rights and the right to use Contributed Know-how to make, have made, and sell ZEOLITE PRODUCTS throughout the United States, its territories and possessions with the right to grant sublicenses to ZEOLYST Affiliates and to customers of ZEOLYST and ZEOLYST Affiliates but only to the extent such customers require a sublicense to enable them to use ZEOLITE PRODUCTS to produce END PRODUCTS and with the further right to authorize customers of ZEOLYST and ZEOLYST Affiliates to export END PRODUCTS made thereunder to any point in the world,

3.2 The rights and licenses granted in paragraph 3.1 will be subject to any terms, conditions and/or obligations imposed on PQ by a Third Party. Without prejudice to Article 9 hereof, PQ will advise ZEOLYST of any such terms, conditions and/or obligations in a timely manner. ZEOLYST may, at its option, decline to accept any license having any terms, conditions and/or obligations imposed thereon by a Third Party.

3.3 This Article 3 shall not be construed to require PQ to grant any right or license when such grant is prohibited by an agreement with any Third Party.

ARTICLE 4 - Access/Disclosure of ZEOLYST Know-how by ZEOLYST to PQ

4.1(a) ZEOLYST agrees that PQ will have access without payment under this Agreement to ZEOLYST Know-how which ZEOLYST is free to disclose and which PQ requests.

     (b) However, where relevant, such access will be subject to the terms, conditions and/or obligations (if any) imposed on ZEOLYST by any Third Party. Without prejudice to Article 9 hereof, ZEOLYST will advise PQ of any such terms, conditions and/or obligations in a timely manner. PQ may, at its option, decline to accept any ZEOLYST Know-how having any terms, conditions and/or obligations imposed thereon by a Third Party.

     (c) At PQ’s request and insofar as reasonably possible, such ZEOLYST Know-how shall be made available to PQ in the form of documents. At PQ’s request, oral explanations of such ZEOLYST Know-how will be provided.

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4.2 If PQ wishes to know whether ZEOLYST and/or any ZEOLYST Affiliate is in possession of any additional ZEOLYST Know-how to which it is entitled to have access under paragraph 4.1, PQ shall make such a request in writing to ZEOLYST, and ZEOLYST shall respond to PQ’s request in writing within a reasonable period of time after PQ’s request.

ARTICLE 5 - Licenses to PQ by ZEOLYST

5.1 For the consideration stated in Article 8, ZEOLYST hereby grants to PQ an irrevocable, royalty-free (except as provided in Article 5.2), non-exclusive, non-transferable (except as herein provided) license under ZEOLYST Patent Rights and the right to use ZEOLYST Know-how to make, have made, use and sell ZEOLITES and PRODUCTS with the right to grant sublicenses to PQ Affiliates and to customers of PQ and PQ Affiliates but only to the extent such customers require a sublicense to enable them to use ZEOLITES and PRODUCTS to produce PRODUCTS or END PRODUCTS and with the further right to authorize customers of PQ and PQ Affiliates to export END PRODUCTS made thereunder to any point in the world.

5.2 During the term of this Agreement, the right to make and have made ZEOLITES and PRODUCTS granted in paragraph 5.1 shall be subject to a reasonable royalty to be determined by good faith negotiations between the parties.

5.3 The rights and licenses granted in paragraph 5.1 will be subject to any terms, conditions and/or obligations imposed on ZEOLYST by a Third Party. Without prejudice to Article 9 hereof, ZEOLYST will advise PQ of any such terms, conditions and/or obligations in a timely manner. PQ may, at its option, decline to accept any license having any terms, conditions and/or obligations imposed thereon by a Third Party.

5.4 During the term of this Agreement the rights and licenses granted in paragraph 5.1, with respect to the United States, its territories and possessions, shall be limited to use in areas outside of Designated Use Areas and Accepted Business Opportunities.

5.5 This Article 5 shall not be construed to require ZEOLYST to grant any right or license when such grant is prohibited by an agreement with any Third Party.

ARTICLE 6 - Confidentiality of Contributed Know-how

6.1 ZEOLYST agrees to maintain (and to undertake to obligate its Affiliates and sublicensees to maintain) the confidentiality of Contributed Know-how, except where disclosure or publication is necessary for medical, health or environmental reasons or is required by a government agency or a court of law or is otherwise necessary to the conduct of its business.

6.2 ZEOLYST, its Affiliates and sublicensees shall not use Contributed Know-how except in conduct of their business.

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6.3 The provisions of this Article 6 shall continue in effect until such time as the Contributed Know-how becomes part of the public domain by publication or otherwise, and shall survive any prior termination of this Agreement.

ARTICLE 7 - Confidentiality of ZEOLYST Know-how

7.1 PQ agrees to maintain (and to undertake to obligate its Affiliates and sublicensees to maintain) the confidentiality of ZEOLYST Know-how, except where disclosure or publication is necessary for medical, health or environmental reasons or is required by a government agency or a court of law or is otherwise reasonably necessary to the conduct of its business.

7.2 The provisions of this Article 7 shall not apply to information or data that:

a.	is at the time of disclosure or thereafter becomes in the public domain by publication or otherwise, through no breach or fault on the part of PQ; or

b.	is in the possession of PQ at the time of disclosure; or

c.	is received in good faith by PQ from a Third Party having a bona fide right to disclose the information and who did not require PQ to hold such information in confidence; or

d.	is, as can be verified by written documentation, subsequently developed by employees or consultants of PQ independent of disclosure hereunder,

it being understood that specific ZEOLYST Know-how disclosed under this Agreement shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general know-how within one of the above exceptions.

ARTICLE 8 - Consideration

8.1 The consideration provided by PQ for this Agreement is the provision of Contributed Know-how and PQ Patent Rights hereunder and the consideration provided by ZEOLYST is the provision of ZEOLYST Know-how, ZEOLYST Patent Rights and the Partnership cash income before tax shared with PQ pursuant to Paragraph 5.5 of the Partnership Agreement in recognition of their technology contribution.

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ARTICLE 9 - Warranties

9.1 It is understood and agreed between PQ and ZEOLYST that there shall be no warranty, express or implied, as to the accuracy, correctness, suitability, completeness, utility, soundness, reliability, fitness for a particular purpose, scope or validity of Contributed Know-how and/or PQ Patent Rights, or as to the freedom from infringement of any Third Party patents, by the use of such Contributed Know-how or PQ Patent Rights. ALL CONTRIBUTED KNOW-HOW AND PQ PATENT RIGHTS ARE MADE AVAILABLE HEREUNDER TO ZEOLYST ON AN “AS IS” BASIS WITHOUT WARRANTY. ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE, ARE EXCLUDED HEREUNDER. The use by ZEOLYST of Contributed Know-how and PQ Patent Rights shall solely be at ZEOLYST’s risk and PQ shall not be liable to ZEOLYST for any damage or loss of any nature (including injury to or death of persons) resulting from inaccuracy, incorrectness, unsuitability, incompleteness, lack of utility, unsoundness unreliability, lack of fitness for a particular purpose, lack of scope or lack of validity.

9.2 It is understood and agreed between PQ and ZEOLYST that there shall be no warranty, express or implied, as to the accuracy, correctness, suitability, completeness, utility, soundness, reliability, fitness for a particular purpose, scope or validity of ZEOLYST Know-how and/or ZEOLYST Patent Rights, or as to the freedom from infringement of any Third Party patents, by the use of such ZEOLYST Know-how or ZEOLYST Patent Rights. ALL ZEOLYST KNOW-HOW AND ZEOLYST PATENT RIGHTS ARE MADE AVAILABLE HEREUNDER TO PQ ON AN “AS IS” BASIS WITHOUT WARRANTY. ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE, ARE EXCLUDED HEREUNDER. The use by PQ of ZEOLYST Know-how and ZEOLYST Patent Rights shall solely be at PQ’s risk and ZEOLYST shall not be liable to PQ for any damage or loss of any nature (including injury to or death of persons) resulting from inaccuracy, incorrectness, unsuitability, incompleteness, lack of utility, unsoundness unreliability, lack of fitness for a particular purpose, lack of scope or lack of validity.

ARTICLE 10 - Liabilities/Indemnification

10.1 Neither party shall be responsible to the other party for any damage or loss of any nature (including injury to or death of persons) sustained by such other party arising out of negligence, strict liability or any other cause of action in connection with or related to, or arising out or a) the performance by the first party of its obligations under this Agreement or b) the exercise by the first party of rights pursuant to this Agreement. Neither party shall be responsible to the other for Third Party claims brought against the other party arising out of negligence, strict liability or any other cause of action in connection with or related to, or arising out of a) the performance by either party of its duties under this Agreement or b) the exercise by either party of rights pursuant to this Agreement. Each party shall during the term of this Agreement and at any time thereafter keep the other party fully indemnified against any claim, demand, action, or proceeding arising out of negligence, strict liability or any other cause of action brought against such other party by any Third Party if any such claim, demand, action, or proceeding is brought in connection with, relates to, or arises out of a) the performance by the first party of its obligations under this Agreement or b) the exercise by the first party of rights pursuant to this Agreement.

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10.2 The provisions of this Article 10 shall apply to the Affiliates, licensees, sublicensees, and subcontractors of the parties to whom the party concerned has assigned or transferred rights or delegated or contracted the performance of obligations under this Agreement.

ARTICLE 11 - Termination

11.1 This Agreement shall take effect on its Effective Date and shall continue in effect until terminated pursuant to Article 16 of the Partnership Agreement.

11.2 The grant to PQ under Article 5, the confidentiality provisions of Article 6, the warranty provisions of Article 9 and the liability and indemnity provisions of Article 10 survive termination of this Agreement.

11.3 Upon termination of this Agreement, the grants to ZEOLYST under Article 3.1 will extend until the supply commitments of PQ under Article 16 of the Partnership Agreement expire.

ARTICLE 12 - Amendment

12.1 Neither party shall claim any amendment, modification, or rescission of any provisions hereof unless such amendment, modification or rescission is in writing, signed by both parties, and specifically refers to the provisions of the Agreement which it purports to amend, modify or rescind.

ARTICLE 13 - Assignment

13.1 This Agreement may not be assigned by either party without the prior written consent of the other party, except, however, that either party may assign this Agreement to a wholly owned subsidiary.

ARTICLE 14 - Export Control

14.1 Each party to this agreement understands and recognizes that the technology made available hereunder and the products thereof may by subject to the Export Control Regulations of the United States Department of Commerce and other United States Government regulations relating to the export of technical data and equipment and products produced therefrom. To the extent such regulations apply to technology made available hereunder, each party agrees that it will conform to such Export Control Regulations and other United States Government regulations.

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ARTICLE 15 - Trademarks

15.1 Neither party shall utilize the name or trademarks’ of the other party or its Affiliates in any way or connect the same with any technology or product without obtaining the written consent of the other party.

IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above.

PQ CORPORATION

By:
Title:

ZEOLYST ENTERPRISES

By:
Title:

11

SPACE/ZEOLYST AGMT EXHIBIT NO. 11	March 15, 1988

TECHNOLOGY LICENSE AGREEMENT

This is an AGREEMENT by and between Shell Polymers and Catalysts Enterprises Incorporated, a subsidiary of Shell Oil Company (hereinafter referred to as “SPACE”), and Zeolyst Enterprises (hereinafter referred to as “ZEOLYST”).

WHEREAS, SPACE and PQ Corporation (hereinafter referred to as “PQ”) have created ZEOLYST as a partnership to manufacture and market zeolites and zeolite-containing catalysts;

WHEREAS, SPACE owns certain patent and technology rights which will be needed by ZEOLYST for its operation;

WHEREAS, Shell Oil Company (hereinafter referred to as “SHELL”) and PQ have entered into a Research and Development Agreement dated March 16, 1988 to develop zeolites and zeolite-containing catalysts within certain Designated Use Area(s) (hereinafter referred to as “DUA(s)”) and certain Accepted Business Opportunity(ies) (hereinafter referred to as “ABO(s)”) to be manufactured and sold by or for ZEOLYST;

WHEREAS, under said Research and Development Agreement SHELL acquires certain patent rights which are transferred to SPACE and will be needed by ZEOLYST for its operation;

WHEREAS, ZEOLYST desires to acquire from SPACE certain patent and technology rights that it needs to carry out operations within its scope of business;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein set forth, the parties hereto agree:

ARTICLE 1 - DEFINITIONS

1.1 “Designated Use Area” or “DUA” shall mean an application area for any zeolite or zeolite-containing catalyst which has been designated herein by the parties hereto, or is later designated by the parties pursuant to Paragraph 5.1 of the Partnership Agreement and which is automatically incorporated by amendment herein. DUA does not mean a specific zeolite or zeolite-containing catalyst, but encompasses the process which uses any zeolite or zeolite-containing catalyst in an application area. As of the Effective Date of this Agreement the following DUAs are within the scope of this Agreement:

a. “C5/C6 ISOMERIZATION DUA” shall mean a process in which the primary intent is the isomerization of normal C5 and C6 paraffins to branched C5 and C6 paraffins.

b. “HYDROCRACKING DUA” shall mean a process in which the primary intent is the hydroconversion of distillate feedstocks from crude oil (atmospheric or vacuum fractionation), or distillate feedstocks produced from crude oil fractions in other conversion processes, to liquid products with a significantly lower average molecular weight.

c. “CATALYTIC DEWAXING DUA” shall mean a process in which the primary intent is the improvement of low temperature flow properties of distillate fuels and lubricating oil stocks by the hydroconversion of high melting point hydrocarbons contained therein through means of molecularly shape-selective catalytic hydrocracking; a process which results in reduction of the molecular weight of the high melting point hydrocarbons and permits their separation from the stock by distillation.

d. “DISTILLATE DEEP HYDROGENATION DUA” shall mean a process in which the primary intent is the reduction of the contents of aromatic hydrocarbons and/or functionalized aromatic compounds in a hydrocarbon stock to levels that permit its use in higher value applications, for which its original contents of these species would have made it unsuitable or less suitable. It is intended that the aromatics content reduction be achieved with minimal molecular weight reduction of the hydrocarbon stock.

1.2 “SPACE” Zeolite-containing Catalyst Business” as used herein shall mean the current SPACE hydrocracking, C5/C6 isomerization, distillate deep hydrogenation and catalytic dewaxing zeolite catalyst business, with the exclusion of the current supply contract for catalytic dewaxing catalyst between Shell Oil Company and Engelhard.

1.3 “Other SPACE Business Opportunities” shall include all opportunities for the manufacture and sale of zeolite-containing catalysts outside of “SPACE Zeolite-containing Catalyst Business”, with the exclusion of the current supply contract for catalytic dewaxing catalyst between Shell Oil Company and Engelhard.

1.4 “Accepted Business Opportunity” or “ABO” shall mean a business opportunity related to zeolites and/or zeolite-containing catalysts which has been agreed to by the parties pursuant to Paragraph 5.2 of the Partnership Agreement and which is automatically incorporated by amendment herein.

1.5 As used herein, “zeolite(s)” shall mean any synthetic molecular sieve, consisting of an infinitely extending, three-dimensional network of AlO4 and SiO4 tetrahedra linked by the sharing of oxygen atoms, including synthetic molecular sieves in which the Al and Si have been replaced with other atoms, including but not limited to Fe or Ga.

1.6 “END PRODUCTS” shall mean the chemical lubricants or fuel products that are the result of a process that utilizes zeolites or zeolite-containing catalysts to modify chemical, petrochemical or oil feedstocks to said process.

1.7 “ZEOLITE PRODUCTS” shall mean zeolites, including precursors thereto, and zeolite-containing catalysts, including precursors thereto.

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1.8 “CATALYST PRODUCTS” shall mean zeolite-containing catalysts, including precursors thereto but shall not include zeolites per se unless the zeolite per se is used as the catalyst.

1.9 “Contributed Know-how” shall mean all transferable technical information and data (other than SPACE Patent Rights) related to DUAs and Other SPACE Business Opportunities within the ABOs which are owned or controlled by SPACE on the Effective Date, or which are acquired thereafter during the term of this Agreement which are related to Zeolite Products, including, but not limited to, information and data relating to research, development, technical service, manufacture, modification, use, sale and marketing.

1.10 “SPACE Patent Rights” shall mean all inventions and all patent rights appertaining thereto (including the right to file patent applications, and the applications and all patents and utility models which may be issued thereon) in any country related to DUAs and Other SPACE Business Opportunities within the ABOs which are owned or controlled by SPACE on the Effective Date, or which are acquired thereafter during the term of this Agreement.

1.11 “ZEOLYST Know-how” shall mean all transferable technical information and data (other than ZEOLYST Patent Rights) which are developed or acquired by ZEOLYST independently of SPACE and/or PQ during the term of this Agreement which are related to Zeolite Products, including, but not limited to, information and data relating to research, development, technical service, manufacture, modification, use, sale and marketing.

1.12 “ZEOLYST Patent Rights” shall mean all inventions and all patent rights appertaining thereto (including the right to file patent applications, and the applications and all patents and utility models which may be issued thereon) in any country which are acquired by ZEOLYST during the term of this Agreement.

1.13 “SPACE” shall mean Shell Polymers and Catalyst Enterprises Inc., a wholly owned subsidiary of Shell Oil Company and a Delaware corporation.

1.14 “Affiliate”, with respect to SPACE shall mean SHELL or any company (including a corporation, partnership, joint venture or other association) other than SPACE, ZEOLYST and ZEOLYST Affiliates, which is now or subsequently becomes directly or indirectly affiliated with SHELL.

For the purpose of this definition, a particular company is:

(a)	directly affiliated with SHELL if SHELL holds fifty percent (50%) or more of the shares carrying the right to vote at a general meeting, or its equivalent, of the particular company, and

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(b)	indirectly affiliated with SHELL if a series of companies can be specified beginning with SHELL and ending with the particular company, so related that each company of the series, except SHELL is directly affiliated with one or more companies in the series.

1.15 “Associate”, with respect to SPACE shall mean N. V. Koninklijke Nederlandsche Petroleum Maatschaappij, a Netherlands company, The “Shell” Transport and Trading Company, p.l.c., an English company, or any other company (including a corporation, partnership, joint venture, or other asociation) other than SPACE, SPACE Affiliates, ZEOLYST and ZEOLYST Affiliates which is now or subsequently becomes directly or indirectly affiliated with the first two mentioned companies or either of them (hereinafter the “Parent Company or Companies”).

For the purpose of this definition, a particular company is:

(a)	directly affiliated with a company or companies if the latter holds/hold fifty percent (50%) or more of the shares carrying the right to vote at a general meeting, or its equivalent, of the particular company, and

(b)	indirectly affiliated with a Parent Company or Companies if one or more series of companies can be specified beginning with the particular company and ending with the Parent Company or Companies wherein the Parent Company or Companies through one or more of the series of companies holds/hold shares that permit the Parent Company or Companies to vote or control the vote of fifty percent (50%) or more of the shares at a general meeting, or its equivalent, of the particular company.

1.16 “SHELL” shall mean Shell Oil Company, a Delaware corporation, and its divisions, Shell Chemical Company and Shell Development Company.

1.17 “PQ” shall mean PQ Corporation, a corporation of Pennsylvania.

1.18 “Affiliate”, with respect to PQ shall mean any company (including a corporation, partnership, joint venture or other association) other than PQ, ZEOLYST and ZEOLYST Affiliates, which is now or subsequently becomes directly or indirectly affiliated with PQ.

For the purpose of this definition, a particular company is:

(a)	directly affiliated with PQ if PQ holds fifty percent (50%) or more of the shares carrying the right to vote at a general meeting, or its equivalent, of the particular company, and

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(b)	indirectly affiliated with PQ if a series of companies can be specified beginning with PQ and ending with the particular company, so related that each company of the series, except PQ is directly affiliated with one or more companies in the series.

1.19 “ZEOLYST” shall mean that general partnership created by the Partnership Agreement.

1.20 “Affiliate”, with respect to ZEOLYST shall mean any company (including a corporation, partnership, joint venture or other association) other than ZEOLYST, which is now or subsequently becomes directly or indirectly affiliated with ZEOLYST.

For the purpose of this definition, a particular company is:

(a)	directly affiliated with ZEOLYST if ZEOLYST holds fifty percent (50%) or more of the shares carrying the right to vote at a general meeting, or its equivalent, of the particular company, and

(b)	indirectly affiliated with ZEOLYST if a series of companies can be specified beginning with ZEOLYST and ending with the particular company, so related that each company of the series, except ZEOLYST is directly affiliated with one or more companies in the series.

1.21 “Third Party” shall mean any party other than SPACE, SPACE Affiliates, PQ, PQ Affiliates, ZEOLYST and ZEOLYST Affiliates.

1.22 “Effective Date” shall mean the Agreement Date of the Partnership Agreement (as defined therein).

1.23 “Research and Development Agreement” shall mean the Research and Development Agreement between SHELL and PQ dated March 16, 1988.

1.24 “Partnership Agreement” shall mean that Agreement by and between SPACE and PQ dated February 1, 1988, which creates the general partnership between SPACE and PQ.

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ARTICLE 2 - Access/Disclosure of Contributed Know-how by SPACE to ZEOLYST

2.1(a) SPACE agrees that ZEOLYST will have access without payment under this Agreement to Contributed Know-how which SPACE is free to disclose, and which, in the reasonable opinion of SPACE, is relevant for the manufacture and sale of ZEOLITE PRODUCTS.

(b) However, where relevant, such access will be subject to the terms, conditions and/or obligations (if any) imposed on SPACE by any Third Party. Without prejudice to Article 9 hereof, SPACE will advise ZEOLYST of any such terms, conditions and/or obligations in a timely manner. ZEOLYST may, at it option, decline to accept any Contributed Know-how having any terms, conditions and/or obligations imposed thereon by a Third Party.

(c) Insofar as reasonably possible such Contributed Know-how shall be made available to ZEOLYST in the form of documents. At ZEOLYST’s request, oral explanations of such Contributed, Know-how will be provided.

2.2 If ZEOLYST wishes to know whether SPACE and/or any SPACE Affiliate is in possession of any additional Contributed Know-how to which it is entitled to have access under paragraph 2.1, ZEOLYST shall make such a request in writing to SPACE, and SPACE shall respond to ZEOLYST’s request in writing within a reasonable period of time after ZEOLYST’s request.

ARTICLE 3 - Licenses to ZEOLYST by SPACE

3.1 For the consideration stated in Article 8, SPACE hereby grants to ZEOLYST a non-exclusive, non-transferable (except as herein provided) license under SPACE Patent Rights and the right to use Contributed Know-how to make, have made, and sell ZEOLITE PRODUCTS throughout the United States, its territories and possessions with the right to grant sublicenses to ZEOLYST Affiliates and to customers of ZEOLYST and ZEOLYST Affiliates but only to the extent such customers require a sublicense to enable them to use ZEOLITE PRODUCTS to produce END PRODUCTS and with the further right to authorize customers of ZEOLYST and ZEOLYST Affiliates to export END PRODUCTS made thereunder to any point in the world.

3.2 The rights and licenses granted in paragraph 3.1 will be subject to any terms, conditions and/or obligations imposed on SPACE by a Third Party. Without prejudice to Article 9 hereof, SPACE will advise ZEOLYST of any such terms, conditions and/or obligations in a timely manner. ZEOLYST may, at its option, decline to accept any license having any terms, conditions and/or obligations imposed thereon by a Third Party.

3.3 This Article 3 shall not be construed to require SPACE to grant any right or license when such grant is prohibited by an agreement with any Third Party.

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ARTICLE 4 - Access/Disclosure of ZEOLYST Know-how by ZEOLYST to SPACE

4.1(a) ZEOLYST agrees that SPACE will have access without payment under this Agreement to ZEOLYST Know-how which ZEOLYST is free to disclose and which SPACE requests.

(b) However, where relevant, such access will be subject to the terms, conditions and/or obligations (if any) imposed on ZEOLYST by any Third Party. Without prejudice to Article 9 hereof ZEOLYST will advise SPACE of any such terms, conditions and/or obligations in a timely manner. SPACE may, at its option, decline to accept any ZEOLYST Know-how having any terms, conditions and/or obligations imposed thereon by a Third Party.

(c) At SPACE’S request and insofar as reasonably possible, such ZEOLYST Know-how shall be made available to SPACE in the form of documents. At SPACE’S request, oral explanations of such ZEOLYST Know-how will be provided.

4.2 If SPACE wishes to know whether ZEOLYST and/or any ZEOLYST Affiliate is in possession of any additional ZEOLYST Know-how to which it is entitled to have access under paragraph 4.1, SPACE shall make such a request in writing to ZEOLYST, and ZEOLYST shall respond to SPACE’S request in writing within a reasonable period of time ater SPACE’S request.

ARTICLE 5 - Licenses to SPACE by ZEOLYST

5.1 For the consideration stated in Article 8, ZEOLYST hereby grants to SPACE an irrevocable, royalty-free (except as provided in Article 5.2), non-exclusive, non-transferable (except as herein provided) license under ZEOLYST Patent Rights and the right to use ZEOLYST Know-how to make, have made, use and sell CATALYST PRODUCTS with the right to grant sublicenses to SPACE Affiliates, to SPACE Associates but only to the extent SPACE Associates require a sublicense to market CATALYST PRODUCTS and to customers of SPACE, SPACE Affiliates and SPACE Associates but only to the extent such customers require a sublicense to enable them to use CATALYST PRODUCTS to produce END PRODUCTS and with the further right to authorize customers of SPACE, SPACE Affiliates and SPACE Associates to export END PRODUCTS made thereunder to any point in the world.

5.2 During the term of this Agreement, the right to make and have made CATALYST PRODUCTS granted in paragraph 5.1 shall be subject to a reasonable royalty to be determined by good faith negotiations between the parties.

5.3 The rights and licenses granted in paragraph 5.1 will be subject to any terms, conditions and/or obligations imposed on ZEOLYST by a Third Party. Without prejudice to Article 9 hereof, ZEOLYST will advise SPACE of any such terms, conditions and/or obligations in a timely manner. SPACE may, at its option, decline to accept any license having any terms, conditions and/or obligations imposed thereon by a Third Party.

5.4 During the term of this Agreement the rights and licenses granted in paragraph 5.1, with respect to the United States, its territories and possessions, shall be limited to use in areas outside of Designated Use Areas and Accepted Business Opportunities.

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5.5 This Article 5 shall not be construed to require ZEOLYST to grant any right or license when such grant is prohibited by an agreement with any Third Party.

ARTICLE 6 - Confidentiality of Contributed Know-how

6.1 ZEOLYST agrees to maintain (and to undertake to obligate its Affiliates and sublicensees to maintain) the confidentiality of Contributed Know-how, except where disclosure of publication is necessary for medical, health or environmental reasons or is required by a government agency or a court of law or is otherwise necessary to the conduct of its business.

6.2 ZEOLYST, its Affiliates and sublicensees shall not use Contributed Know-how except in conduct of their business.

6.3 The provisions of this Article 6 shall continue in effect until such time as the Contributed Know-how becomes part of the public domain by publication or otherwise, and shall survive any prior termination of this Agreement.

ARTICLE 7 - Confidentiality of ZEOLYST Know-how

7.1 SPACE agrees to maintain (and to undertake to obligate its Affiliates and sublicensees to maintain) the confidentiality of ZEOLYST Know-how, except where disclosure of publication is necessary for medical, health or environmental reasons or is required by a government agency or a court of law or is otherwise reasonably necessary to the conduct of its business.

7.2 The provisions of this Article 7 shall not apply to information or data that:

a.	is at the time of disclosure or thereafter becomes in the public domain by publication or otherwise, through no breach or fault on the part of SPACE; or

b.	is in the possession of SPACE at the time of disclosure; or

c.	is received in good faith by SPACE from a Third Party having having a bona fide right to disclose the information and who did not require SPACE to hold such information in confidence; or

d.	is, as can be verified by written documentation, subsequently developed by employees or consultants of SPACE independent of disclosure hereunder,

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it being understood that specific ZEOLYST Know-how disclosed under this Agreement shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general know-how within one of the above exceptions.

ARTICLE 8 - Consideration

8.1 The consideration provided by SPACE for this Agreement is the provision of Contributed Know-how and SPACE Patent Rights hereunder and the consideration provided by ZEOLYST is the provision of ZEOLYST Know-how, ZEOLYST Patent Rights and the Partnership cash income before tax shared with SPACE pursuant to Paragraph 5.5 of the Partnership Agreement in recognition of their technology contribution.

ARTICLE 9 - Warranties

9.1 It is understood and agreed between SPACE and ZEOLYST that there shall be no warranty, express or implied, as to the accuracy, correctness, suitability, completeness, utility, soundness, reliability, fitness for a particular purpose, scope or validity of Contributed Know-how and/or SPACE Patent Rights, or as to the freedom from infringement of any Third Party patents, by the use of such Contributed Know-how or SPACE Patent Rights. ALL CONTRIBUTED KNOW-HOW AND SPACE PATENT RIGHTS ARE MADE AVAILABLE HEREUNDER TO ZEOLYST ON AN “AS IS” BASIS WITHOUT WARRANTY. ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE, ARE EXCLUDED HEREUNDER. The use by ZEOLYST of Contributed Know-how and SPACE Patent Rights shall solely be at ZEOLYST’s risk and SPACE shall not be liable to ZEOLYST for any damage or loss of any nature (including injury to or death of persons) resulting from inaccuracy, incorrectness, unsuitability, incompleteness, lack of utility, unsoundness unreliability, lack of fitness for a particular purpose, lack of scope or lack of validity.

9.2 It is understood and agreed between SPACE and ZEOLYST that there shall be no warranty, express or implied, as to the accuracy, correctness, suitability, completeness, utility, soundness, reliability, fitness for a particular purpose, scope or validity of ZEOLYST Know-how and/or ZEOLYST Patent Rights, or as to the freedom from infringement of any Third Party patents, by the use of such ZEOLYST Know-how or ZEOLYST Patent Rights. ALL ZEOLYST KNOW-HOW AND ZEOLYST PATENT RIGHTS ARE MADE AVAILABLE HEREUNDER TO SPACE ON AN “AS IS” BASIS WITHOUT WARRANTY. ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE, ARE EXCLUDED HEREUNDER. The use by SPACE of ZEOLYST Know-how and ZEOLYST Patent Rights shall solely be at SPACE’S risk and ZEOLYST shall not be liable to SPACE for any damage or loss of any nature (including injury to or death of persons) resulting from inaccuracy, incorrectness, unsuitability, incompleteness, lack of utility, unsoundness unreliability, lack of fitness for a particular purpose, lack of scope or lack of validity.

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9.3 SPACE represents and warrants that it has acquired or will acquire from SHELL:

a)	all transferable technical information and data (other than SHELL patent rights) which are within the scope of the DUAs and which are owned or controlled by SHELL on the Effective Date, or which are acquired thereafter by SHELL during the term of this Agreement which are related to ZEOLITE PRODUCTS, including, but not limited to, information and data relating to research, development, technical service, manufacture, modification, use, sale and marketing pertaining to ZEOLITE PRODUCTS, and

b)	all inventions and all patent rights appertaining thereto (including the right to file patent applications, and the applications and all patents and utility models which may be issued thereon) in any country which are within the scope of the DUAs which are owned or controlled by SHELL on the Effective Date, or which are acquired thereafter by SHELL during the term of this Agreement;

under terms and conditions necessary to satisfy the obligations of SPACE under this Agreement.

ARTICLE 10 - Liabilities/Indemnification

10.1 Neither party shall be responsible to the other party for any damage or loss of any nature (including injury to or death of persons) sustained by such other party arising out of negligence, strict liability or any other cause of action in connection with or related to, or arising out or a) the performance by the first party of its obligations under this Agreement or b) the exercise by the first party of rights pursuant to this Agreement. Neither party shall be responsible to the other for Third Party claims brought against the other party arising out of negligence, strict liability or any other cause of action in connection with or related to, or arising out of a) the performance by either party of its duties under this Agreement or b) the exercise by either party of rights pursuant to this Agreement. Each party shall during the term of this Agreement and at any time thereafter keep the other party fully indemnified against any claim, demand, action, or proceeding arising out of negligence, strict liability or any other cause of action brought against such other party by any Third Party if any such claim, demand, action, or proceeding is brought in connection with, relates to, or arises out of a) the performance by the first party of its obligations under this Agreement or b) the exercise by the first party of rights pursuant to this Agreement.

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10.2 The provisions of this Article 10 shall apply to the Affiliates, Associates, licensees, sublicensees, and subcontractors of the parties to whom the party concerned has assigned or transferred rights or delegated or contracted the performance of obligations under this Agreement.

ARTICLE 11 - Termination

11.1 This Agreement shall take effect on its Effective Date and shall continue in effect until terminated pursuant to Article 16 of the Partnership Agreement.

11.2 The grant to SPACE under Article 5, the confidentiality provisions of Article 6, the warranty provisions of Article 9 and the liability and indemnity provisions of Article 10 survive termination of this Agreement.

11.3 Upon termination of this Agreement, the grants to ZEOLYST under Article 3.1 will extend until the supply commitments of SPACE under Article 16 of the Partnership Agreement expire.

ARTICLE 12 - Amendment

12.1 Neither party shall claim any amendment, modification, or rescission of any provisions hereof unless such amendment, modification or rescission is in writing, signed by both parties, and specifically refers to the provisions of the Agreement which it purports to amend, modify or rescind.

ARTICLE 13 - Assignment

13.1 This Agreement may not be assigned by either party without the prior written consent of the other party, except, however, that either party may assign this Agreement to a wholly owned subsidiary.

ARTICLE 14 - Export Control

14.1 Each party to this agreement understands and recognizes that the technology made available hereunder and the products thereof may by subject to the Export Control Regulations of the United States Department of Commerce and other United States Government regulations relating to the export of technical data and equipment and products produced therefrom. To the extent such regulations apply to technology made available hereunder, each party agrees that it will conform to such Export Control Regulations and other United States Government regulations.

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ARTICLE 15 - Trademarks

15.1 Neither party shall utilize the name or trademarks of the other party or its Affiliates or Associates in any way or connect the same with any technology or product without obtaining the written consent of the other party.

IN WITNESS THEREOF, the parties hereto have cause this Agreement to be executed as of the date set forth above.

SHELL POLYMERS AND CATALYST ENTERPRISES INCORPORATED

By:
Title:

ZEOLYST ENTERPRISES

By:
Title:

12

March 15, 1988

Exhibit No. 12

RESEARCH AND DEVELOPMENT AGREEMENT

This is an Agreement effective the 16th day of March, 1988, by and between Shell Oil Company, a Delaware corporation (hereinafter referred to as “SHELL”), and PQ Corporation, a Pennsylvania corporation (hereinafter referred to as “PQ”).

WHEREAS, Shell Polymers and Catalysts Enterprises Inc., a wholly owned subsidiary of SHELL (hereinafter referred to as “SPACE”) and PQ have created Zeolyst Enterprises (hereinafter referred to as “ZEOLYST”) as a partnership to manufacture and market zeolites and zeolite-containing catalysts.

WHEREAS, SHELL and PQ individually have experience and expertise in the area of zeolite and zeolite-containing catalyst development, production and marketing.

WHEREAS, SHELL and PQ are interested in cooperating with each other within certain Designated Use Areas (hereinafter referred to as “DUA(s)”) and certain Accepted Business Opportunity(ies) (hereinafter referred to as “ABO(s)”) to develop zeolites and zeolite-containing catalysts to be manufactured and marketed by ZEOLYST.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein set forth, the parties hereto agree:

ARTICLE 1 - DEFINITIONS

1.1 “Designated Use Area” or “DUA” shall mean an application area for any zeolite or zeolite-containing catalyst which has been designated by the parties hereto, or is later designated by the parties pursuant to Paragraph 5.1 of the Partnership Agreement, and is subsequently incorporated by amendment herein upon agreement by the parties hereto. DUA does not mean a specific zeolite or zeolite-containing catalyst, but encompasses the process which uses any zeolite or zeolite-containing catalyst in an application area. As of the Effective Date of this Agreement, the following DUAs are within the scope of this Agreement:

a. “C5/C6 ISOMERIZATION DUA” shall mean a process in which the primary intent is the isomerization of normal C5 and C6 paraffins to branched C5 and C6 paraffins.

b. “HYDROCRACKING DUA” shall mean a process in which the primary intent is the hydroconversion of distillate feedstocks from crude oil (atmospheric or vacuum fractionation), or distillate feedstocks produced from crude oil fractions in other conversion processes, to liquid products with a significantly lower average molecular weight.

c. “CATALYTIC DEWAXING DUA” shall mean a process in which the primary intent is the improvement of low temperature flow properties of distillate fuels and lubricating oil stocks by the hydroconversion of high melting point hydrocarbons contained therein through means of molecularly shape-selective catalytic hydrocracking; a process which results in reduction of the molecular weight of the high melting point hydrocarbons and permits their separation from the stock by distillation.

d. “DISTILLATE DEEP HYDROGENATION DUA” shall mean a process in which the primary intent is the reduction of the contents of aromatic hydrocarbons and/or functionalized aromatic compounds in a hydrocarbon stock to levels that permit its use in higher value applications, for which its original contents of these species would have made it unsuitable or less suitable. It is intended that the aromatics content reduction be achieved with minimal molecular weight reduction of the hydrocarbon stock.

1.2 “Accepted Business Opportunity” or “ABO” shall mean a business opportunity related to zeolites and/or zeolite-containing catalysts which has been agreed to by the parties pursuant to Paragraph 5.2 of the Partnership Agreement, and is subsequently incorporated by amendment herein upon agreement by the parties hereto.

1.3 “Confidential Know-how” shall mean proprietary technical know-how, information and data (other than Patent Rights) which are within the scope of Designated Use Areas and Accepted Business Opportunities incorporated herein, including information related to the properties of zeolites and zeolite-containing catalysts and their use as well as information related to zeolite and zeolite-containing catalyst development, production and marketing, which is disclosed in writing or other tangible form and identified as being confidential, by the disclosing party to the receiving party, or which, if not initially disclosed in writing, is subsequently confirmed as confidential in writing within forty-five (45) days after disclosure.

1.4 “Patent Rights” shall mean all inventions and all patent rights appertaining thereto (including the right to file patent applications, and the applications and all patents and utility models which may be issued therefrom) in any country which are made, or which are acquired pursuant to this Agreement.

1.5 As used herein, “zeolite(s)” shall mean any synthetic molecular sieve, consisting of an infinitely extending, three-dimensional network of AlO4 and SiO4 tetrahedra linked by the sharing of oxygen atoms, including synthetic molecular sieves in which the Al and Si have been replaced with other atoms, including but not limited to Fe or Ga.

1.6 “END PRODUCTS” shall mean the chemical lubricants or fuel products which are the result of a process that utilizes zeolites or zeolite-containing catalysts to modify chemical, petrochemical or oil feedstocks in said process.

1.7 “CATALYTIC PRODUCTS” shall mean zeolite-containing catalysts, including precursors thereto but shall not include zeolites per se unless the zeolite per se is a precursor or is used as the catalyst.

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1.8 “ZEOLITES” shall mean zeolite(s), including precursors thereto but shall not include zeolite-containing catalysts, zeolites purposefully mixed with any other materials such as, for example, but not limited to alumina, silica and mullite, or zeolites having catalytically active metals or metal ions incorporated therein or thereon.

1.9 “SHELL ZEOLITES” shall mean ZEOLITES wherein the composition, synthesis and/or manufacture is based primarily on SHELL Confidential Know-how.

1.10 “PQ ZEOLITES” shall mean ZEOLITES wherein the composition, synthesis and/or manufacture is based primarily on PQ Confidential Know-how.

1.11 “SHELL” shall mean Shell Oil Company, a Delaware corporation, and its divisions, Shell Chemical Company and Shell Development Company.

1.12 “Affiliate”, when applied to SHELL, shall mean any company (including a corporation, partnership, joint venture, or other association) other than SHELL, which is now or subsequently becomes directly or indirectly affiliated with SHELL.

For the purposes of this definition, a particular company is:

(a)	directly affiliated with SHELL if SHELL holds fifty percent (50%) or more of the shares carrying the right to vote at a general meeting, or its equivalent, of the particular company, and

(b)	indirectly affiliated with SHELL if a series of companies can be specified beginning with SHELL and ending with the particular company of the series, so related that each company of the series, except SHELL, is directly affiliated with one or more companies in the series.

1.13 “Associate”, when applied to SHELL, shall mean N. V. Koninklijke Nederlandsche Petroleum Maatschaappij, a Netherlands company, The “Shell” Transport and Trading Company, p.l.c., an English company, or any other company (including a corporation, partnership, joint venture, or other association) other than SHELL and SHELL Affiliates which is now or subsequently becomes directly or indirectly affiliated with the first two mentioned companies or either of the (hereinafter the “Parent Company or Companies”).

For the purposes of this definition, a particular company is:

(a)	directly affiliated with a company if a company holds/hold fifty percent (50%) or more of the shares carrying the right to vote at a general meeting, or its equivalent, of the particular company, and

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(b)	indirectly affiliated with a Parent Company or Companies if one or more series of companies can be specified beginning with the particular company or companies and ending with the Parent Company or Companies wherein the Parent Company or Companies through one or more of the series of companies holds/hold shares that permit the Parent Company or Companies to vote or control the vote of fifty percent (50%) or more of the shares at a general meeting, or its equivalent, of the particular company.

1.14 “PQ” shall mean PQ Corporation, a corporation of Pennsylvania.

1.15 “Affiliate”, when applied to PQ, shall mean any company (including a corporation, partnership, joint venture, or other association) other than PQ, which is now or subsequently becomes directly or indirectly affiliated with PQ.

For the purposes of this definition, a particular company is:

(a)	directly affiliated with PQ if PQ holds fifty percent (50%) or more of the shares carrying the right to vote at a general meeting, or its equivalent, of the particular company, and indirectly affiliated with PQ if a series of companies can be specified beginning with PQ and ending with the particular company of the series, so related that each company of the series, except PQ, is directly affiliated with one or more companies in the series.

1.16 “Third Party” shall mean any party other than SHELL and PQ.

1.17 “ZEOLYST” shall mean that general partnership created by the Partnership Agreement.

1.18 “Partnership Agreement” shall mean that Agreement by and between SPACE and PQ dated                    , which creates the general partnership between SPACE and PQ.

1.19 “Effective Date” shall mean the date recited in the first paragraph of this agreement.

ARTICLE 2 - PURPOSE

2.1 The purpose of this Agreement is to allow SHELL and PQ to cooperate with each other within the DUAs and within specified ABOs to develop improved performance products to be manufactured and marketed by ZEOLYST.

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ARTICLE 3 - CONFIDENTIALITY OF KNOW-HOW

3.1 It is understood that for any sample(s) provided pursuant to this Agreement, the providing party shall furnish the receiving party with a written itemization of any properties and characteristics of said sample(s) which the providing party deems as Confidential Know-how hereunder. It is further understood that such deemed Confidential Know-how shall not include specific properties and characteristics of sample(s) which have been requested by the receiving party, or which are based on information disclosed by the receiving party.

3.2 Each of the parties agrees to give the other party’s Confidential Know-how the same degree of protection that it gives its own Confidential Know-how and, unless written consent of the disclosing party is obtained, not to disclose any of the Confidential Know-how to any Third Party for a period of ten (10) years after the date of disclosure or ten (10) years after the termination of ZEOLYST, whichever last occurs. This requirement for confidentiality and restriction on disclosure shall not apply to know-how which:

a.	is at the time of disclosure or thereafter becomes in the public domain by publication or otherwise, through no breach or fault on the part of SHELL or PQ; or

b.	is in the possession of SHELL or PQ at the time of disclosure; or

c.	is received in good faith by SHELL or PQ from a Third Party having a bona fide right to disclose the information and who did not require SHELL or PQ to hold such information in confidence; or

d.	is, as can be verified by written documentation, subsequently developed by employees or consultants of SHELL or PQ independent of disclosure hereunder,

it being understood that specific Confidential Know-how disclosed under this Agreement shall not be deemed to be within the scope of the foregoing exceptions merely because such information is embraced by more general know-how within one of the above exceptions.

ARTICLE 4 - USE OF KNOW-HOW

4.1 Neither SHELL nor PQ may utilize any of the Confidential Know-how disclosed by the other party under this Agreement except for the purposes of this Agreement or as permitted by an agreement between the parties, for a period of ten (10) years after the date of disclosure or ten (10) years after the termination of ZEOLYST, whichever last occurs. Consent for disclosure shall not be unreasonably withheld for purposes of patent procurement pursuant to Article 6. The restrictions on the use of Confidential Know-how contained in this section shall be subject to the exceptions contained in Article 3.2.

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4.2 Neither party may provide or make available to any Third Party sample(s) provided by the other party pursuant to this Agreement without the other party’s written consent.

ARTICLE 5 - PATENTABLE INVENTIONS

5.1 For any inventions made under this Agreement, the parties hereto agree that inventorship of any inventive concept or subject matter shall be determined in accordance with United States Patent Law and practice.

5.2 Each of the parties hereto shall promptly bring to the other party’s attention what it considers to be the basis for an invention made under this Agreement.

5.3 Within thirty (30) days after the termination of this Agreement, each of the parties shall bring to the attention of the other party any inventions made under this Agreement which have not previously been brought to the attention of the other party in accordance with the provisions of Article 5.2.

5.4 For a period of three (3) years subsequent to the termination of this Agreement, the parties hereto shall have a continuing obligation to bring to the other party’s attention any invention made under this Agreement.

5.5 For any invention relating to Patent Rights under this Agreement, each of the parties hereto shall notify the other party at least thirty (30) days prior to the filing of each first-to-be-filed patent application on said invention and provide a copy of the proposed application.

ARTICLE 6 - OWNERSHIP OF PATENTS

6.1 The Patent Rights to any invention made solely by the employees of either of the parties shall be owned by the party whose employees made the invention.

6.2 The Patent Rights to any invention made jointly by employees of SHELL and PQ and which is based primarily on PQ Confidential Know-how shall be owned by PQ.

6.3 The Patent Rights to any invention made jointly by employees of SHELL and PQ and which is based primarily on SHELL Confidential Know-how shall be owned by SHELL.

6.4 The Patent Rights to any invention related to the composition, synthesis and/or manufacture of ZEOLITES which is made jointly by employees of SHELL and PQ and which is based on both SHELL and PQ Confidential Know-how shall be owned by PQ unless, however, the Patent Rights relate to SHELL ZEOLITES, in which case the Patent Rights shall be owned by SHELL.

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6.5 The Patent Rights to any invention related to the composition, synthesis and/or manufacture of CATALYTIC PRODUCTS which is made jointly by employees of SHELL and PQ and which is based on both SHELL and PQ Confidential Know-how shall be owned by SHELL.

6.6 The Patent Rights to any invention related to the composition, synthesis and/or manufacture of ZEOLITES which is made jointly by employees of SHELL and PQ and which is based on neither SHELL nor PQ Confidential Know-how shall be owned by PQ.

6.7 The Patent Rights to any invention related to the composition, synthesis and/or manufacture of CATALYTIC PRODUCTS which is made jointly by employees of SHELL and PQ and which is based on neither SHELL nor PQ Confidential Know-how shall be owned by SHELL.

ARTICLE 7 - LICENSE UNDER PATENTS

7.1 SHELL grants to PQ an irrevocable, royalty-free, non-exclusive, non-transferable (except as herein noted) license under the Patent Rights owned by SHELL pursuant to Articles 6.3, 6.5 and 6.7 hereunder, to make, have made, use and sell ZEOLITES in the United States, its territories and possessions, with the right to extend sublicenses to Affiliates of PQ, customers of PQ and customers of Affiliates of PQ but only to the extent such customers require a sublicense to enable them to use ZEOLITES to produce END PRODUCTS and with the further right to authorize customers of PQ and customers of Affiliates of PQ to export END PRODUCTS made thereunder to any point in the world. Notwithstanding the above, PQ shall not receive a license under any Patent Rights owned by SHELL and based on SHELL Confidential Know-how to make, have made, use or sell SHELL ZEOLITES.

7.2 PQ grants to SHELL an irrevocable, royalty-free, non-exclusive, non-transferable (except as herein noted) license under the Patent Rights owned by PQ pursuant to Articles 6.2, 6.4 and 6.6 hereunder, to make and have made in the United States, its territories and possessions, and to use and sell CATALYTIC PRODUCTS worldwide, with the right to extend sublicenses to Affiliates of SHELL, customers of SHELL and customers of Affiliates and Associates of SHELL but only to the extent such customers require a sublicense to enable them to use CATALYTIC PRODUCTS to produce END PRODUCTS, with the further right to extend sublicenses to Associates of SHELL but only to the extent Associates of SHELL require a sublicense to market CATALYTIC PRODUCTS, and with the further right to authorize customers of SHELL, customers of Affiliates of SHELL and customers of Associates of SHELL to export END PRODUCTS made thereunder to any point in the world. Notwithstanding the above, SHELL shall not receive a license under any Patent Rights owned by PQ and based on PQ Confidential Know-how to make or have made PQ ZEOLITES.

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7.3 During the term of the Partnership Agreement, neither party shall use the licenses granted in Articles 7.1 and 7.2 above to compete, either directly or indirectly, with PARTNERSHIP without the express written approval of the Management Committee (as the terms “PARTNERSHIP” and “Management Committee” are defined in the Partnership Agreement).

ARTICLE 8 - GENERAL

8.1 It is understood that this Agreement shall not be construed as granting either party any license or rights except as herein noted.

ARTICLE 9 - TERMINATION

9.1 This Agreement shall automatically terminate upon termination of ZEOLYST or upon mutual agreement of the parties, whichever first occurs.

9.2 The confidentiality provisions of Article 3, the non-use provisions of Article 4 and the licensing provisions of Article 7 survive termination of this Agreement.

ARTICLE 10 - ENTIRETY

10.1 This Agreement merges and supercedes the Cooperation Agreement dated July 15, 1987, between SHELL and PQ.

ARTICLE 11 - AMENDMENT

11.1 Neither party shall claim any amendment, modification, or rescission of any provisions hereof unless such amendment, modification or rescission is in writing, signed by both parties, and specifically refers to the provisions of this Agreement which it purports to amend, modify or rescind.

11.2 DUAs in addition to those specified in Article 1.1 of this Agreement and ABOs in which research and development cooperation has been requested by ZEOLYST are, upon agreement by SHELL and PQ, to be incorporated herein, with said agreement being signified by an amendment hereto executed by both parties.

ARTICLE 12 - NOTICES

12.1 All communications between the parties which may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and mailed by registered or certified mail or overnight courier, postage and delivery costs prepaid, or sent by telex or facsimile transmission to the following addresses, or to such other addresses as the sending parties may theretofore been given proper notice:

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Shell Oil Company

Patents and Licensing

One Shell Plaza

P.O. Box 2463

Houston, Texas 77252-2463

PQ Corporation

Valley Forge Executive Mall

P.O. Box 840

Valley Forge, Pennsylvania 19482

ARTICLE 13 – ASSIGNMENT

13.1 This Agreement may not be assigned by either party without the prior written consent of the other party except, however, that either party may assign this Agreement to its wholly owned subsidiary.

ARTICLE 14 – EXPORT CONTROL

14.1 Each party to this Agreement understands and recognizes that the technology made available hereunder and the products thereof may be subject to the Export Control Regulations of the United States Department of Commerce and other United States Government regulations relating to the export of technical data and equipment and products produced therefrom. To the extent such regulations apply to technology made available hereunder, each party agrees that it will conform to such Export Control Regulations and other United States Government regulations.

IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above.

SHELL OIL COMPANY

By:
Title:

PQ CORPORATION

By:
Title:

PJM: fcs

9

March 15, 1988

Exhibit No. 13

CONFIDENTIAL DISCLOSURE AGREEMENT

This is an Agreement effective the 16th day of March, 1988, by and between Shell Oil Company, a Delaware corporation (hereinafter referred to as “SHELL”), and PQ Corporation, a Pennsylvania corporation (hereinafter referred to as “PQ”).

WHEREAS, SPACE and PQ have created Zeolyst Enterprises (hereinafter referred to as “ZEOLYST”) as a partnership to manufacture and market zeolites and zeolite-containing catalysts.

WHEREAS, SHELL and PQ have entered into a Research and Development Agreement dated March 16, 1988 to develop zeolites and zeolite-containing catalysts suitable for manufacturing and marketing by ZEOLYST within certain Designated Use Areas (DUAs).

WHEREAS, SHELL and PQ are interested in exchanging proprietary information in order to explore the possibilty of creating additional Designated Use Areas (DUAs) and to explore additional business opportunities for ZEOLYST relating to zeolites and zeolite-containing catalysts.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein set forth, the parties hereto agree:

ARTICLE 1 – DEFINITIONS

1.1 “Confidential Know-how” shall mean proprietary information related to the properties of zeolites and zeolite-containing catalysts and their use as well as information related to zeolite and zeolite-containing catalyst development, production and marketing and other business aspects which is disclosed in writing or other tangible form and identified as being confidential, by the disclosing party or on behalf of the disclosing party to the receiving party, or which, if not initially disclosed in writing, is subsequently confirmed as confidential in writing within forty-five (45) days after disclosure.

1.2 “SHELL” shall mean Shell Oil Company, a Delaware corporation, including its divisions, Shell Chemical Company and Shell Development Company.

1.3 “SPACE” shall mean Shell Polymers and Catalyst Enterprises Inc., a wholly owned subsidiary of Shell Oil Company.

1.4 “PQ” shall mean PQ Corporation, a Pennsylvania corporation.

1.5 “ZEOLYST” shall mean that general partnership created by the Partnership Agreement.

1.6 “Designated Use Area” or “DUA” shall mean an application area for any zeolite or zeolite-containing catalyst which has been designated by the parties hereto, or is later designated by the parties pursuant to Paragraph 5.1 of the Partnership Agreement and which is automatically incorporated by amendment herein. DUA does not mean a specific zeolite or zeolite-containing catalyst, but encompasses the process which uses any zeolite or zeolite-containing catalyst in an application area. As of the Effective Date of this Agreement, the following DUAs are within the scope of this Agreement:

a. “C5/C6 ISOMERIZATION DUA” shall mean a process in which the primary intent is the isomerization of normal C5 and C6 paraffins to branched C5 and C6 paraffins.

b. ‘‘HYDROCRACKING DUA” shall mean a process in which the primary intent is the hydroconversion of distillate feedstocks from crude oil (atmospheric or vacuum fractionation), or distillate feedstocks produced from crude oil fractions in other conversion processes, to liquid products with a significantly lower average molecular weight.

c. “CATALYTIC DEWAXING DUA” shall mean a process in which the primary intent is the improvement of low temperature flow properties of distillate fuels and lubricating oil stocks by the hydroconversion of high melting point hydrocarbons contained therein through means of molecularly shape-selective catalytic hydrocracking; a process which results in reduction of the molecular weight of the high melting point hydrocarbons and permits their separation from the stock by distillation.

d. “DISTILLATE DEEP HYDROGENATION DUA” shall mean a process in which the primary intent is the reduction of the contents of aromatic hydrocarbons and/or functionalized aromatic compounds in a hydrocarbon stock to levels that permit its use in higher value applications, for which its original contents of these species would have made it unsuitable or less suitable. It is intended that the aromatics content reduction be achieved with minimal molecular weight reduction of the hydrocarbon stock.

1.7 “Accepted Business Opportunity” or “ABO” shall mean a business opportunity related to zeolites and/or zeolite-containing catalysts which has been agreed to by the parties pursuant to Paragraph 5.2 of the Partnership Agreement and which is automatically incorporated by amendment herein.

1.8 As used herein, “zeolite(s)” shall mean any synthetic molecular sieve, consisting of an infinitely extending, three-dimensional network of AlO4 and SiO4 tetrahedra linked by the sharing of oxygen atoms, including synthetic molecular sieves in which the Al and Si have been replaced with other atoms, including but not limited to Fe or Ga.

1.9 “Effective Date” shall mean the date recited in the first paragraph of this agreement.

1.10 “Research and Development Agreement” shall mean the Research and Development Agreement between SHELL and PQ dated MARCH 16, 1988.

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1.11 “Partnership Agreement” shall mean that Agreement by and between SPACE and PQ dated February 1, 1988, which creates the general partnership between SHELL and PQ.

ARTICLE 2 – PURPOSE

2.1 The purpose of this Agreement is to allow SHELL and PQ to exchange Confidential Know-how which could lead to the establishment of Designated Use Areas in addition to those previously designated by SPACE and PQ pursuant to Paragraph 5.1 of the Partnership Agreement and Accepted Business Opportunities pursuant to Paragraph 5.2 of the Partnership Agreement, which DUAs and ABOs will be incorporated therein by amendment.

ARTICLE 3 - EXCHANGE OF KNOW-HOW

3.1 PQ, at its discretion, shall submit zeolite sample(s) and other Confidential Know-how to SHELL in order to evaluate suitability for the purpose designated in Article 2 hereof. The number, frequency and size of such sample(s) shall be mutually agreed upon.

3.2 SHELL shall disclose to SPACE and PQ information relating to its evaluation of sample(s) and other Confidential Know-how which shall allow ZEOLYST to evaluate the potential creation of new Designated Use Area(s) and Accepted Business Opportunity(ies) pursuant to Article 2 hereof.

3.3 SHELL and PQ shall submit such Confidential Know-how as is required under the Partnership Agreement to allow ZEOLYST and the other party to evaluate the creation of a Designated Use Area or an Accepted Business Opportunity.

ARTICLE 4 – CONFIDENTIALITY OF KNOW-HOW

4.1 It is understood that for any sample(s) provided pursuant to this Agreement, the providing party shall furnish the receiving party with a written itemization of any properties and characteristics of said sample(s) which the providing party deems as Confidential Know-how hereunder. It is further understood that such deemed Confidential Know-how shall not include specific properties and characteristics of sample(s) which have been requested by the receiving party, or which are based on information disclosed by the receiving party.

4.2 Each of the parties agrees to give the other party’s Confidential Know-how hereunder the same degree of protection that it gives its own Confidential Know-how and, unless written consent of the disclosing party is obtained, not to disclose any of the Know-how designated in writing as confidential by the disclosing party to any third party. This requirement for confidentiality and restriction on disclosure shall not apply to know-how which:

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a.	is at the time of disclosure or thereafter becomes in the public domain by publication or otherwise, through no breach or fault on the part of SHELL or PQ; or

b.	is in the possession of SHELL or PQ at the time of disclosure; or

c.	is received in good faith by SHELL or PQ from a third party having a bona fide right to disclose the information and who did not require SHELL or PQ to hold such information in confidence; or

d.	is, as can be verified by written documentation, subsequently developed by employees or consultants of SHELL or PQ independent of the disclosure hereunder,

it being understood that specific Confidential Know-how disclosed under this Agreement shall not be deemed to be within the scope of the foregoing exceptions merely because such information is embraced by more general know-how within one of the exceptions.

4.3 Notwithstanding the provisions of Article 4.2, SHELL may disclose Confidential Know-how received from PQ under this Agreement to SPACE and ZEOLYST provided each agrees to be bound by the terms of confidentiality and non-use set forth in this Agreement, as indicted by execution of Addendums 1 and 2, which are attached hereto.

4.4 Notwithstanding the provisions of Article 4.2, PQ may disclose Confidential Know-how received from SHELL under this Agreement to ZEOLYST provided it agrees to be bound by the terms of confidentiality and non-use set forth in this Agreement, as indicated by execution of Addendum 2 which is attached hereto.

4.5 Neither of the parties may utilize any of the Confidential Know-how disclosed by the other party under this Agreement for any purpose other than that specified in Article 2 hereof, except as permitted by agreement in writing between the parties.

4.6 In the event that Confidential Know-how disclosed hereunder is encompassed within a later designated DUA or ABO, then the confidentiality provisions of the Research and Development Agreement shall apply thereto. For all other Confidential Know-how, the provisions of non-disclosure and restrictions on use under Articles 4.2 and 4.5 shall remain in effect for a period of three (3) years after the date of disclosure.

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ARTICLE 5 - GENERAL

5.1 It is understood that nothing in this Agreement shall limit the right of either party to utilize its own know-how in any manner whatsoever.

5.2 It is further understood that this Agreement shall not be construed as granting either party any license or other rights except as herein noted.

ARTICLE 6 - TERMINATION

6.1 This Agreement shall automatically terminate upon termination of ZEOLYST or upon mutual agreement of the parties, whichever first occurs.

6.2 The confidentiality and non-use provisions of Article 4 shall survive termination of this Agreement.

ARTICLE 7 - ENTIRETY

7.1 This Agreement sets forth the entire and only agreement between the parties with respect to the subject matter hereof and supercedes all previous understandings, negotiations, commitments, representations, and agreements with respect hereto.

ARTICLE 8 - NOTICES

8.1 All communications between the parties which may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and mailed by registered or certified mail or overnight courier, postage and delivery costs prepaid, or sent by telex or facsimile transmission to the following addresses, or to such other addresses as the parties may heretofore been given proper notice:

Shell Oil Company

Patents and Licensing

One Shell Plaza

P.O. Box 2463

Houston, Texas 77252-2463

PQ Corporation

Valley Forge, Executive Mall

P.O. Box 840

Valley Forge, Pennsylvania 19482

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ARTICLE 9 - EXPORT CONTROL

9.1 Each party to this Agreement understands and recognizes that the technology made available hereunder and the products thereof may be subject to the Export Control Regulations of the United States Department of Commerce and other United States Government regulations relating to the export of technical data and equipment and products produced therefrom. To the extent such regulations apply to technology made available hereunder, each party agrees that it will conform to such Export Control Regulations and other United States Government regulations.

IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above.

SHELL OIL COMPANY

By:
Title:

PQ CORPORATION

By:
Title:

6

ADDENDUM 1

In the event that SHELL transfers information to SPACE pursuant to Article 4.3 of this Agreement, SPACE agrees to be bound by the terms of confidentiality and non-use set forth in this Agreement.

Accepted and Agreed:

Shell Polymers and Catalyst Enterprises Inc.

By:
Title:

ADDENDUM 2

In the event that either SHELL or PQ transfers information to ZEOLYST pursuant to Articles 4.3 and 4.4 of this Agreement, ZEOLYST agrees to be bound by the terms of confidentiality and non-use set forth in this Agreement.

Accepted and Agreed:

ZEOLYST ENTERPRISES

By:
Title:

PJM: fcs

7

SERVICES AGREEMENT

BY

SHELL OIL COMPANY

THIS AGREEMENT, dated 1st day of February, 1988, between Shell Oil Company, a Delaware corporation and having an office at 900 Louisiana, Houston, Texas 77001 (hereinafter referred to as the “Shell”) and Zeolyst Enterprises, a general partnership organized and existing under the laws of the State of Kansas, having an address at Valley Forge Executive Mall, 500 East Swedesford, Valley Forge, Pennsylvania 19482 (hereinafter referred to as the “Partnership”).

WITNESSETH

WHEREAS, the Partnership has been formed between Shell Polymers and Catalyst Enterprises Inc. and PQ Corporation, a Pennsylvania corporation (hereinafter referred to as “PQ”) for the purposes of producing and marketing Zeolites and Zeolite-containing Catalysts as defined in the Partnership Agreement; and

WHEREAS, to support the Partnership, the parties desire that Shell provide certain services upon and as requested by Partnership; and

WHEREAS, Shell is willing to perform or cause to be performed said services;

Now therefore, in consideration of the premises and the mutual agreements hereinafter set forth, Shell and Partnership do hereby agree, as follows:

Shell’s Services

During the term of this Agreement, Shell will provide employees or otherwise make available other persons to perform such administrative and staff services including, but not limited to, consultative, accounting, legal, procurement, computer, employee relations, finance, public affairs, tax, and technical services relating to the business conducted by Partnership as Partnership may from time to time request. This Agreement shall not extend to services that would require Shell or its employees or agents (a) to perform any such acts which would submit Shell to the jurisdiction of a foreign country or (b) to be authorized to do business in any foreign jurisdiction.

Performance Obligations

During such time as Shell employees or employees of agents of Shell (Employees) are rendering services hereunder on behalf of Partnership, those Employees who are engaged in the performance of such services shall, unless otherwise provided in any separate agreement covering the services of any such Employees, remain employees of Shell or the agent of Shell respectively, and continue to be paid by and to enjoy the benefits to which they are entitled as Employees, if any.

The obligations of Shell and Employees to perform any such services shall be subject to the business requirements of Shell, but Shell shall use its best efforts, without discriminating against its own business, to provide Employees to perform such services.

Compensation

To the extent such services shall be furnished, payment therefor shall be made by Partnership to Shell, as reimbursement, at a rate to cover all direct costs (including, without limitation, salaries of the Employees providing the services, labor burden, out-of-pocket expenses, expenses for computers, materials and supplies, and for travel and living, etc.) plus all applicable indirect costs, all of which costs, whether direct or indirect, shall be determined in accordance with generally accepted accounting methods and practices, consistently applied.

Shell shall maintain adequate accounting records, which in reasonable detail fairly reflect the transactions contemplated hereunder, and shall maintain a system of internal controls, sufficient to provide reasonable assurances that the services are provided in accordance with this Agreement.

All related books and accounts of Shell applicable to the performance of its obligations hereunder shall at all reasonable times be open to inspection by auditors for Partnership, subject only to execution of proper confidentiality agreements.

Independent Contractor Status

Nothing contained in this Agreement shall constitute either party hereto the agent of the other party for any purpose. All Employees shall be engaged in a capacity as an independent contractor with full control over the manner and method of performance subject to the work authorizations of Partnership.

Standard of Care

While performing the services hereunder, Employees shall perform their duties in a manner they reasonably believe to be in the best interests of Partnership, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. In the event such standard of conduct is breached, Shell shall indemnify against liability or loss so occasioned.

Nothing contained in this Agreement shall be deemed to relieve either the partners or management of Partnership from the performance of their respective duties or limit the exercise of their powers and authority under the law.

Notices

Notice by either Shell or Partnership will be made only by mail or telegram addressed to the other party at its address first set forth above, and will be considered given as of the time it is deposited with the U.S. Postal Service or the telegraph company, postage or charges prepaid.

Assignability

(a)	This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and shall be assignable to the successors of substantially the entire business of either party relating to the subject matter of this Agreement. This Agreement shall not be otherwise assignable by either party without the written consent of the other party except, however,

(b)	Shell may assign this Agreement to a wholly-owned subsidiary thereof without the consent of, but with the prompt written notice to Partnership.

Except as herein provided no assignment to this Agreement shall be valid without assignment to and assumption by such successors and assigns of all the rights and obligations under this Agreement.

Governing Law

The parties hereto agree that this Agreement shall be construed and all questions relating thereto shall be determined in accordance with the laws of the State of Texas, without recourse to its conflicts of law principles.

Entirety/Modifications

This Agreement is intended to implement the intent of the Partners under the Partnership Agreement concerning the subject matter hereof. This Agreement, the Partnership Agreement and the other agreements referred to herein and in the Partnership Agreement constitute the entire agreement between the parties concerning the subject matter hereof and supersede any prior understanding or written or oral agreements respecting the subject matter of this Agreement. Neither this Agreement nor any agreements supplementing or amending this Agreement or any waiver hereunder will be binding unless signed by both parties, and performance prior to such execution shall not constitute a waiver of this requirement.

Headings

The headings used in this Agreement are for reference purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

Parties Bound

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, and assigns where permitted by law.

Severability

In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

Further Remedies

Pursuit by a party of any of the remedies available herein shall not preclude pursuit by it of any of the other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any amount due it or of any damages accruing by reason of the violation of any of the terms, provisions and covenants contained in this Agreement.

Waiver

No waiver by any party of the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other party from, performance of any other provision, condition or requirement herein; nor deemed to be a waiver of, or in any manner release the other party from future performance of the same provision, condition or requirement; nor shall any delay or omission by any party to exercise any right hereunder in any manner impair the exercise of any such right or any like right accruing to it thereafter.

Term

This Agreement, upon execution hereof, shall be effective as of the date hereof and shall continue in effect indefinitely thereafter, subject, however, to termination at any time by either party giving thirty (30) days written notice to the other.

Warranties

Shell warrants that the services provided pursuant to this Agreement shall be performed in a reasonably prudent and professional manner with the skill and expertise as is generally available in the Houston area for similar services. Shell also warrants that it will comply with all applicable laws and governmental regulations and orders. Except as set forth in this paragraph, THERE ARE NO OTHER WARRANTIES, EXPRESS OR IMPLED, INCLUDING BUT NOT LIMITED TO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

WHEREIN, the Parties execute this agreement which shall be effective on this the 16th day of March, 1988.

SHELL OIL COMPANY

By:
Title:

ZEOLYST ENTERPRISES

By:
Title: